UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Navigators Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

October 12, 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of The Navigators Group, Inc., a Delaware corporation (the “Company”), to be held on November 16, 2018, at 10:00 a.m. Eastern Time at the Company’s office at 400 Atlantic Street, Stamford, Connecticut 06901 (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by The Hartford Financial Services Group, Inc., a Delaware corporation (“Parent”), for $70.00 per share in cash. Parent is a leader in property and casualty insurance, group benefits and mutual funds headquartered in Hartford, Connecticut. Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On August 22, 2018, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Parent and Renato Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $70.00 per share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time (other than (i) shares owned by the Company, Parent, Merger Sub or any of their respective wholly owned subsidiaries and (ii) shares held by stockholders who have not voted in favor of the merger and who properly and validly perfect their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law) will be cancelled and automatically converted into the right to receive $70.00 per share in cash, without interest, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) approved and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger,

(ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders, (iv) determined that the treatment of outstanding equity awards under the Company’s Second Amended and Restated 2005 Stock Incentive Plan as set forth in the merger agreement is desirable and appropriate for the Company, (v) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (vi) recommended that the Company’s stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Robert V. Mendelsohn
Chairman

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 12, 2018 and is first being mailed to the Company’s stockholders on or about October 12, 2018.

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on November 16, 2018

To the Stockholders of The Navigators Group, Inc.:

A special meeting of stockholders of The Navigators Group, Inc., a Delaware corporation (the “Company”), will be held on November 16, 2018, at 10:00 a.m. Eastern Time at the Company’s office at 400 Atlantic Street, Stamford, Connecticut 06901 (including any postponements or adjournments thereof, the “special meeting”), for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 22, 2018 (as it may be amended from time to time, the “merger agreement”), by and among the Company, The Hartford Financial Services Group, Inc., a Delaware corporation (“Parent”), and Renato Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Parent;

2.

to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and

3.

to consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on October 10, 2018 (the “record date”) are entitled to notice of, and to vote at, the special meeting.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) approved and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders, (iv) determined that the treatment of outstanding equity awards under the Company’s Second Amended and Restated 2005 Stock Incentive Plan as set forth in the merger agreement is desirable and appropriate for the Company, (v) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (vi) recommended that the Company’s stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board and the other participants named in the accompanying proxy statement.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Emily B. Miner
Secretary

Stamford, Connecticut

October 12, 2018

Please Vote Today—Your Vote is Important

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SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers to you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about The Navigators Group, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to The Navigators Group, Inc. as the “Company,” “we,” “us” or “our.”

The Parties (see page 20)

The Navigators Group, Inc., a Delaware corporation, is a global specialty insurance holding company. The Company’s principal executive offices are located at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901, and our telephone number is (203) 905-6090.

The Hartford Financial Services Group, Inc., a Delaware corporation (referred to as “Parent”), is a leader in property and casualty insurance, group benefits and mutual funds. Parent’s principal executive offices are located at One Hartford Plaza, Hartford, Connecticut 06155, and its telephone number is (860) 547-5000.

Renato Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (referred to as “Merger Sub”), was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Merger Sub will merge with and into the Company, and Merger Sub will cease to exist.

The Merger (see page 30)

On August 22, 2018, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger, (as it may be amended from time to time, referred to as the “merger agreement”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (referred to as the “merger”), with the Company surviving the merger (referred to as the “surviving corporation”) as a wholly owned subsidiary of Parent.

Upon completion of the merger, each share of the Company’s common stock, par value $0.10 per share (referred to as “Company common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent, Merger Sub or any of their respective wholly owned subsidiaries and (ii) shares held by stockholders who have not voted in favor of the merger and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law (referred to as the “DGCL”)) will be cancelled and automatically converted into the right to receive $70.00 per share in cash, without interest (referred to as the “merger consideration” or the “per share merger consideration”), subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Special Meeting (see page 21)

The special meeting will be held on November 16, 2018, at 10:00 a.m. Eastern Time at the Company’s office at 400 Atlantic Street, Stamford, Connecticut 06901 (including any postponements or adjournments thereof, referred to as the “special meeting”). At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 21, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 22)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on October 10, 2018, which is the record date for the special meeting (referred to as the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 29,777,883 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

How to Vote (see page 23)

Stockholders of record have a choice of voting by proxy (i) by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by calling a toll-free telephone number, (iii) through the Internet or (iv) by attending the special meeting and voting in person. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 23, and “The Special Meeting—Solicitation of Proxies,” beginning on page 24. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 43)

After careful consideration of the terms and conditions of the merger agreement, the merger and other transactions contemplated by the merger agreement, the Company’s board of directors (referred to as the “Board”) unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and determined the transactions contemplated by the merger agreement, including the merger, to be fair to and in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 43. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 64.

Opinions of Our Financial Advisors (see page 50)

Opinion of Goldman Sachs & Co. LLC

At the August 21, 2018 meeting of the Board, Goldman Sachs & Co. LLC (referred to as “Goldman Sachs”) rendered to the Board its oral opinion, subsequently confirmed in its written opinion dated August 22, 2018, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $70.00 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 22, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs for its services in connection with the merger an aggregate fee of approximately $14,500,000, all of which is payable contingent upon completion of the merger.

For additional information, see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Goldman Sachs & Co. LLC,” beginning on page 50 and Annex B to this proxy statement.

Opinion of Moelis & Company LLC

At the August 21, 2018 meeting of the Board, Moelis & Company LLC (referred to as “Moelis”) delivered a written opinion, dated August 21, 2018, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received in the merger by holders of Company common stock, other than certain persons and entities to be party to certain voting agreements and their affiliates (referred to as the “Excluded Holders”).

The full text of Moelis’ written opinion dated August 21, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the merger or any other matter.

Pursuant to an engagement letter between the Company and Moelis, the Company has agreed to pay Moelis for its services in connection with the merger an aggregate fee of approximately $4,842,000, $2,000,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is payable contingent upon completion of the merger.

For additional information, see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Moelis & Company LLC,” beginning on page 58 and Annex C to this proxy statement.

Market Price and Dividend Data (see page 113)

Company common stock is traded on the NASDAQ Global Select Market (referred to as “NASDAQ”) under the symbol “NAVG”. On August 21, 2018, the last full trading day prior to the public announcement of the merger, the closing price for Company common stock was $64.25 per share. On October 11, 2018, the last full trading day prior to the filing of this proxy statement, the closing price for Company common stock was $68.95 per share.

Certain Effects of the Merger (see page 74)

Upon completion of the merger, Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”) will be terminated.

Consequences if the Merger is Not Completed (see page 75)

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on NASDAQ.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $68.25 million, or would have been obligated to pay Parent a reduced termination fee of $42 million in the case of a termination in connection with a superior proposal resulting from the go-shop period (as defined below), and could also be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $7 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 103.

Treatment of Outstanding Equity Awards (see page 83)

As of immediately prior to the effective time of the merger, awards that were granted under The Navigators Group, Inc. Second Amended and Restated 2005 Stock Incentive Plan (referred to as the “Company stock plan”)

and that are outstanding immediately prior to the merger will be treated as follows, subject to applicable tax obligations and withholding:

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Each 2019 vesting company award (defined below on page 65) will be converted into the right to receive an amount in cash, without interest, equal to (A) the merger consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance unit awards, the target number of shares, that is in each case subject to the 2019 vesting company award immediately prior to the merger.

•

Each 2020 vesting company award (defined below on page 65) will be converted into the right to receive a cash payment equal to (A) the merger consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares, that is in each case subject to the 2020 vesting company award immediately prior to the merger (however, the right to receive this cash payment will be subject to the same vesting and payment schedules as the 2020 vesting company award it replaces, other than performance-based vesting conditions).

•

Each 2019 new company award (defined below on page 65), if any, will be converted into the right to receive a number of Parent RSUs (defined below on page 65) in respect of shares of common stock, par value $0.01 per share, of Parent (referred to as the “Parent common stock”) equal to (A) the merger consideration multiplied by the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, that is in each case subject to the 2019 new company award immediately prior to the merger, divided by (B) the closing price of a share of Parent common stock on the New York Stock Exchange on the business day immediately prior to the closing of the merger (each Parent RSU will be subject to the same vesting and payment schedules as the 2019 new company award it replaces, other than performance-based vesting conditions).

See the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 83 for a more detailed description of the treatment of the Company’s equity awards in the merger.

Interests of Directors and Executive Officers in the Merger (see page 64)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 64. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company stockholders.

The Voting Agreements (see page 106)

On August 22, 2018, in connection with the execution of the merger agreement, Parent entered into (i) a voting agreement (referred to as the “Deeks voting agreement”) with Terence N. Deeks, Monica J. Deeks, the Deeks Family Foundation and certain trusts for the benefit of members of the Deeks family (collectively referred to as the “Deeks stockholders”) and (ii) a voting agreement (referred to as the “Company CEO voting agreement” and, together with the Deeks voting agreement, referred to as the “voting agreements”) with Stanley A. Galanski (referred to as the “Company CEO” and, together with the Deeks stockholders, the “voting agreement stockholders”). The voting agreement stockholders collectively beneficially owned, as of August 22, 2018, approximately 22.5% of the issued and outstanding shares of Company common stock. Pursuant to the voting agreements, the voting agreement stockholders agreed, among other things, subject to the terms and conditions of the voting agreements, to vote their shares in favor of adopting the merger agreement and any other actions contemplated by the merger agreement in respect of which Company stockholder approval (as defined below) is requested.

Additionally, the voting agreement stockholders agreed, subject to certain exceptions, to not, directly or indirectly, solicit, initiate or knowingly facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

See the section of this proxy statement entitled “The Voting Agreements” beginning on page 106 for further discussion of the terms of the voting agreements. Copies of the voting agreements are also attached to this proxy statement as Annex E-1 and Annex E-2.

Conditions to the Merger (see page 99)

The respective obligations of Parent, the Company and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the closing of the merger of the following conditions:

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the Company having obtained the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock to adopt the merger agreement (referred to as “Company stockholder approval”);

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any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”) being terminated or having expired (the parties filed the required notifications under the HSR Act as of September 18, 2018);

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the consents of, or declarations, notifications or filings with, and the terminations or expirations of waiting periods required from certain governmental authorities having been filed, having occurred or having been obtained (with respect to Parent’s and Merger Sub’s obligations only, without imposition of a parent burdensome condition (as defined below)) and being in full force and effect (see the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 78 for more information on the consents of, or declarations, notifications or filings with these governmental authorities and the matters that would constitute a parent burdensome condition under the terms of the merger agreement); and

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there not being in effect any injunction, judgment or ruling, enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining or otherwise making illegal or prohibiting consummation of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following additional conditions:

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(A) the representations and warranties of the Company with respect to the absence of any material adverse effect on the Company since December 31, 2017 must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the merger, (B) the representations and warranties of the Company with respect to the authorized share capital of the Company, the number of shares of Company common stock and preferred stock issued and outstanding and issuable in respect of outstanding Company equity awards and the non-issuance of any other securities of the Company must be true and correct (except for de minimis inaccuracies), (C) the representations and warranties of the Company with respect to rights to securities of the Company, authorization, board approval, stockholder voting requirements, anti-takeover statutes and the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement must be true and correct in all material respects, both as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (D) all other representations and warranties of the Company must be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to clause (D), where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a material adverse effect on the Company;

•

the Company must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•

Parent must have received certificates signed on behalf of the Company by an executive officer of the Company to the effect that the conditions described in the two immediately preceding bullets have been satisfied.

Furthermore, the obligations of the Company to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following additional conditions:

•

(A) the representations and warranties of Parent and Merger Sub with respect to authorization, board approval and the absence of undisclosed brokers’ fees must be true and correct in all material respects, both as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) all other representations and warranties of Parent and Merger Sub must be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or words of similar import) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to clause (B), where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Merger Sub to consummate the merger or perform their obligations under the merger agreement;

•

Parent and Merger Sub must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger; and

•

the Company must have received certificates signed on behalf of Parent by an executive officer of Parent to the effect that the conditions described in the two immediately preceding bullets have been satisfied.

Regulatory Approvals (see page 78)

The respective obligations of Parent, the Company and Merger Sub under the merger agreement to effect the merger are subject to the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act. The parties filed the required notifications with the Antitrust Division of the U.S. Department of Justice (referred to as the “Antitrust Division”) and the Federal Trade Commission (referred to as the “FTC”) as of September 18, 2018.

The respective obligations of the parties under the merger agreement to effect the merger are also conditioned on the applicable parties making declarations, notifications or filings with, and/or obtaining the consents of, the applicable insurance regulators. The parties filed the United States submissions required under applicable insurance laws on September 27, 2018, and filed drafts for all non-United States submissions required under applicable insurance laws, pursuant to an extension for the deadline for filing of such submissions under the merger agreement, as subsequently agreed to by the parties. The definitive filings for all non-United States submissions will be made following discussions with the applicable regulators.

In addition to the foregoing, Parent, the Company and/or Merger Sub are required to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement with the U.S. Securities and Exchange Commission (referred to as the “SEC”) and the certificate of merger with the Secretary of State of the State of Delaware.

Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to promptly:

•

obtain from any governmental authority or third party all consents, waivers, approvals, licenses, permits, orders, non-objections or authorizations necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•

take all steps that are necessary, proper or advisable to avoid any action by any governmental authorities with respect to the merger agreement or the transactions contemplated by the merger agreement; and

•

defend or contest in good faith any action by any third party, whether judicial or administrative, challenging the merger agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, except that Parent and Merger Sub are not required to commence any litigation against any governmental authority.

However, Parent is not obligated to take (or refrain from taking) any action or to bear any condition, limitation, restriction or requirement imposed by a governmental authority that, individually or in the aggregate, would or would reasonably be likely to constitute a parent burdensome condition.

For a description of the Company’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger–Regulatory Approvals Required for the Merger” beginning on page 78 and “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 93.

Financing of the Merger (see page 76)

The completion of the merger is not conditioned upon Parent’s receipt of financing. Parent has sufficient cash and short term investments on hand to fund the aggregate merger consideration.

Go-Shop and Restrictions on Solicitation of Acquisition Proposals (see page 88)

The merger agreement contains a “go-shop” provision pursuant to which, beginning on the date of the merger agreement and continuing until 12:01 a.m. (New York City time) on September 21, 2018 (such date, referred to as the “no-shop period start date” and the period starting from the date of the merger agreement until the no-shop period start date, referred to as the “go-shop period”), the Company and its representatives had the right to solicit acquisition proposals and engage in discussions and negotiations with persons making or seeking to make an acquisition proposal. During the 10-day period following the go-shop period, the Company had the right to consider and negotiate any proposal received during the go-shop period that would reasonably be expected to result in a superior proposal, and further extensions to such 10-day period to allow for bidding between Parent and any party who has submitted a superior proposal (or a proposal that would reasonably be expected to lead to a superior proposal) during the go-shop period (such a party referred to as an “excluded party”).

During the go-shop period, the Company and its financial advisors, Goldman Sachs and Moelis, solicited 44 potential acquirers. Despite these efforts, the Company did not receive any alternative acquisition proposals during the go-shop period. The go-shop period expired at 12:01 a.m. (New York City time) on September 21, 2018.

Except with respect to the specified extensions described above for excluded parties, after the no-shop period start date until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company is subject to “no-shop” restrictions pursuant to which the Company and its subsidiaries must immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any person with respect to any acquisition proposal, and are prohibited from furnishing non-public information to, or engaging in any discussions with, any third party with respect to any acquisition proposal. The no-shop provision is subject to a “fiduciary-out” provision that allows the Company to provide information and participate in discussions with respect to unsolicited acquisition proposals if the Company Board determines in good faith after consultation with outside counsel and financial advisors that such unsolicited acquisition proposal would reasonably be expected to lead to a superior proposal.

Obligation of the Board with Respect to Its Recommendation (see page 90)

The merger agreement contains covenants that require, subject to certain limited exceptions, the Board to recommend that the Company stockholders adopt the merger agreement at the special meeting. Notwithstanding any change of recommendation by the Board, the merger agreement contains covenants requiring the Company to file a proxy statement with the SEC and hold a special meeting of the Company stockholders to adopt the merger agreement at such special meeting.

However, at any time prior to the receipt of Company stockholder approval, the Board is permitted to change its recommendation to the Company stockholders in response to an unsolicited superior proposal (or a superior proposal solicited during the go-shop period, as described below and in the section entitled “The Agreement and Plan of Merger—Go-Shop and Restrictions on Solicitation of Acquisition Proposals”) or in response to an intervening event if the Board determines in good faith, after consultation with its outside counsel and, in the case of an unsolicited superior proposal, financial advisors, that the failure to do so would violate the Board’s fiduciary duties. In addition, at any time prior to the receipt of Company stockholder approval, in response to a superior proposal and after following certain procedures set forth in the merger agreement, the Board may terminate the merger agreement, pay the reduced termination fee described below and cause the Company to enter into a definitive written agreement with respect to such superior proposal if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would violate the Board’s fiduciary duties. In any such case, (1) the Company and its subsidiaries and representatives shall not have been in breach of the covenants in the merger agreement relating to acquisition proposals and (2) the Company must first give Parent at least four business days’ prior written notice (or two business days in the case of any material changes made to an existing superior proposal) of its intention to take any such action. During such period, the Company must negotiate in good faith with Parent to make such commercially reasonable adjustments to the merger agreement as would enable the Board to no longer change its recommendation or determine that the acquisition proposal constitutes a superior proposal.

Termination of the Merger Agreement (see page 101)

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the requisite approval of the Company stockholders to adopt the merger agreement (except as otherwise expressly noted), subject to certain conditions, under any of the following circumstances:

•	by the mutual written consent of Parent and the Company, duly authorized by each of their respective boards of directors;

•	by either Parent or the Company, if the merger has not been consummated on or before May 1, 2019, as such date may be extended to July 1, 2019 under the terms of the merger agreement;

•

by either Parent or the Company, if any injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority, which enjoins, restrains or otherwise makes illegal or prohibits the consummation of the merger, is in effect and has become final and nonappealable;

•

by either Parent or the Company, if at a meeting of the Company stockholders (including any adjournment or postponement thereof) the requisite approval of the Company stockholders to adopt the merger agreement has not been obtained;

•

subject to the applicable requirements, cure periods and materiality standards provided in the merger agreement, by either Parent or the Company, if the other party has breached any of its representations or warranties or failed to perform its covenants or agreements set forth in the merger agreement;

•

by Parent if, prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement (i) the Board makes or publicly proposes to make an adverse recommendation change or (ii) the Company shall have willfully breached its obligations in the merger agreement relating to the go-shop and non-solicitation or the preparing and filing of the proxy statement and convening a special meeting; and

•

by the Company prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement, in connection with entering into an acquisition agreement with respect to a superior proposal as described in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 90, provided that the Company simultaneously with such termination pays the amounts due as described below and in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fee” beginning on page 103.

Expenses; Termination Fees (see page 103)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $68.25 million, or would have been obligated to pay Parent a reduced termination fee of $42 million in the case of a termination in connection with a superior acquisition proposal resulting from the go-shop period, and could also be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $7 million.

Appraisal Rights (see page 108)

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of shares of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (such shares of Company common stock, referred to as “appraisal shares” and the holders of appraisal shares referred to as “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its appraisal shares in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (referred to as the “Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 108.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the Company special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock until the effective time of the merger, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights.

Litigation Related to the Merger (see page 80)

Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

Material U.S. Federal Income Tax Consequences of the Merger (see page 76)

In general, for U.S. holders, the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The Company stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Company common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For additional information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 76.

Additional Information (see page 119)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On August 22, 2018, the Company entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $70.00 in cash, without interest, subject to any applicable withholding taxes, for each share of Company common stock you own as of immediately prior to the effective time of the merger.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 76, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to my outstanding Company equity awards in the merger?

A:

Your outstanding Company equity awards will be automatically exchanged for the applicable merger consideration, converted into cash-based awards or equity awards of Parent or, in the case of cash-based awards, settled in cash. For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 83.

Q:	What will happen to my account under the Company ESPP?

A:

The last day in the current offering period under The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan (referred to as the “ESPP”), is December 31, 2018. Assuming that the merger closes prior to December 31, 2018, the ESPP will continue as currently in effect until immediately prior to the closing of the merger, although no new elections to participate or increases in payroll deduction elections or contribution levels may be made after August 22, 2018. In such circumstances, each purchase right under the ESPP as of immediately prior to the closing will be terminated in exchange for a cash payment equal to the excess of (A) the merger consideration over (B) 90% of the closing price of a share of Company common stock (i) on June 29, 2018 (the last trading day before the commencement of the last offering period), or (ii) on the last trading day before the effective time of the merger, whichever is lower; however, the number of purchase rights with respect to which such payment is made will be subject to limitations under the ESPP regarding the maximum number of shares of Company common stock that may be purchased by a participant. Regardless of when the merger closes, no new offering periods will commence after December 31, 2018, and the ESPP will be terminated as of immediately prior to the effective time of the merger.

Q:	Where and when will the special meeting of stockholders be held?

A:	The special meeting of the Company stockholders will be held at the Company’s office at 400 Atlantic Street, Stamford, Connecticut 06901, on November 16, 2018, at 10:00 a.m. Eastern Time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on October 10, 2018, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 64; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Even if the proposal to adjourn the special meeting is not approved by the Company stockholders, the special meeting may be adjourned to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement, by the chairman of the meeting, after consultation with Parent and as otherwise permitted under the merger agreement.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 43. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 64.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Company common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 29,777,883 shares of Company common stock outstanding. If you are a Company stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by the Company stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 28.

Q:	What will happen if the Company stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Company common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Company common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I transfer my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date on which the merger is expected to be completed. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 108.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 83.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the first half of 2019, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by the Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 99.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Company common stock. In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $68.25 million, or would have been obligated to pay Parent a reduced termination fee of $42 million, and could also be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $7 million. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 75.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 119.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of this proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

Morrow Sodali LLC

470 West Ave

Stamford, CT 06902

Toll-Free: (800) 662-5200

Email: navg@morrowsodali.com

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement constitutes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

•

the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require the Company to pay a termination fee or reimburse Parent for certain of its expenses;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board, the Company’s executive officers and others following the announcement of the merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, policyholders, brokers, service providers, business partners and regulators to the announcement of the proposed merger; and

•	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PARTIES TO THE MERGER

The Company

The Navigators Group, Inc., a Delaware corporation, is a global specialty insurance holding company. We provide customized insurance solutions designed to protect clients from the complex risks they face. For more than 40 years, the Company has added value for broker partners and their clients—both in underwriting and in claims—through the depth and quality of our technical and industry expertise. Industries we serve include maritime, construction, energy, environmental, professional services and life sciences. Headquartered in Stamford, Connecticut, the Company has offices in the United States, the United Kingdom, Continental Europe and Asia. Shares of Company common stock are listed on NASDAQ and trade under the symbol “NAVG.”

The Company’s principal executive offices are located at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901, and its telephone number is (203) 905-6090. Our website address is www.navg.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 119.

Parent

The Hartford Financial Services Group, Inc., a Delaware corporation, is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, Parent is widely recognized for its service excellence, sustainability practices, trust and integrity.

Parent’s principal executive offices are located at One Hartford Plaza, Hartford, Connecticut 06155, and its telephone number is (860) 547-5000. Its website address is www.thehartford.com. The information provided on such website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to such website in this proxy statement.

Merger Sub

Renato Acquisition Co., a Delaware corporation, is a direct wholly owned subsidiary of Parent incorporated on August 17, 2018, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at One Hartford Plaza, Hartford, Connecticut 06155, and its telephone number is (860) 547-5000.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on November 16, 2018, at 10:00 a.m. Eastern Time at the Company’s office at 400 Atlantic Street, Stamford, Connecticut 06901.

Company stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of Company common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Purpose of the Special Meeting

At the special meeting, the Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 64; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders, (iv) determined that the treatment of outstanding equity awards under the Company stock plan (as defined below) as set forth in the merger agreement is desirable and appropriate for the Company, (v) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company stockholders and (vi) recommended that the Company stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on October 10, 2018, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 29,777,883 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 14,888,942 shares of Company common stock (a majority of the outstanding capital stock of the Company entitled to vote) constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. Even if the proposal to adjourn the special meeting is not approved by the Company stockholders, the special meeting may be adjourned to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement, by the chairman of the meeting, after consultation with Parent and as otherwise permitted under the merger agreement.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the accompanying proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

Regardless of whether a quorum is present at the special meeting, the special meeting may be adjourned, after consultation with Parent and as otherwise permitted under the merger agreement, by the chairman of the meeting or by the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then the Company may seek to adjourn the special meeting after consultation with Parent and as otherwise permitted under the merger agreement. In addition, the Board may, after consultation with Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Morrow Sodali LLC to assist in the solicitation process. The Company will pay Morrow Sodali LLC a fee of approximately $8,500 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify Morrow Sodali LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

Voting Agreements

Concurrently with the execution of the merger agreement, Parent entered into the voting agreements with the voting agreement stockholders. The voting agreement stockholders collectively beneficially owned, as of August 22, 2018, approximately 22.5% of the issued and outstanding shares of Company common stock. Pursuant to the voting agreements, the voting agreement stockholders agreed to:

•	appear at the special meeting or at any other meeting where or otherwise cause its shares of Company common stock to be counted as present thereat for the purpose of establishing a quorum;

•	vote (or cause to be voted) at any such meeting, or deliver (or cause to be delivered) its written consent with respect to, its shares:

•	in favor of adopting the merger agreement and any other actions contemplated by the merger agreement in respect of which Company stockholder approval is requested;

•

at the request of Parent, in favor of any proposal in respect of which the Board has (i) determined is reasonably necessary to facilitate the transactions contemplated by the merger agreement, (ii) disclosed the determination described in the preceding clause (i) in this proxy statement or other written materials disseminated to the Company stockholders and (iii) recommended to be approved and adopted by the Company stockholders; and

•

against (i) any acquisition proposal, whether or not constituting a superior proposal and (ii) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the merger or the other transactions contemplated by the merger agreement.

Each of the voting agreements terminates on the earliest of the termination of the merger agreement in accordance with its terms and certain other events.

See the section of this proxy statement entitled “The Voting Agreements” beginning on page 106 for further discussion of the terms of the voting agreements. Copies of the voting agreements are also attached to this proxy statement as Annex E-1 and Annex E-2.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, the Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For additional information, see the sections entitled “The Merger,” beginning on page 30, and “The Agreement and Plan of Merger,” beginning on page 81.

The Board unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 71, including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, the Company stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company, the Board or Parent or any of the Company’s or Parent’s subsidiaries and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto). However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of our executives with the Company’s performance and the interests of the Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of The Navigators Group, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of The Navigators Group, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 71 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that the Company stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Even if the proposal to adjourn the special meeting is not approved by the Company stockholders, under the Amended and Restated By-Laws of the Company (the “Company by-laws”) the special meeting may be adjourned to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement, by the chairman of the meeting, after consultation with Parent and as otherwise permitted under the merger agreement.

THE MERGER

Overview

The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on August 22, 2018 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Upon completion of the merger, each share of Company common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent, Merger Sub or any of their respective wholly owned subsidiaries and (ii) shares held by stockholders who have not voted in favor of the merger and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive $70.00 per share in cash, without interest, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

Background of the Merger

The Board and Company management regularly evaluate the Company’s long-term strategic plans and objectives, and have, from time to time, considered a range of financial and strategic opportunities to enhance stockholder value, including various investments and divestitures, potential business combinations and other strategic transactions. Such evaluation and consideration include a discussion of macro trends impacting the Company and the insurance industry, such as insurance industry consolidation, changes in the insurance distribution model, increasing presence of alternative capital in the insurance sector, and the pricing environment in the specialty and property catastrophe lines of business and their potential impact on the Company’s objectives and ability to create stockholder value.

In the spring of 2014, representatives of Parent approached representatives of the Company and asked whether the Company would consider a potential strategic transaction with Parent. Company management indicated the minimum pricing terms under which a transaction would be considered, and, upon Parent’s notional agreement to such terms, agreed to enter into further conversations and undertake limited diligence with Parent regarding a potential transaction. In connection with this process, the Company retained Sidley Austin LLP (referred to as “Sidley”) as the Company’s outside legal advisor and Goldman Sachs as its outside financial advisor. Over the next several months, the Company and Parent engaged in preliminary discussions regarding a potential transaction but were not able to come to an agreement on the material terms of a potential transaction, including price. The Company and Parent ceased these discussions in January 2015.

In the summer of 2015, the Company undertook a process to consider the Company’s strategic goals and certain potential strategic alternatives, including a potential sale of the Company. In connection with this process, the Company continued to engage Sidley and Goldman Sachs as its legal and financial advisors, respectively. At this time, the Company re-engaged with Parent regarding the prior discussions of a potential transaction and additionally engaged in preliminary discussions regarding a potential transaction with a number of other parties. Once again, the Company and Parent were not able to come to an agreement on the material terms of a potential transaction, including price, and in October 2015 the Company and Parent ceased all discussions regarding a potential transaction until 2018.

In the spring of 2018, the Board again began to discuss in depth the Company’s strategic goals and potential strategic alternatives, including continuing to operate on a standalone basis and a potential sale of the Company. After preliminary discussions of these matters among the members of the Board, the Board determined that the Company should explore, in particular, a potential sale of the Company. The Board further determined that the Company should engage financial advisors to assist the Board in its consideration of strategic alternatives and in the identification of potential acquirers.

On March 15, 2018, the Board resolved to form a transaction committee of the Board (referred to as the “Transaction Committee”), comprised of independent directors Saul L. Basch, Meryl D. Hartzband, Robert V. Mendelsohn and David M. Platter, to assist the Board in carrying out its oversight responsibilities relating to potential mergers, acquisitions, divestitures and other strategic transactions outside the ordinary course of business as would be assigned to the Transaction Committee by the Board, and to provide advice and guidance to management and the Board with respect to the Company’s strategy in respect of any such transaction.

On March 16, 2018, the Transaction Committee held a telephonic meeting in which Stanley A. Galanski, Director and President and Chief Executive Officer of the Company, Ciro M. DeFalco, Chief Financial Officer of the Company, and Emily B. Miner, General Counsel of the Company, participated. The Transaction Committee discussed the qualifications of various financial advisors and determined which advisors should be interviewed as part of the process. Additionally, the Transaction Committee appointed Mr. Mendelsohn as chairman of the Transaction Committee.

On March 22, 2018, Mr. Galanski contacted Christopher J. Swift, Chairman and Chief Executive Officer of Parent, by telephone and Mr. Galanski indicated that, if Parent remained interested in pursuing a potential acquisition of the Company, the Company considered it an appropriate time to re-engage in such discussions.

On March 29, 2018, Mr. Swift contacted Mr. Galanski by telephone to inform Mr. Galanski that Parent was interested in restarting discussions regarding a possible acquisition of the Company. At this time, Mr. Galanski indicated that he expected Parent would have to propose a price that would represent a higher multiple to book value than the multiples discussed by the Company and Parent in 2014 and 2015 for the Board to authorize formal discussions of a potential transaction with Parent.

On April 4, 2018, the Transaction Committee held an in-person meeting at Sidley’s offices in New York, New York, at which Mr. Galanski, Mr. DeFalco, Ms. Miner, and representatives of Sidley were present. The Transaction Committee, Company management and representatives of Sidley reviewed the responsibilities of the Transaction Committee and the directors’ fiduciary duties in the context of considering a potential strategic transaction. The Transaction Committee, Company management and representatives of Sidley then discussed the evaluation of potential financial advisors to the Company, including due diligence with respect to any potential conflicts of interest that could impact each investment bank’s ability to advise the Company in connection with a potential strategic transaction. The Transaction Committee, Company management and representatives of Sidley then met with representatives from four investment banks, each on an individual basis, to discuss the potential engagement of one or more of such investment banks to act as financial advisor to the Company in connection with a potential strategic transaction. Following these meetings, the Transaction Committee resolved to recommend to the Board that the Company engage both Goldman Sachs and Moelis. The Transaction Committee instructed Company management to begin due diligence on Goldman Sachs and Moelis with respect to any potential conflicts of interest and to initiate the negotiation of engagement letters, subject to the Board’s discussion and approval of the engagement of both Goldman Sachs and Moelis.

On April 9, 2018, Mr. Swift contacted Mr. Galanski by telephone to inform Mr. Galanski that Parent was willing to engage in discussions regarding a potential acquisition of the Company. During this discussion, Mr. Swift made an oral preliminary proposal for Parent to acquire the Company for approximately 1.55x book value, and further requested that the parties enter into an exclusivity agreement to enable continued discussions, but indicated that Parent’s due diligence of the Company could support a revised proposal from Parent to acquire the Company at a higher multiple to book value.

On April 11, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of Sidley were present. The Transaction Committee provided a report on the April 4, 2018 meetings with representatives of potential financial advisors and ongoing due diligence on Goldman Sachs and Moelis, including with respect to potential conflicts of interest, and its recommendation that the Board engage Goldman Sachs and Moelis as co-financial advisors. The Board considered the qualifications of each investment bank to serve as a financial advisor and evaluated each investment bank on various criteria, including, among other things, its past relationship with and knowledge of the Company, its expertise in the insurance industry, its capacity as a full-service investment bank (in the case of Goldman Sachs) and the investment banking team’s past experience advising other companies in connection with similar transactions. Based on the foregoing criteria and the report and the recommendation of the Transaction Committee, the Board resolved that the Company would be best served by engaging both Goldman Sachs, considering its market position, international reach and strong organization, deep knowledge of the Company and ability to execute, and Moelis, considering its knowledge of the Company and the market and potentially fewer conflicts, as the Company’s co-financial advisors, subject to the completion of due diligence and the negotiation of acceptable engagement letters. The Board authorized the Transaction Committee, Company management and Sidley to negotiate engagement letters with Goldman Sachs and Moelis for presentation to the Board at its next regularly scheduled meeting. Mr. Galanski provided an update on his recent discussion with Mr. Swift. The Board discussed the process for consideration of a potential strategic transaction, and determined that all informal discussions between the Company and any potential acquirers, including Parent, should cease until the Board had engaged financial advisors to assist in the evaluation of a potential transaction.

On April 20, 2018, Company management and representatives of each of Sidley, Goldman Sachs and Moelis held a meeting to discuss the contemplated process relating to a potential strategic transaction, including a broad list of potential parties to contact, which the Transaction Committee had previously asked Goldman Sachs and Moelis to formulate. The attendees discussed narrowing the broad list of potential parties to a shorter list of the parties that were most likely to be interested in pursuing a potential acquisition of the Company.

On May 9, 2018, the Board held an in-person meeting in Stamford, Connecticut, at which Mr. DeFalco, Ms. Miner, and representatives of each of Sidley, Goldman Sachs and Moelis were present. The Board and representatives of Sidley reviewed the terms of proposed engagement letters with representatives of each of Goldman Sachs and Moelis and potential conflicts disclosure memorandums submitted by each investment bank in connection with their potential engagement. Representatives of each of Goldman Sachs and Moelis then reviewed discussion materials with the Board regarding the current market for insurance business combinations, the recommended process for a potential sale of the Company (in light of the Board’s stated concern with potential informational leaks if they instituted a broad process), potential acquirers, the Company’s strengths and weaknesses as an acquisition target, and the advantages and disadvantages of pursuing a strategic transaction as opposed to continuing as a standalone company. These discussion materials included a list of eight potential acquirers, including Parent, which representatives of each of Goldman Sachs and Moelis believed, based on their professional judgment and experience, were most likely to be interested in pursuing a potential acquisition of the Company. The Board then discussed the information presented by representatives of each of Goldman Sachs and Moelis and the advisability of initiating a formal process to pursue a potential strategic transaction. At the conclusion of these discussions, the Board determined that it was an opportune time to consider strategic alternatives, particularly a potential sale of the Company. Accordingly, the Board instructed Mr. Galanski to engage in more formal discussions with Parent regarding a potential transaction, and instructed the Transaction Committee to work with Goldman Sachs and Moelis to develop and implement a plan for non-public outreach to other potential acquirers.

On May 17, 2018, consistent with the Board’s directives, Mr. Galanski contacted Mr. Swift to confirm that the Company was willing to engage in formal discussions with Parent regarding a potential transaction.

On May 25, 2018, the Transaction Committee held a telephonic meeting, at which Mr. Galanski, Mr. DeFalco and Ms. Miner and representatives of each of Goldman Sachs and Moelis were present, to discuss planned outreach by Goldman Sachs and Moelis to potential acquirers, including continuing conversations with Parent.

On May 29, 2018, the Board held a telephonic meeting at which Mr. DeFalco, Ms. Miner and representatives of each of Goldman Sachs and Moelis were present, to discuss draft financial projections prepared by Company management. The Board provided instructions to Company management regarding the financial projections, including to solicit input on these projections from the leaders of the Company’s reporting segments.

On May 30, 2018, Parent executed a confidentiality agreement with the Company, which included customary standstill and non-solicitation provisions. Such confidentiality agreement contained an exception to such standstill restriction which allowed Parent to make private requests to the Company to amend, waive, provide consents under or agree not to enforce the standstill restrictions or make private proposals to the Company regarding a potential transaction involving the Company, in each case if the Company shall have entered into a definitive written agreement after May 30, 2018 providing for the acquisition (through stock purchase, tender or exchange offer, merger, business combination or otherwise) of a majority of the securities of the Company or the acquisition of a majority of the consolidated assets of the Company and its subsidiaries.

On June 1, 2018, the Board again held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Goldman Sachs and Moelis were present, to review updated versions of the financial projections. Following discussion of these projections and the underlying assumptions with Company management, the Board approved the financial projections for use in discussions with potential acquirers, including Parent, subject to certain suggested adjustments.

On June 5, 2018, Mr. Galanski, Mr. DeFalco, Ms. Miner and representatives of each of Goldman Sachs and Moelis held an in-person meeting with Mr. Swift and other representatives of Parent to discuss a potential acquisition of the Company by Parent. Parent received an evaluation package containing financial information regarding the Company’s business and a management presentation for the purposes of submitting an initial proposal to acquire the Company. Following the meeting, representatives of Parent reiterated Parent’s interest in acquiring the Company and indicated that Parent intended to spend the next several weeks analyzing a potential transaction, with the goal of submitting a non-binding initial proposal during the first week of July 2018 or closely thereafter. From this date, Parent commenced preliminary due diligence on the Company and representatives of Parent engaged in certain telephonic meetings and email correspondence with select representatives of the Company, as well as with representatives of each of Goldman Sachs and Moelis.

On June 8, 2018, the Transaction Committee held a telephonic meeting at which Mr. Galanski, Mr. DeFalco, Ms. Miner and representatives of each of Goldman Sachs and Moelis were present. The Transaction Committee was provided with a summary of ongoing discussions with Parent. The Transaction Committee and the Company’s financial advisors also discussed the exploration of potential acquirers in addition to Parent. At the conclusion of this meeting, the Transaction Committee directed Goldman Sachs and Moelis to reach out to other potential acquirers to gauge possible interest in a potential transaction with the Company.

Beginning on June 8, 2018, Mr. Galanski and representatives of each of Goldman Sachs and Moelis contacted nine potential acquirers (two of which were on a “no-names” basis and one of which was during general M&A discussions), including Parent, to gauge their respective interests in a potential transaction involving the Company. After such initial contact, only Parent and two other potential strategic partners (referred to as “Party A” and “Party B,” respectively) expressed initial interest in further discussions with the Company. Representatives from Sidley and the Company proceeded to negotiate a confidentiality agreement with Party A, and representatives of each of Goldman Sachs and Moelis proceeded to organize meetings between representatives of the Company and representatives of each of Party A and Party B.

On June 19, 2018, representatives of Goldman Sachs spoke to representatives of Party A to discuss scheduling an in-person meeting between Company management and representatives of Party A regarding a potential transaction. As a result, such meeting was scheduled for July 13, 2018.

On June 20, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of Goldman Sachs and Moelis were present. The Board was provided with an update of the strategic review process, including updates on conversations held between representatives of Parent and each of Goldman Sachs and Moelis.

On June 26, 2018, representatives of each of Goldman Sachs and Moelis discussed preliminary due diligence process and planning with representatives of Parent.

Also on June 26, 2018, representatives of Goldman Sachs spoke to representatives of Party B to discuss scheduling an in-person meeting between Company management and representatives of Party B regarding a potential transaction. As a result, such meeting was scheduled for July 30, 2018.

On June 27 and June 28, 2018, representatives of each of the Company and Parent held telephonic meetings regarding Parent’s due diligence of the Company, including with respect to financial and actuarial matters.

On July 5, 2018, Mr. Swift orally communicated to Mr. Galanski that, based on the preliminary due diligence through that date, Parent was prepared to explore an all-cash acquisition of the Company in which the Company’s stockholders would receive $66.50 for each share of Company common stock. Mr. Swift further requested that the Company agree to execute an exclusivity agreement with Parent for an agreeable term during which the Company would not be permitted to solicit, negotiate or otherwise discuss a transaction with any third parties.

Between July 5 and July 8, 2018, representatives of each of the Company, Goldman Sachs and Moelis contacted representatives of each of Parent and Citigroup Global Markets Inc. (referred to as “Citigroup”), Parent’s financial advisor in connection with the proposed acquisition of the Company, and conveyed Company management’s belief that the price of Parent’s oral proposal to acquire the Company communicated by Mr. Swift on July 5, 2018 was unlikely to be approved by the Board and that Parent should consider increasing its proposed price.

On July 8, 2018, Mr. Swift contacted representatives of the Company to reiterate Parent’s oral proposal to acquire the Company for $66.50 per share of Company common stock, as communicated by Mr. Swift on July 5, 2018, and to indicate that Parent remained interested in acquiring the Company.

On July 9, 2018, the Transaction Committee held a telephonic meeting, at which Mr. Galanski, Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Company management and representatives of Goldman Sachs reported on the status of discussions with each of Parent and Party A, including Parent’s oral proposal communicated by Mr. Swift on July 5, 2018, and the meeting with representatives of Party A scheduled for July 13, 2018. Following discussion, the Transaction Committee asked Goldman Sachs and Moelis to prepare a financial analysis of the Company and the proposed transaction with Parent for presentation to the Transaction Committee and the Board. The Transaction Committee also instructed Company management to move forward with the planned meeting with representatives of Party A on July 13, 2018, and instructed representatives of Goldman Sachs to inform Parent that the Board was considering its oral proposal and planned to respond within one week.

On July 11, 2018, Party A executed a confidentiality agreement with the Company, including customary standstill and non-solicitation provisions.

On July 13, 2018, Mr. Galanski, Mr. DeFalco and representatives of each of Goldman Sachs and Moelis held an in-person meeting with representatives of Party A to discuss a potential acquisition of the Company by Party A. Party A received an evaluation package containing financial information regarding the Company’s business and a management presentation for the purposes of submitting an initial proposal to acquire the Company. At this meeting, representatives of Party A indicated that they were in the process of integrating a recently acquired company, but were interested in having additional discussions with the Company regarding a potential transaction. During this meeting, follow-up discussions were planned between Party A and representatives of each of Goldman Sachs and Moelis for the following week.

On July 14, 2018, the Transaction Committee held a telephonic meeting, at which Mr. Galanski, Mr. DeFalco, Ms. Miner and representatives of Sidley, Goldman Sachs and Moelis were present. Representatives of each of Goldman Sachs and Moelis provided an update on discussions with representatives of each of Parent and Party A. Representatives of each of Goldman Sachs and Moelis also presented a detailed review of the progress of the strategic review process, its financial analysis of the Company and Parent’s oral proposal to acquire the Company for $66.50 per share of Company common stock. After extensive discussion of Parent’s oral proposal and the advantages and disadvantages of negotiating exclusively with Parent, the Transaction Committee unanimously agreed to recommend to the Board that the Company submit a counterproposal to Parent providing that the Company would negotiate exclusively with Parent through August 8, 2018 (the planned date for the announcement of the Company’s earnings for its most recently completed fiscal quarter) at a transaction price of $72.50 per share of Company common stock and subject to the inclusion of a post-signing “go-shop” period in the merger agreement. The Transaction Committee also agreed to recommend to the Board that it instruct Company management to develop a communications plan to address any informational leaks about the ongoing negotiations with Parent.

On July 15, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. The Transaction Committee summarized Parent’s oral proposal of $66.50 per share of Company common stock and the Transaction Committee’s recommended counterproposal to Parent. Representatives of each of Goldman Sachs and Moelis then provided an update on discussions with Parent and Party A, and presented a detailed review of the progress of the strategic review process, a preliminary financial analyses of each of the Company’s intrinsic value and the value implied by Parent’s oral proposal to acquire the Company for $66.50 per share of Company common stock. The Board and representatives of each of the Company’s legal and financial advisors then discussed Parent’s oral proposal, the Company’s intrinsic value, the advisability of agreeing to negotiate exclusively with Parent and the possible go-shop period. At the conclusion of these discussions, the Board unanimously resolved to instruct Company management to submit an oral counterproposal to Parent of $72.50 per share of Company common stock, and otherwise agreeing to enter into an exclusivity agreement prohibiting the Company from soliciting, negotiating or otherwise discussing a potential sale of the Company with any third parties through August 8, 2018 and a post-signing go-shop period, and to communicate that if Parent refuses these terms the Company was willing to continue negotiations on a non-exclusive basis or to consider a counterproposal from Parent.

On July 16, 2018, Mr. Galanski contacted Mr. Swift by telephone to present the Company’s oral counterproposal as approved by the Board the previous day. Later that day, Mr. Swift presented Parent’s oral counterproposal to acquire the Company for $69.50 per share of Company common stock on the terms and conditions proposed by Mr. Galanski earlier that day, subject to the negotiation of an acceptable termination fee.

Later on July 16, 2018, the Transaction Committee held a telephonic meeting, at which Mr. Galanski, Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Mr. Galanski reported Parent’s revised oral counterproposal to acquire the Company for $69.50 per share of Company common stock. After discussion with representatives of each of the Company’s advisors, the Transaction Committee instructed Company management to contact Mr. Swift to determine whether Parent appeared willing to consider a counterproposal to acquire the Company for $70.00 per share of Company common stock, subject to the other terms and conditions proposed by Mr. Galanski to Mr. Swift earlier that day.

Following the Transaction Committee meeting, on July 16, 2018, Mr. Galanski contacted Mr. Swift by telephone to discuss the Company’s possible counterproposal as outlined by the Transaction Committee.

Later on July 16, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Mr. Galanski provided an update on the discussions with Mr. Swift and the various oral counterproposals and the Transaction Committee provided its recommendations with respect to the Company’s tentative counterproposal. The Board and representatives of each of the Company’s legal and financial advisors discussed the suggested counterproposal that Parent acquire the Company for $70.00 per share of Company common stock, which represented approximately 1.8x the Company’s tangible book value as of June 30, 2018 and an approximately 21.8% premium over the closing price of the Company’s stock on July 12, 2018 of $57.45. At the conclusion of these discussions, the Board unanimously resolved to instruct Company management and its financial advisors to submit a counterproposal to Parent to acquire the Company for $70.00 per share of Company common stock, subject to the other terms and conditions proposed by Mr. Galanski to Mr. Swift earlier that day, including a go-shop period.

Following the Board meeting, on July 16, 2018, Mr. Galanski spoke to Mr. Swift by telephone to present the Company’s counterproposal, as approved by the Board earlier that day. Mr. Swift accepted the Company’s counterproposal on behalf of Parent. Following this conversation, Ms. Miner delivered a draft exclusivity agreement (referred to as the “exclusivity agreement”) to David C. Robinson, General Counsel of Parent. From July 17 to July 20, 2018, representatives of each of the Company, Sidley, Goldman Sachs and Moelis, on one hand, and representatives of each of Parent and Mayer Brown LLP (referred to as “Mayer Brown”), Parent’s outside legal advisor, on the other hand, negotiated the terms of the exclusivity agreement. In the course of such negotiations, Mr. Galanski and Ms. Miner indicated to Mr. Swift and Mr. Robinson that exclusivity under the exclusivity agreement would be subject to agreement on the proposed price of $70.00 per share of Company common stock and the inclusion of a go-shop period in the definitive agreement with respect to the proposed transaction.

On July 17, 2018, representatives of each of Goldman Sachs and Moelis spoke to representatives of each of Parent and Citigroup by telephone and email regarding due diligence of the Company, retention of key employees of the Company and the exclusivity agreement.

On July 17, 2018, Moelis delivered a revised potential conflicts memorandum to the Company and Sidley. The revised potential conflicts memorandum was made available to the Board soon thereafter.

On July 19, 2018, Parent received access to the Company’s virtual data room for the purpose of conducting due diligence on the Company.

On July 20, 2018, Parent entered into the exclusivity agreement with the Company which prohibited the Company from soliciting, negotiating or otherwise discussing a potential sale of the Company with any third parties through August 8, 2018, unless earlier terminated by mutual agreement of the Company and Parent or upon Parent’s delivery of written notice to the Company stating that it is unwilling or unable to enter into a definitive agreement or consummate a potential transaction on the following terms and conditions: (i) a price of $70.00 per share of Company common stock, (ii) the execution of a definitive merger agreement on or before August 8, 2018, and (iii) the inclusion of a go-shop period in the definitive merger agreement on terms to be mutually agreed by the parties. In light of the execution of the exclusivity agreement with Parent, additional talks with Party A were put on hold and a meeting with Party B, which had been scheduled for July 30, 2018 was cancelled.

On July 20 and July 23, 2018, management presentations were held in Stamford, Connecticut and were attended by Company management and representatives of each of Parent, Citigroup, Goldman Sachs and Moelis. From July 20 to July 31, 2018, representatives of the Company and Parent held numerous telephonic meetings and in-person meetings in both Stamford, Connecticut and London, England regarding Parent’s due diligence of the Company, including with respect to financial, actuarial and employee matters. At the meetings that took place on July 25 and 26, 2018 in London, England, representatives of each of Goldman Sachs, Moelis and Citigroup were also present.

On July 23, 2018, Ms. Miner delivered an initial draft merger agreement to Mr. Robinson, which, among other things, (i) provided for a 45-day go-shop period during which the Company would be allowed to solicit acquisition proposals, subject to an extended period for the Company to negotiate with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) provided for a termination fee, or a reduced termination fee in connection with the go-shop, in amounts to be discussed and (iii) contemplated that certain stockholders of the Company would execute a voting agreement in connection with the proposed transaction.

On July 26, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Company management and representatives of each of Goldman Sachs and Moelis provided an update on negotiations with Parent and Parent’s due diligence of the Company. The Board’s fiduciary duties in connection with the proposed transaction were discussed, and representatives of Sidley provided the Board with a detailed summary of the terms in the initial draft merger agreement delivered to Parent on July 23, 2018, including a discussion that Parent would likely expect directors Terence Deeks and Marc Tract (as trustee of the Deeks family trusts), certain members of Mr. Deeks’ family and the Deeks Family Foundation, as significant holders of Company common stock, to execute a voting agreement in connection with the proposed transaction.

Also on July 26, 2018, Mr. Deeks and Mr. Tract requested that the Company pay any legal fees incurred by them individually in connection with the proposed voting agreement.

Later on July 26, 2018 and again on July 27, 2018, Mr. Galanski and Mr. Swift spoke by telephone to discuss, among other things, employee benefits arrangements for the Company’s employees following the closing of the proposed transaction and the treatment of Company equity awards in connection with the proposed transaction. During these conversations, Mr. Swift proposed to Mr. Galanski that (i) all unvested Company equity awards would be converted into equivalent Parent equity awards in the proposed transaction and (ii) that all of the Company’s employee benefit plans would be terminated and all Company employees would be moved to Parent’s existing employee benefits plans upon the consummation of the proposed transaction.

On July 29, 2018, the Transaction Committee held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Mr. Galanski reported Parent’s July 27, 2018 proposal regarding the treatment of Company equity awards and Company benefits plans in the potential transaction and the expectation that Mr. Galanski would execute a voting agreement in connection with the proposed transaction. The Transaction Committee and the Company’s financial advisors discussed such proposal. At the conclusion of these discussions, the Transaction Committee instructed Company management to submit a counterproposal to Parent providing that (i) all vested and unvested Company equity awards would be cashed out in the proposed transaction and (ii) Company employee benefits plans would remain in place for a period of at least one year following the consummation of the proposed transaction. The Transaction Committee further instructed Company management to continue negotiations with Parent on such issues. Also at this meeting, the Transaction Committee discussed and approved the request from Mr. Deeks and Mr. Tract that the Company pay any legal fees incurred by them individually in connection with the proposed voting agreement.

Also on July 29, 2018, representatives of Mayer Brown sent a revised draft merger agreement and an initial draft voting agreement for the Deeks stockholders and Mr. Galanski to Sidley. The revised draft merger agreement provided for, among other things, (i) a 30-day go-shop period, subject to a 10-day extended negotiation period for the Company to negotiate with excluded parties, and (ii) a termination fee of 4% of the equity value of the proposed transaction, or 2% under certain circumstances in connection with the go-shop or a transaction with an excluded party.

On July 30, 2018, representatives of each of Mayer Brown and Sidley spoke by telephone to discuss the draft merger agreement.

Also on July 30, 2018, Mr. Galanski had an in-person meeting with Mr. Swift, during which Mr. Galanski conveyed the position of the Transaction Committee from July 29, 2018, including in respect of their position that (i) all vested and unvested Company equity awards would be cashed out in the proposed transaction and (ii) Company employee benefits plans would remain in place for a period of at least one year following the consummation of the proposed transaction. They also discussed the status of the employee retention arrangements and other diligence matters.

On July 31, 2018 and August 1, 2018, representatives of each of Mayer Brown, Sidley and Ballard Spahr (referred to as “Ballard Spahr”), counsel to Mr. Deeks and Mr. Tract in connection with the voting agreement, held a number of telephonic meetings to discuss the draft voting agreement.

On July 31, 2018, Mr. Galanski and Mr. Swift spoke by telephone regarding Parent’s due diligence of the Company and certain employee retention arrangements. During this conversation, Mr. Swift indicated that he did not believe that Parent would be prepared to execute a definitive merger agreement until at least 10 days after the expiration of the exclusivity period on August 8, 2018 because Parent required more time and information to complete due diligence on the Company and also had significant concerns about the status of employee retention arrangements with certain key employees of the Company.

On August 2, 2018, the Transaction Committee held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Mr. Galanski reported on his recent conversation with Mr. Swift, including that Parent would likely not be prepared to execute a definitive merger agreement prior to the expiration of the exclusivity period on August 8, 2018 at a price of $70.00 per share of Company common stock. After discussion, the Transaction Committee instructed Sidley to continue negotiations of the merger agreement and instructed management to continue discussions with Parent on due diligence of the Company.

Later on August 2, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present, during which the Board was provided an update on Mr. Galanski’s recent conversation with Mr. Swift.

Also on August 2, 2018, representatives of Sidley sent a revised draft merger agreement to Mayer Brown providing for, among other things, (i) a 30-day go-shop period, subject to a 10-day extended negotiation period for the Company to negotiate with excluded parties and further extended negotiations periods to allow the Company to continue negotiations with an excluded party and Parent, should Parent submit matching revised proposals in response to such excluded party’s acquisition proposals, and (ii) a termination fee of 3% of the equity value of the proposed transaction, or 1.25% under certain circumstances in connection with the go-shop or a transaction with an excluded party.

Further on August 2, 2018, representatives of Ballard Spahr sent a revised draft voting agreement to Mayer Brown.

On August 3, 2018, representatives of Sidley sent a summary of the outstanding material issues in the draft merger agreement to Mayer Brown.

Also on August 3, 2018, Mr. Galanski spoke to Mr. Swift by telephone regarding the status of negotiations of the proposed transaction. Mr. Galanski reiterated the Board’s position that (i) all vested and unvested Company equity awards would be cashed out in the proposed transaction and (ii) Company employee benefits plans would remain in place for a period of at least one year following the consummation of the proposed transaction. Mr. Swift again conveyed Parent’s concerns that the retention agreements with key employees of the Company had not been finalized, noted that certain items in Parent’s due diligence of the Company remained open and stated that Parent was revising its proposal to acquire the Company by reducing the proposed price to $68.00 per share of Company common stock. He further stated that at this price, Parent would be willing to execute a definitive merger agreement before the expiration of the exclusivity period on August 8, 2018.

Later on August 3, 2018, the Board held a telephonic meeting, at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Mr. Galanski reported his discussion with Mr. Swift from earlier that day, including Parent’s revised proposal to acquire the Company for $68.00 per share of Company common stock. Representatives of Moelis also reported their conversations with representatives of Parent regarding due diligence on the Company and the proposed price reduction. The Board, Company management and representatives of each of its legal and financial advisors engaged in an extensive discussion of the revised price of $68.00 per share of Company common stock. At the conclusion of these discussions, the Board concluded that it would require more information to determine if a price of $68.00 per share of Company common stock was appropriate and fair to the Company stockholders. The Board therefore determined that it would not be able to approve a transaction with Parent at this price by the expiration of exclusivity on August 8, 2018, but was still willing to approve a transaction at a price of $70.00 per share of Company common stock at that time. Accordingly, the Board instructed Company management to inform Parent of the Board’s response to their revised proposal and to continue to engage in discussions and due diligence with

Parent regarding the potential transaction. The Board also instructed Moelis and Goldman Sachs to prepare a financial analysis of a transaction with Parent at $68.00 per share of Company common stock.

On August 4, 2018, Mr. Galanski spoke with Mr. Swift by telephone to present the Board’s response to Parent’s revised proposal. Later that day, Mr. Galanski and Mr. Swift discussed Parent’s ongoing due diligence of the Company. Also later that day, representatives of each of Goldman Sachs, Moelis, Parent and Citigroup spoke by telephone several times to discuss the price of, and the treatment of the equity awards in, the proposed transaction and finalization of the employee retention arrangements prior to the signing of the merger agreement.

On August 5, 2018, representatives of the Company, Goldman Sachs and Moelis, spoke to representatives of Parent and Citigroup by telephone numerous times, during which the parties agreed to pause discussions on the potential transaction and to continue negotiations and Parent’s due diligence of the Company after the expiration of exclusivity and the release of the Company’s earnings on August 8, 2018.

After the close of U.S. financial markets on August 8, 2018, the Company announced its earnings for the second fiscal quarter of 2018 and on August 9, 2018, the Company held a conference call to discuss earnings with investors. The closing price of Company common stock on August 8, 2018 immediately prior to the announcement of earnings was $58.50. In the period between the announcement of earnings on August 8, 2018 and August 21, 2018, which was the last day of trading of Company common stock before the announcement of the merger, the Company’s stock price increased from $58.60 to $64.25, reaching an all-time high closing price of $65.55 on August 16, 2018.

On August 10, 2018, Mr. Swift communicated to Mr. Galanski that Parent would consider delivering a revised proposal following additional due diligence on outstanding financial and operational items.

On August 13, 2018, representatives of each of the Company and Parent held an in-person meeting in Stamford, Connecticut to discuss open questions related to Parent’s due diligence of the Company. Following this meeting there were various emails and phone calls between representatives of each of the Company and Parent to discuss matters related to Company employees and Company benefits plans.

On August 14, 2018, Mr. Galanski and Mr. Swift spoke by telephone regarding the price and other terms and conditions of the proposed transaction. Mr. Swift presented a revised proposal from Parent to acquire the Company for $70.00 per share of Company common stock, subject to (i) the execution of a definitive merger agreement by August 22, 2018, (ii) an agreement on the amount of the termination fees in the context of the go-shop, a transaction with an excluded party and otherwise, (iii) an agreement on the treatment of Company equity awards and Company benefits plans in the proposed transaction and (iv) finalization of the employee retention arrangements prior to the execution of the merger agreement. Mr. Galanski indicated that he would discuss this revised proposal with the Board.

On August 15 and August 16, 2018, representatives of each of Sidley and Mayer Brown spoke by telephone and corresponded by email to discuss the merger agreement and various related documents.

Also on August 15, 2018, the Board held a telephonic meeting at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Mr. Galanski reported the revised proposal at a price of $70.00 per share of Company common stock presented by Mr. Swift the previous day. The Board, Company management and representatives of each of its legal and financial advisors then discussed the recent increase in the market price of Company common stock, and its impact on the fairness of the proposed transaction to the Company’s stockholders, and the inclusion of the go-shop in the merger agreement to assess whether the proposed transaction with Parent maximized stockholder value at that time. Representatives of each of Goldman Sachs and Moelis then reported that representatives of each of Party A and Party B had contacted the Company’s financial advisors to inquire about the status of the Company’s strategic review process, but had not indicated any firm desire to submit a proposal or engage in further due diligence. The Board and representatives of Sidley also discussed whether Mr. Galanski, as the Company CEO, or Mr. Deeks and Mr. Tract, as significant stockholders, had any conflicts of interest in consideration of the proposed transaction. The Board determined that the interests of Mr. Galanski, Mr. Deeks and Mr. Tract were generally aligned with those of the Company’s public stockholders, and noted that none of them served on the Transaction Committee. At the conclusion of discussions, the Board resolved to accept Parent’s revised proposal to acquire the Company for $70.00 per share of Company common stock, subject to (i) the execution of an agreement by August 22, 2018, (ii) an agreement on the amount of the termination fees in the context of the go-shop, a transaction with an excluded party and otherwise and (iii) an agreement on the treatment of Company equity awards and Company benefits plans, and to instruct Company management and the Company’s legal and financial advisors to continue negotiation with representatives of Parent on those terms.

On August 16, 2018, representatives of Mayer Brown sent a revised draft merger agreement to Sidley providing for, among other things, a termination fee of 4% of the equity value of the proposed transaction, or 2% under certain circumstances in connection with the go-shop or a transaction with an excluded party.

Also on August 16, 2018, representatives of Mayer Brown sent a revised draft voting agreement to Ballard Spahr.

On August 17, 2018, Goldman Sachs delivered a revised potential conflicts memorandum to Sidley and the Company, which was subsequently made available to the Board.

From August 17 to August 21, 2018, Ms. Miner, Mr. Robinson and representatives of each of Sidley and Mayer Brown spoke by telephone and corresponded by email numerous times regarding the draft merger agreement and related documents, the Company’s and Parent’s respective filings with the SEC in connection with the execution of the merger agreement, anticipated regulatory filings and related matters.

On August 18, 2018, representatives of Sidley sent a revised draft merger agreement and related documents to Mayer Brown providing for, among other things, a termination fee of 3.25% of the equity value of the proposed transaction, or 1.5% under certain circumstances in connection with the go-shop or a transaction with an excluded party.

On August 19, 2018, the Transaction Committee held a telephonic meeting at which Mr. Galanski, Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Ms. Miner and representatives of Sidley provided an update on the negotiations of the merger agreement, indicating that the material outstanding issues were the termination fee (including the reduced termination fee under certain circumstances in connection with the go-shop or a transaction with an excluded party), the treatment of Company equity awards in the proposed transaction and Company benefits plans after the consummation of the proposed transaction. Representatives of Sidley reported that Parent had continually proposed a termination fee of 4% of the equity value of the proposed transaction, or 2% for termination under certain circumstances in connection with the go-shop or a transaction with an excluded party. After discussion among the Transaction Committee, Company management and representatives of each of its legal and financial advisors, the Transaction Committee instructed Company management and Sidley to propose a termination fee of 3.5% of the equity value of the proposed transaction, or 1.75% for termination under certain circumstances in connection with the go-shop or a transaction with an excluded party. Company management and the Board also discussed the treatment of Company equity awards and Company benefits plans in connection with the proposed transaction. After discussion, the Transaction Committee instructed Company management to continue negotiations with Parent on their recommended terms. Subsequently, representatives of Sidley provided a summary of the proposed Company by-laws, which included, among other things, an exclusive forum provision. After discussion of the Company by-laws, the Transaction Committee and Company management reviewed the Company’s draft press release for the anticipated announcement of the proposed transaction.

Also on August 19, 2018, representatives of Ballard Spahr and Mayer Brown held a telephonic meeting to discuss the draft voting agreement.

Later on August 19, 2018, representatives of Sidley requested that representatives of Mayer Brown prepare a separate voting agreement for Mr. Galanski.

On August 20, 2018, representatives of Mayer Brown sent a revised draft merger agreement and related documents to Sidley providing for, among other things, a termination fee of 4% of the equity value of the proposed transaction, or 2% under certain circumstances in connection with the go-shop or a transaction with an excluded party.

Later on August 20, 2018, representatives of Ballard Spahr sent to Mayer Brown a revised draft Deeks voting agreement. On the same day, representatives of Mayer Brown sent to Sidley an initial draft of the voting agreement for Mr. Galanski.

Also on August 20, 2018, the Board held a telephonic meeting at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Representatives of Sidley reported on the status of negotiations of the merger agreement, noting that the material outstanding issues were the termination fee, including the reduced termination fee during or resulting from the go-shop or a transaction with an excluded party and matters related to continuing employees, and provided a summary of material changes to the merger agreement since the initial draft reviewed by the Board on July 26, 2018. Representatives of Sidley also provided a summary of the terms of the voting agreements. The Board and representatives of each of the Company’s legal and financial advisors also discussed the logistics of the go-shop period and the potential acquirers that would be contacted by representatives of each of Goldman Sachs and Moelis. Following this discussion, representatives of Goldman Sachs presented their preliminary financial analysis of the proposed transaction, followed by a presentation by representatives of Moelis on their financial analysis of the proposed transaction. The Board, Company management and representatives of each of its legal and financial advisors then reviewed the Company’s draft press release for the anticipated announcement of the merger. Representatives of Sidley then reviewed the Company by-laws and discussed the updated potential conflicts memorandums provided by Moelis on July 17, 2018 and Goldman Sachs on August 17, 2018. Thereafter, the Compensation Committee provided a summary of the employee agreements and president’s awards, which had been subject to extensive discussion by the Compensation Committee over the prior weeks and which had been previously distributed to the proposed recipients for their review, pending Board approval. At the conclusion of the meeting, the Board decided that they would review the materials related to the merger, including the merger agreement and related documents and the presentations of representatives of each of Goldman Sachs and Moelis, the Company by-laws and the employee agreements and presidents awards, and would reconvene the following evening to vote on these matters.

Later on August 20, 2018, Mr. Galanski spoke to Mr. Swift by telephone regarding the outstanding issues discussed with the Transaction Committee the previous day and the Board earlier that evening. Mr. Galanski presented the position of the Transaction Committee on the termination fees, as discussed at the previous day’s Transaction Committee meeting. At the conclusion of this conversation, Mr. Galanski and Mr. Swift agreed to a termination fee of 3.25% of the equity value of the proposed transaction, or $68.25 million, and a reduced termination fee of 2% of the equity value of the proposed transaction, or $42 million, under certain circumstances in connection with the go-shop or a transaction with an excluded party. Mr. Galanski and Mr. Swift also agreed that all of the employee retention arrangements would be finalized prior to the signing of the merger agreement and that Company benefit plans would terminate upon the consummation of the proposed transaction but that Parent would provide subsidies through December 31, 2019 to offset certain increases in benefits costs to U.S.-based Company employees who remain employed by the surviving corporation following the consummation of the proposed transaction.

Also on August 20, 2018, Moelis delivered a revised potential conflicts disclosure memorandum to the Company and Sidley, which was delivered to the Board for their review.

From August 20 to August 22, 2018, representatives of each of the Company, Parent, Sidley and Mayer Brown spoke by telephone and corresponded by email multiple times regarding the Company’s and Parent’s respective press releases and other communication materials related to the anticipated announcement of the proposed transaction.

Throughout the day on August 21, 2018, representatives of each of Sidley and Mayer Brown exchanged drafts of the merger agreement and related documents.

On August 21, 2018, the Board held a telephonic meeting at which Mr. DeFalco, Ms. Miner and representatives of each of Sidley, Goldman Sachs and Moelis were present. Representatives of each of Goldman Sachs and Moelis provided their respective firms’ updated financial analyses of the final financial terms of the proposed transaction and provided an overview of the go-shop process, which would begin immediately after signing. Representatives of Goldman Sachs then presented their oral opinion, subsequently confirmed in its written opinion dated as of August 22, 2018, that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the merger consideration to be paid to the Company’s stockholders (other than Parent and its affiliates) pursuant to the merger agreement, was fair from a financial point of view to such stockholders. Representatives of Moelis then delivered Moelis’ written opinion that, based upon the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis in connection with its opinion, the merger consideration was fair from a financial point of view to the Company’s stockholders (other than the parties to the voting agreements). Representatives of Sidley discussed the transaction terms with the Board, and the Board considered near-final drafts of the merger agreement and related documents. The Compensation Committee then unanimously resolved to approve the employee agreements and president’s awards agreements. Upon consideration of the recommendation and resolution of the Compensation Committee, the Board unanimously resolved to approve the employee agreements and the president’s awards. Upon consideration of the Company by-laws, as presented at the previous day’s Board meeting, the Board unanimously resolved to adopt the Company by-laws with immediate effect. Upon consideration of the analysis of the Company’s financial advisors, the Board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, resolved to submit the merger agreement to the Company’s stockholders for adoption and resolved to recommend adoption of the merger agreement to the Company’s stockholders.

Prior to the open of U.S. financial markets on August 22, 2018, (i) the Company, Parent and Merger Sub executed the merger agreement, (ii) Parent, Mr. Deeks, Monica J. Deeks, Mr. Tract (as trustee for the Deeks family trusts) and the Deeks Family Foundation executed the Deeks voting agreement and (iii) Parent and Mr. Galanski executed the Company CEO voting agreement, in each case effective as of August 22, 2018, and each of the Company and Parent issued press releases announcing the merger. The go-shop period began upon the execution of the merger agreement.

From August 22, 2018, representatives of each of Goldman Sachs and Moelis contacted 44 potential acquirers, including all of the parties contacted in June 2018 other than Parent. On August 23, 2018, representatives of each of Party A and Goldman Sachs spoke by telephone. Representatives of Party A indicated they would not pursue a transaction with the Company as they are still in the process of integrating a recent acquisition, noting their belief that they were unlikely to propose more than $70.00 per share of Company common stock, and their concern that they were not familiar with the Company’s reinsurance business or European operations and that they would not be able to complete due diligence and negotiate a transaction to their satisfaction before the expiration of the go-shop period. As of the date of the preliminary version of this proxy statement, none of the other potential acquirers contacted by representatives of each of Goldman Sachs or Moelis have expressed interest in pursuing a transaction with the Company.

On September 14, 2018, the Transaction Committee held a telephonic meeting at which Mr. Galanski and representatives of each of Sidley, Goldman Sachs and Moelis were present. Representatives of Goldman Sachs and Moelis provided an update on discussions with the potential acquirers contacted during the go-shop period, and noted that none of these potential acquirers had expressed interest in pursuing a transaction with the Company.

The go-shop period expired at 12:01 a.m. (New York City time) on September 21, 2018, with the Company having not received any alternative acquisition proposals during the go-shop period.

Recommendation of the Board

At the special meeting of the Board held on August 21, 2018, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

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adopted and declared advisable the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement;

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determined that on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders;

•	determined that the treatment of outstanding equity awards under the Company stock plan as set forth in the merger agreement is desirable and appropriate for the Company;

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authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company stockholders; and

•	recommended that the Company stockholders vote for the adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s management and its outside legal and financial advisors and considered and evaluated a variety of factors over the course of over five months and twenty-five meetings of the Board and the transaction committee of the Board since the Board began to explore possible strategic alternatives in March 2018, including the following factors, each of which the Board believed supported a unanimous determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and a unanimous recommendation that Company stockholders vote in favor of adopting the merger agreement:

•	Merger Consideration. The Board considered that the merger consideration of $70.00 per share of the Company’s common stock to be paid by Parent in cash represents:

•	a valuation of approximately 1.78 times the Company’s $39.25 fully-diluted tangible book value per share as of June 30, 2018;

•	an approximately 18.9% premium over a 90-trading-day average closing price of Company common stock prior to August 17, 2018;

•	an approximately 51.0% premium over the lowest closing price over the 52-week period ended August 17, 2018; and

•	an approximately 6.8% premium over the then-all-time high closing price of the Company’s common stock on August 16, 2018.

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Course of Negotiations. The Board considered that the merger consideration to be paid by Parent was the result of arms’-length negotiations, which included a price increase of $3.50 per share by Parent from its initial oral offer on July 5, 2018 of $66.50 per share, and the Board’s belief, after extensive diligence and discussions with Parent over the course of July and August 2018, that the merger consideration of $70.00 per share represented the best price available for the Company.

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Prospects of the Company. The Board considered, on a historical and prospective basis, the Company’s business, operations, financial condition, earnings, prospects and competitive position, as well as trends in the insurance industry, noting in particular the short and long-term risks, uncertainties and challenges facing the Company and the industry. The Board also considered the market price and volatility of Company common stock and the Company’s financial projections and the risks associated with the Company’s ability to meet such projections, including those described in the Company’s SEC filings.

•	Potential Strategic Alternatives. The Board considered:

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other alternatives available to the Company, including pursuing various alternative standalone strategies considering the potential stockholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives;

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that the Company initiated a formal process to explore its strategic alternatives beginning in April 2018, and, since such time, representatives of the Company and its financial advisors contacted nine potential acquirers to solicit interest (including two on a “no-names” basis and one during general discussions), including Parent, of which three expressed interest in further discussions with the Company, and two entered into confidentiality agreements with the Company and received evaluation packages containing financial information regarding the Company’s business and management presentations;

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that a broad public auction of the Company may (i) harm the Company’s relationships with its employees, customers, insureds, policyholders, brokers, agents, financing sources, business partners, service providers and reinsurance providers, resulting in possible financial harm to the Company, and (ii) risk the departure of key executives due to lack of long-term employment agreements with such executives;

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that Parent submitted a proposal to the Company regarding a potential acquisition of the Company during the early stages of the formal process to explore strategic alternatives, and that the Company entered into an exclusivity agreement with Parent on July 20, 2018 based on such proposal, and that no other potential acquirers had submitted a proposal by that date;

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that during the go-shop period (which ended at 12:01 a.m. (New York City time) on September 21, 2018), the Company had the right to initiate, solicit, facilitate or encourage, or participate in discussions or negotiations regarding alternative acquisition proposals from potential acquirers, including those parties that previously executed confidentiality agreements with the Company;

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that the Company would pay a reduced termination fee if the Company terminated the merger agreement to enter into an acquisition agreement for a superior proposal during the go-shop period or with an excluded party during the 10 days after the go-shop period (and any extensions thereto), or if Parent terminated the merger agreement after the Board withdraws its recommendation that stockholders adopt the merger agreement in response to the receipt of a superior proposal during the go-shop period or in connection with entering into an acquisition agreement for a superior proposal with an excluded party during the 10 days after the go-shop period (and any extensions thereto); and

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that after the no-shop period start date and prior to receipt of Company stockholder approval, the Company may consider unsolicited superior proposals from potential acquirers and, subject to the payment to Parent of a $68.25 million termination fee, terminate the merger agreement and enter into an agreement with such potential acquirer in connection with the superior proposal.

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Other Potentially Interested Parties. The Board considered its belief, based on, among other things, its familiarity with the Company’s business, consultation with the Company’s financial advisors and the result of the negotiations between the parties and the responses of other potential acquirers to approaches from its financial advisors, that other potentially interested parties, if any, would not likely be prepared to earnestly pursue a transaction with the Company for a price in excess of the merger consideration.

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Cash Consideration; Certainty of Value. The Board considered the fact that the merger consideration is a fixed cash amount, providing the Company stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a standalone company or pursuing a transaction in which all or a portion of the consideration would be payable in stock.

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No Financing Condition. The Board considered that the merger is not subject to a financing condition and, in particular, that Parent had represented that it has and will have sufficient funds to pay the aggregate merger consideration, the consideration payable to the holders of Company equity awards and any other amount payable in connection with the consummation of the transactions contemplated by the merger agreement and any related fees and expenses of Parent and Merger Sub.

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Opinions of the Company’s Financial Advisors. The Board considered the financial analyses reviewed and discussed with the Board by representatives of Goldman Sachs and Moelis on August 20 and 21, 2018, and:

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the opinion of Goldman Sachs, dated August 22, 2018, addressed to the Board, to the effect that as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $70.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the section entitled “The Merger—Opinions of our Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 50; and

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the opinion of Moelis, dated August 21, 2018, addressed to the Board as to the fairness, from a financial point of view and as of the date of such opinion based upon and subject to the conditions and limitations set forth in the opinion, of the merger consideration to be received in the merger by holders of Company common stock (other than Excluded Holders), as more fully described below under the section entitled “The Merger—Opinions of our Financial Advisors—Opinion of Moelis & Company LLC” beginning on page 58.

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Ability of Parent to Consummate the Merger. The Board considered the proven ability of Parent to complete large acquisition transactions on the agreed terms, including Parent’s recent acquisition of Aetna Inc.’s U.S. group life and disability business.

•	The Merger Agreement. The Board considered the terms and conditions of the merger agreement, including:

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the parties’ representations, warranties and covenants, including the covenants obligating each party to use reasonable best efforts (subject to certain limitations) to obtain required regulatory approvals and cause the merger to be consummated;

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the Company’s ability, during the go-shop period (which ended at 12:01 a.m. (New York City time) on September 21, 2018) to initiate, solicit, facilitate or encourage, and to participate in discussions or negotiations regarding, alternative acquisition proposals from potential acquirers, including those parties that previously executed confidentiality agreements with the Company;

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the Company’s ability, after the no-shop period start date and prior to receipt of Company stockholder approval, to furnish information to and conduct negotiations with a third party that has made an acquisition proposal, if the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal;

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the fact that, in certain circumstances and subject to compliance with certain procedural requirements, the Board is permitted to change its recommendation that the Company stockholders adopt the merger agreement and to terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee;

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the Board’s belief, after consulting the Company’s outside legal and financial advisors, that the Company’s obligation to pay Parent a termination fee of $68.25 million (representing approximately 3.25% of the aggregate merger consideration) if the merger agreement is terminated under certain circumstances, or $42 million (representing approximately 2% of the aggregate merger consideration) if the Company terminated the merger agreement to enter into an acquisition agreement for a superior proposal during the go-shop period or within the 10 days after the go-shop period (and any extensions thereto), or if Parent terminated the merger agreement after the Board withdraws its recommendation that stockholders adopt the merger agreement in response to the receipt of a superior proposal during the go-shop period or within the 10 days after the go-shop period (and any extensions thereto), were consistent with market standards and would not preclude other potential acquirers from making an alternative proposal to acquire the Company;

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the provisions of the merger agreement that allow the walk-away date for completing the merger to be extended to July 1, 2019 if the merger has not been completed by the initial walk-away date of May 1, 2019 because the required regulatory approvals have not been obtained; and

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the provisions of the merger agreement that permit the Company to continue to declare and pay quarterly dividends not to exceed $0.07 per share consistent with past practice until the completion of the merger.

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Conditions to the Consummation of the Merger. The Board considered the conditions to the consummation of the merger and the likelihood of closing and noted that (i) no third-party, non-regulatory consents are required to consummate the merger, and (ii) only U.S. (and no other) antitrust and seven U.S. and foreign insurance regulatory approvals are required and the belief that the prospects for receiving such approvals are good.

•	Voting Agreements. The Board considered the fact that:

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the Deeks stockholders and the Company CEO, who collectively beneficially owned, as of August 22, 2018, approximately 22.5% of the issued and outstanding shares of Company common stock, will receive the same consideration as the Company’s other stockholders;

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the Deeks stockholders and the Company CEO are supportive of the transaction and were willing to execute the voting agreements in support of the transaction, which helped maximize the consideration that Parent was willing to pay in the merger; and

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each of the voting agreements will terminate upon any termination of the merger agreement, including a termination by the Board to pursue a superior proposal, if the Board withdraws its recommendation that the Company stockholders vote in favor of adopting the merger agreement or if the merger agreement is amended in a manner that is adverse to the Deeks stockholders and the Company CEO, respectively, in any material respect, including a decrease in the merger consideration.

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Structure; Company Stockholder Adoption. The Board considered that the structure of the transaction as a merger will result in detailed public disclosure and a reasonable period of time prior to receipt of Company stockholder approval during which an unsolicited superior proposal could be brought forth, and that completion of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock.

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Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which the Company’s business would be subject to the potential uncertainty of closing and related disruption.

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Specific Performance Right. The Board considered the fact that if Parent or Merger Sub fails, or threatens to fail, to satisfy its obligations under the merger agreement, the Company is entitled to specifically enforce the merger agreement, in addition to any other remedies to which the Company may be entitled.

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Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Delaware law to the Company stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required appraisal procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

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the fact that the Company had not completed a competitive bid process, which was the result of a decision by the Board informed by (i) the lack of significant prompt interest from the potential bidders contacted by the Company’s financial advisors, (ii) the view of the Company’s financial advisors that they had approached the most likely potential bidders, (iii) the inclusion of a go-shop provision in the merger agreement which allowed the Company to conduct an affirmative market check following the execution of the merger agreement and to terminate for any superior proposals that resulted from the go-shop process at a reduced termination fee (subject to the terms of the merger agreement), (iv) the Board’s concern regarding the increased risk of leaks, breach of confidentiality and competitors poaching business and employees if the Company continued to contact third parties regarding a potential transaction after expiration of the exclusivity agreement with Parent on August 8, 2018 and (v) the price proposed by Parent compared to the Company’s book value, projections and historical stock price;

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the fact that the merger agreement precludes the Company from actively soliciting or, subject to certain exceptions, participating in discussions or negotiations with respect to alternative proposals after 12:01 a.m. (New York City time) on September 21, 2018 and requires the Company to provide Parent with an opportunity to match superior proposals received from other parties;

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the possibility that, under certain circumstances, the Company may be required to pay Parent a termination fee, including if (i) the Company terminates the merger agreement to enter into an agreement for a superior proposal prior to the receipt of Company stockholder approval, (ii) Parent terminates the merger agreement after the Board withdraws or otherwise adversely changes its recommendation that the Company stockholders adopt the merger agreement, or, prior to the Company stockholders adopting the merger agreement, the Company materially and willfully breaches its obligations in the merger agreement relating to non-solicitation or preparing and filing this proxy statement and convening the special meeting, or (iii) after the announcement of an acquisition proposal that was not withdrawn at least three business days prior to the special meeting, the merger agreement is terminated due to (x) failure of the Company stockholders to adopt the merger agreement, (y) the consummation of the merger not occurring by the walk-away date (in the case of this clause (y) only if Company stockholder approval is not obtained before such termination) or (z) a material breach of the merger agreement by the Company, and within 12 months after such termination, the Company consummates any acquisition proposal or enters into a definitive agreement with respect to any acquisition proposal that is thereafter consummated;

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the provisions of the merger agreement that would require the Company to reimburse Parent for its transaction expenses (not to exceed $7 million) if the Company stockholders fail to adopt the merger agreement;

•	the fact that, following the merger, the Company will no longer exist as an independent public company and the Company’s existing stockholders will not participate in the Company’s or Parent’s future earnings or growth or benefit from any synergies (other than synergies reflected in the purchase price) resulting from the consummation of the transactions contemplated by the merger agreement;

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the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including approval by the Company stockholders, approvals, filings and notices under applicable insurance laws and the condition requiring the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act, and the regulations promulgated thereunder;

•	the provisions of the merger agreement that provide that Parent is not obligated to:

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take or refrain from taking or agree to it or any of its affiliates taking or refraining from taking any action or to bear any condition, limitation, restriction or requirement imposed by a governmental authority, including an insurance regulator, that would or would reasonably be likely to have a material adverse effect on (i) Parent and its subsidiaries, taken as a whole, or (ii) the Company and its subsidiaries taken as a whole (referred to as a “parent burdensome condition”); or

•	close the merger if a required insurance approval would impose a parent burdensome condition.

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the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, the potential negative impact on the Company’s ability to retain employees and the potential negative effects on its business relationships, including with customers, policyholders, brokers, service providers and employees;

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the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company;

•	the fact that, for United States federal income tax purposes, the merger consideration will be taxable to the Company stockholders who are entitled to receive such consideration;

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the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt the Company’s business operations;

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the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on the Company’s employees and its relationships with existing and prospective customers, policyholders, brokers, service providers and other third parties;

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costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with seeking required governmental consents and with any litigation that may result from the announcement or pendency of the merger, and that if the merger is not consummated the Company may be required to bear all or a portion of such costs; and

•	the fact that certain of the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company stockholders.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The Board based its recommendation on the totality of the information presented, including the factors described above.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results in its regular earnings press releases and other investor materials.

In connection with the evaluation of a possible transaction, the Company’s management prepared and provided to the Board forward-looking financial information for fiscal years 2018 through 2021 (referred to as the “financial projections”), which are summarized below. The financial projections were also provided to Goldman Sachs and Moelis for their use and reliance in connection with their respective financial analyses and opinions. In connection with Parent’s due diligence investigation, the Company made available to Parent the information that was included in the financial projections. None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to the Board and the Company’s financial advisors and because portions of the financial projections were also made available to Parent.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (referred to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by the Company that the information is material.

The financial projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control. In the view of Company management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance. The financial projections are not facts and should not be relied upon as necessarily indicative of actual future results. You are cautioned not to place undue reliance on the financial projections. None of the Company, Parent or any of their respective affiliates, advisors or other representatives assumes any responsibility for the ultimate performance of the Company relative to the financial projections. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial projections will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 19. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or its affiliates or advisors or any other person to any of the Company’s stockholders or any other person regarding the actual performance of the Company compared to the results included in the financial projections.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 119. The financial projections do not take into account the effect of the merger or the failure of the merger to be consummated and should not be viewed in that context.

THE COMPANY HAS NOT AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT ANY EVENTS OCCURRING AFTER THE DATE THE FINANCIAL PROJECTIONS WERE MADE, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Financial Projections

The following table summarizes the financial projections for each fiscal year ending December 31 indicated below (expressed in millions, except per share data):

	2018E	2019E	2020E	2021E
Gross written premiums	$1,773	$1,943	$2,089	$2,250
Net written premiums	1,360	1,484	1,617	1,762
Net earned premiums	1,302	1,416	1,544	1,682
Net losses and loss adjustment expenses	(770)	(840)	(912)	(991)
Commission expenses	(209)	(228)	(250)	(275)
Other operating expenses	(255)	(266)	(283)	(308)

Underwriting profit (loss)	68	83	98	108
Net investment income	104	120	136	155
Interest expenses	(15)	(15)	(15)	(16)
Income tax expense	(29)	(39)	(46)	(52)

Net income	125	148	173	195
Net operating EPS (Diluted)(1)	4.13	4.81	5.64	6.35
Dividends per share	0.28	0.30	0.32	0.34
Book value of stockholders’ equity(2)	1,343	1,481	1,644	1,829
Combined ratio—CY (%)(3)	94.8	94.2	93.6	93.6

(1)

Estimated diluted shares outstanding were updated in connection with preparation for the transaction, which resulted in estimated net operating EPS (Diluted) of $4.13, $4.81, $5.64 and $6.35 for 2018 through 2021, respectively.

(2)	Including accumulated other comprehensive income.

(3)	Calculated based on earned premiums.

Opinions of Our Financial Advisors

Opinion of Goldman Sachs & Co. LLC

At a meeting of the Board held on August 21, 2018, Goldman Sachs rendered to the Board its oral opinion, subsequently confirmed in its written opinion dated August 22, 2018, to the effect that, as of the date of Goldman

Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $70.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 22, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for each of the five years ended December 31, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company (referred to as the “Forecasts” and which are summarized in the section entitled “—Forward-Looking Financial Information,” beginning on page 49).

Goldman Sachs also held discussions with members of senior Company management regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the property and casualty insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions and it relied on the Company’s actuaries with respect to reserve adequacy. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company common stock, as of the date of the opinion, of the $70.00 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $70.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 17, 2018 and is not necessarily indicative of current market conditions.

Analysis of Implied Premiums and Multiples

Goldman Sachs calculated and compared the following premiums, multiples and financial information based on the merger consideration of $70.00 in cash per share to be paid to the holders of shares of Company common stock pursuant to the merger agreement:

•	the implied premiums represented by the merger consideration of $70.00 in cash per share of Company common stock relative to:

•	$65.20, the closing price for the shares of Company common stock on August 17, 2018,

•	$65.55, the all-time highest closing price of the shares of Company common stock,

•	$65.55, the highest closing price of the shares of Company common stock over the 52-week period ended August 17, 2018,

•	$46.35, the lowest closing price of the shares of Company common stock over the 52-week period ended August 17, 2018,

•	$59.86, the average closing price of the shares of Company common stock over the 30-trading day time period ended August 17, 2018,

•	$58.87, the average closing price of the shares of Company common stock over the 90-trading day time period ended August 17, 2018,

•	$55.53, the average closing price of the shares of Company common stock over the 180-trading day time period ended August 17, 2018,

•

$57.70, the closing price for shares of Company common stock on July 5, 2018, the date on which the Company received an oral acquisition proposal from Parent based on a merger consideration of $66.50 in cash per share of Company common stock, and

•

$57.50, the closing price for shares of Company common stock on July 16, 2018, the date on which the Company and Parent entered into an exclusivity agreement in connection with the potential merger based on a merger consideration of $70.00 in cash per share of Company common stock;

•

the implied value of the aggregate merger consideration to be paid to the holders of shares of Company common stock on a fully diluted basis as equal to $2.15 billion by multiplying the merger consideration of $70.00 in cash per share of Company common stock by the total number of fully diluted shares of Company common stock outstanding as of as of August 14, 2018, as provided by the Company’s management;

•

the merger consideration of $70.00 in cash per share of Company common stock as a multiple of the book value (“BV”) and tangible book value (“TBV”), in each case including accumulated other comprehensive income (“AOCI”), per share of Company common stock calculated by dividing the BV and the TBV of the Company as of June 30, 2018, as provided by Company management by both the total number of basic shares of Company common stock outstanding and the total number of fully diluted shares of Company common stock outstanding, in each case as of June 30, 2018, as provided by the Company’s management; and

•

the merger consideration of $70.00 in cash per share of Company common stock as a multiple of the estimated net operating earnings per share (“EPS”) for the Company for the four-quarter period ending June 30, 2019 (“NTM”), and for calendar years 2019 and 2020, calculated using both the EPS estimates for the Company for such periods as reflected in the Forecasts, and the median EPS estimates for the Company for such periods published by the Institutional Broker Estimate System (referred to as “IBES”) as of August 17, 2018.

The results of these calculations and comparisons were as follows:

$70 Merger Consideration
Implied Premium to:
August 17, 2018 Closing Price of $65.20	7.4%
All-Time High of $65.55	6.8%
52-Week High of $65.55	6.8%
52-Week Low of $46.35	51.0%
30-Trading Day Average of $59.86	16.9%
90-Trading Day Average of $58.87	18.9%
180-Trading Day Average of $55.53	26.1%
July 5, 2018 Closing Price of $57.70	21.3%
July 16, 2018 Closing Price of $57.50	21.7%
As Multiple of:
Q2 2018 BV incl. AOCI (basic shares)	1.69x
Q2 2018 TBV incl. AOCI (basic shares)	1.73x
Q2 2018 BV incl. AOCI (fully diluted shares)	1.74x
Q2 2018 TBV incl. AOCI (fully diluted shares)	1.78x
NTM EPS (Management Forecasts)	15.7x
2019E EPS (Management Forecasts)	14.6x
2020E EPS (Management Forecasts)	12.4x
NTM EPS (IBES Median)	20.8x
2019E EPS (IBES Median)	21.5x
2020E EPS (IBES Median)	20.7x

Illustrative Discounted Dividend Analysis

Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for the Company.

Using a range of discount rates from 8.9% to 10.0%, reflecting estimates of the Company’s cost of equity, Goldman Sachs derived an illustrative equity value of the Company, by discounting to present value as of June 30, 2018, (a) the estimated distributions to the Company stockholders for the two-quarter period ending December 31, 2018 and years 2019 through 2021, as reflected in the Forecasts, and (b) a range of illustrative terminal values for the Company, as of December 31, 2021, calculated by applying exit terminal year price to book value (including AOCI) (“P/BV”) multiples ranging from 1.50x to 1.65x to the estimate of the book value (including AOCI) of the Company as of December 31, 2021, as reflected in the Forecasts. This analysis implied 2022 price to earnings (“P/E”) multiples ranging from 12.8x to 14.1x based on 2022 net operating income for the Company, calculated by applying, at the direction of the Company’s management, a 10% growth rate over the estimated 2021 net operating income for the Company reflected in the Forecasts (referred to as “2022 Net Operating Income”). Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally (referred to as the “CAPM”). The range of P/BV multiples used by Goldman Sachs was estimated by Goldman Sachs utilizing its professional judgment and experience including by taking into account current and historical observed P/BV multiples of the Company. Goldman Sachs then divided the ranges of illustrative equity values it derived for the Company by the total number of fully diluted shares of Company common stock outstanding as of June 30, 2018, as provided by the Company’s management, to derive a range of illustrative present values per share of Company common stock of $64.97 to $73.87.

For reference purposes only, Goldman Sachs performed the same discounted dividend analysis described above, using the same discount rates range of 8.9% to 10.0% but applying 1.14x, 1.25x and 1.34x exit terminal year P/BV multiples, reflecting the Company’s five-year, three-year and one-year average P/BV multiples, respectively

(which analysis implied 2022 P/E multiples ranging from 9.7x to 11.4x, based on 2022 Net Operating Income for the Company). This analysis resulted in a range of illustrative present values per share of Company common stock of $49.59 to $60.16.

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Company common stock. Goldman Sachs derived a range of theoretical future values per share of Company common stock as of December 31, 2018 through December 31, 2021 by applying illustrative P/BV multiples ranging from 1.50x to 1.65x to the estimate of the book value (including AOCI) of the Company as of December 31 of each such year, as reflected in the Forecasts, and dividing the ranges of illustrative equity values it derived for the Company by the total number of fully diluted shares of Company common stock outstanding as of August 14, 2018, as provided by the Company’s management. The range of P/BV multiples used by Goldman Sachs was estimated by Goldman Sachs utilizing its professional judgment and experience including by taking into account current and historical observed P/BV multiples of the Company. By applying a discount rate of 9.7%, reflecting an estimate of the Company’s cost of equity, derived by application of the CAPM, Goldman Sachs discounted to present value as of June 30, 2018 both the range of theoretical future values per share it derived for the Company and the estimated dividends to be paid per share of Company common stock through the end of the applicable period as reflected in the Forecasts, to yield illustrative present values per share of Company common stock ranging from $62.72 to $72.02.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since 2014 involving target companies in the property and casualty insurance industry.

Based on information in public filings, press releases and financial media reports relating to the applicable transaction, for each of the selected transactions, Goldman Sachs calculated and compared the consideration per share paid in the transaction as a multiple of:

•	the target company’s BV (including AOCI) per share (based on fully diluted shares), as of the end of the last quarter period ended prior to the announcement of the applicable transaction; and

•

the target company’s EPS over the next completed four quarter period after the announcement of the applicable transaction (referred to in this section entitled “—Opinion of Goldman Sachs & Co. LLC” as “Forward P/E”).

The results of these calculations for each transaction are set forth below:

Date	Acquiror	Target	P/BV	Forward P/E
Mar 2018	Axa SA	XL Group Ltd	1.56x	15.4x
Jan 2018	American International Group, Inc.	Validus Holdings, Ltd	1.57x	15.4x
May 2017	Intact Financial Corporation	OneBeacon Insurance Group, Ltd	1.68x	25.7x
Dec 2016	Fairfax Financial Holdings Limited	Allied World Assurance Company Holdings, AG	1.34x	16.9x
Dec 2016	Liberty Mutual	Ironshore Inc.	N/A	N/A
Oct 2016	Sompo International Holdings Ltd	Endurance Specialty Holdings Ltd	1.30x	14.4x
Jul 2015	ACE Limited	The Chubb Corporation	1.75x	13.6x
Jun 2015	Tokio Marine Holdings, Inc.	HCC Insurance Holdings, Inc.	1.91x	19.3x
May 2015	Fosun International Limited	Ironshore Inc.	1.25x	N/A
Jun 2014	Validus Holdings, Ltd	Western World Insurance Group, Inc.	1.33x	N/A

Median			1.56x	15.4x
Mean			1.52x	17.2x
25th Percentile			1.33x	14.9x
75th Percentile			1.68x	18.1x

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to the merger or the Company, the selected transactions are all of the transactions announced since 2014 that, in Goldman Sachs’ professional judgment, involved target companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and services profile.

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied (a) a reference range of P/BV multiples of 1.33x (reflecting the 25th percentile P/BV multiple referenced above) to 1.68x (reflecting the 75th percentile P/BV multiple referenced above) to the Company’s BV per share (based on fully diluted shares) as of June 30, 2018 (including AOCI), as provided by the Company’s management, and (b) a reference range of Forward P/E multiples of 14.9x (reflecting the 25th percentile Forward P/E multiple referenced above) to 18.1x (reflecting the 75th percentile Forward P/E multiple referenced above) to the estimate of the Company’s net operating EPS for 2018 as reflected in the Forecasts, to derive ranges of implied values per share of Company common stock.

The results of these calculations are set forth below:

Method	Implied Value Per Share
P/BV	$53.43—$67.32
Forward P/E	$61.40—$74.61

Premia Paid Analysis

Based on publicly available information, Goldman Sachs analyzed the premia paid in pending or completed all-cash North American transactions announced since 2013 in which the target company had an equity value based on the transaction consideration that was greater than $500 million. With respect to each of these transactions, Goldman Sachs reviewed the implied median premium of the price paid in the transaction to the closing stock price of the target company one trading day prior to announcement of the transaction.

The following tables present the results of this review:

Year to Date	Median Premium to Share Price 1-day Prior to Announcement
2013	27.1%
2014	27.0%
2015	31.8%
2016	35.2%
2017	22.0%
2018	20.5%

High	35.2%
Median	27.0%
Low	20.5%

Based on its review of the implied premia for the selected transactions and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 20.5% to 35.2% (reflecting the high-end and the low-end of the range of median premia referenced above) to the closing price per share of the Company as of August 17, 2018, to derive a range of implied values per share of Company common stock of $78.57 to $88.15.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company common stock, as of the date of the opinion, of the $70.00 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the Board in considering the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including affiliates of the founder of the Company, a significant stockholder of the Company, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, all of which are contingent upon consummation of the merger, and the Company has agreed to reimburse certain of Goldman Sachs’ expenses arising, and to indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. During the two-year period ended August 22, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory and/or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a senior co-manager with respect to a public offering of Parent’s 4.400% Senior Notes due May 2048 (aggregate principal amount $500,000,000) in March 2018 and as financial advisor to Parent in connection with the sale of its Talcott Resolution business in May 2018. During the two-year period ended August 22, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Parent and/or its affiliates of approximately $21,200,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, and affiliates of the founder of the Company, and their respective affiliates for which its Investment Banking Division may receive compensation.

The Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs for its services in connection with the merger an aggregate fee of approximately $14,500,000, all of which is payable contingent upon completion of the merger. In addition, the Company agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Moelis & Company LLC

At a meeting of the Board held on August 21, 2018 to evaluate and approve the merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated August 21, 2018, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the merger by holders of Company common stock (other than Excluded Holders) was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated August 21, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including financial forecasts provided to or discussed with Moelis by Company management;

•

conducted discussions with members of senior management and representatives of the Company concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the merger agreement;

•	reviewed drafts of the voting agreements (together with the merger agreement, referred to in this section as the “Agreements”);

•	participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the Board, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of any such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Board, that such financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Company management as to the future performance of the Company. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the consent of the Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the Agreements or any aspect or implication of the merger, except for the fairness of the merger consideration from a financial point of view to the holders of Company common stock (other than Excluded Holders). In rendering its opinion, Moelis assumed, with the consent of the Board, that the final executed form of the Agreements would not differ in any material respect from the drafts that Moelis reviewed, that the merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Agreements would comply with all the material terms of the Agreements. Moelis assumed, with the consent of the Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the merger will be obtained, except to the extent that could not be material to its analysis. Except as described in this summary, the Company and the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.

Moelis’ opinion did not address the fairness of the merger or any aspect or implication of the merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the merger consideration from a financial point of view to the holders of Company common stock (other than Excluded Holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise.

The following is a summary of the material financial analyses presented by Moelis to the Board at a meeting held on August 20, 2018, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Unless the context indicates otherwise, for purposes of, among other things, deriving per share implied equity values as more fully described below, Moelis calculated per share amounts for the Company based on diluted shares outstanding as of August 14, 2018, using the treasury stock method. All such information for the Company was provided by Company management.

Selected Publicly Traded Companies Analysis

Moelis reviewed financial and stock market information of selected U.S. publicly traded North American specialty property and casualty insurance companies with market capitalizations greater than $1 billion. Moelis excluded certain U.S. publicly traded North American specialty property and casualty insurance companies with market capitalization greater than $1 billion from its analysis as follows: (i) Markel Corporation (market capitalization approximately $17 billion) and Fairfax Financial Holdings Limited (market capitalization approximately $15 billion) were excluded because of their large size, (ii) Arch Capital Group Ltd. (market capitalization approximately $12 billion) was excluded because of its large size and its business mix (which included significant mortgage insurance), (iii) Amtrust Financial Services, Inc. (referred to as “AmTrust”) was excluded because of (a) its announced “take private” transaction, (b) its disclosed accounting issues, and (c) its significant stock price decline leading up to its announced “take private” transaction, and (iv) insurance companies that generated a majority of their premiums from either reinsurance or a single line of business (such as workers’ compensation insurance) were excluded. Moelis reviewed the equity value of each of the selected companies and the Company (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on August 17, 2018), as a multiple of (A) actual book value, inclusive of AOCI (referred to as “P/BV”), as of June 30, 2018, (B) actual book value, inclusive of AOCI, less any intangible assets, including goodwill (referred to as “tangible book value”) (referred to as “P/TBV”), as of June 30, 2018, (C) estimated 2018 earnings per share (referred to as “P/2018E Earnings” or “2018E P/E”), and (D) estimated 2019 earnings per share (referred to as “P/2019E Earnings” or “2019E P/E”). Financial data for the selected companies was based on publicly available median consensus research analysts’ estimates and public filings. In the case of projected earnings for the Company, Moelis reviewed both (I) median consensus research analyst estimates, and (II) projections provided by the Company management.

The results of this analysis are summarized in the following table:

P (or Price)/
Selected Companies	BV	TBV	2018E Earnings	2019E Earnings
W. R. Berkley Corporation	1.79x	1.85x	20.4x	20.1x
Old Republic International Corporation	1.31x	1.31x	12.4x	11.3x
AXIS Capital Holdings Limited	1.07x	1.16x	11.7x	11.0x
RLI Corp. (“RLI”)	4.12x	4.41x	34.5x	34.4x
Aspen Insurance Holdings Limited	0.95x	0.97x	11.5x	10.3x
ProAssurance Corporation	1.64x	2.01x	26.2x	27.2x
Argo Group International Holdings, Ltd.	1.21x	1.42x	16.4x	15.6x
Kinsale Capital Group, Inc. (“Kinsale”)	5.36x	5.44x	31.9x	26.9x
James River Group, Inc.	1.81x	2.66x	17.0x	15.1x
Median (including RLI and Kinsale)	1.64x	1.85x	17.0x	15.6x
Mean (including RLI and Kinsale)	2.14x	2.36x	20.2x	19.1x
Median (excluding RLI and Kinsale)	1.31x	1.42x	16.4x	15.1x
Mean (excluding RLI and Kinsale)	1.40x	1.63x	16.5x	15.8x
Company	1.62x	1.66x
Company (management estimates)			15.8x	13.6x
Company (consensus estimates)			18.8x	20.1x

In reviewing the characteristics of the selected publicly traded companies for purposes of determining reference ranges, Moelis noted that RLI and Kinsale were deemed not as relevant in light of their high profitability, RLI’s significant dividend payments in recent years and Kinsale’s high growth rate, all of which contributed to Moelis’ view that these factors contributed to their high P/BV trading multiples.

Based on the foregoing, Moelis selected reference range multiples of (i) 1.20x to 1.80x P/BV, (ii) 1.30x to 1.90x P/TBV, (iii) 13.0x to 21.0x P/2018E Earnings, and (iv) 12.0x to 19.0x P/2019E Earnings. Moelis then applied such multiple ranges to corresponding financial data for the Company and derived implied per share reference ranges from the resulting implied equity reference ranges, using the diluted share information described above. This analysis indicated the following implied per share reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Reference Ranges Based On:
P/BV	P/TBV	2018E P/E	2019E P/E	Merger Consideration
$48.20 - $72.31	$51.02 - $74.57	$53.61 - $86.60	$57.66 - $91.30	$70.00

In addition, Moelis noted that it viewed P/E multiples as less reliable as an indication of value in light of the inherent volatility of earnings for property and casualty insurance companies.

Selected Precedent Transactions Analysis

Moelis reviewed financial information of certain selected North American insurance transactions with transaction values greater than $1 billion announced since January 1, 2015 involving target companies with significant specialty property and casualty insurance businesses. Moelis excluded the AmTrust “take private” transaction because (i) such transaction was not a change of control transaction, (ii) AmTrust’s disclosed accounting issues and (iii) the significant stock price decline of AmTrust common stock leading up to the announced “take private” transaction. Moelis reviewed implied transaction values of the selected transactions as a multiple, to the extent information was publicly available, of (a) estimated earnings for the fiscal year ending immediately following the announcement of the relevant transaction (referred to as “P/FY+1 Earnings” or “FY+1 P/E”), (b) book value as of the most recent fiscal quarter for which public information was available immediately preceding announcement of the relevant transaction (referred to as “P/BV”) and (c) tangible book value as of the most recent fiscal quarter for which public information was available immediately preceding announcement of the relevant transaction (referred to as “P/TBV”). Financial data for the relevant transactions were based on public filings of the respective target companies. Implied transaction values were calculated based on the equity implied for the target companies using the implied purchase prices paid for the common equity of the target companies.

The results of this analysis are summarized in the following table:

Transaction Value/
Announcement Date	Target	Acquiror	FY+1 Earnings		BV		TBV
March 5, 2018	XL Group Ltd	AXA, S.A.	15.4x		1.56x		2.01x
January 22, 2018	Validus Holdings, Ltd.	American International Group, Inc.	15.4x		1.57x		1.77x
May 2, 2017	OneBeacon Insurance Group, Ltd.	Intact Financial Corporation	25.7x		1.68x		1.68x
December 18, 2016	Allied World Assurance Company Holdings, AG	Fairfax Financial Holdings Limited	16.9x		1.34x		1.56x
December 5, 2016	Ironshore Inc.	Liberty Mutual Insurance Company	N/A	(1)	N/A	(1)	1.45x
October 5, 2016	Endurance Specialty Holdings Ltd.	Sompo Holdings, Inc.	14.4x		1.30x		1.46x
July 1, 2015	Chubb Limited	ACE Limited	13.6x		1.75x		1.80x
June 10, 2015	HCC Insurance Holdings, Inc.	Tokio Marine Holdings, Inc.	19.3x		1.91x		2.51x
May 3, 2015	Ironshore Inc.	Fosun International Limited	N/A	(1)	1.25x		1.31x
		Median	15.4x		1.57x		1.68x
		Mean	17.2x		1.54x		1.73x
		Merger			1.74x		1.78x
		Merger (management estimates)	17.0x
		Merger (consensus estimates)	20.1x

(1)	“N/A” means not available.

In reviewing the characteristics of the selected precedent transactions for purposes of determining reference ranges, Moelis noted that (i) it focused on the selected transactions announced during the past two years and (ii) the Intact Financial Corporation acquisition of OneBeacon Insurance Group, Ltd. involved a target company of similar size and similar focus on specialty lines of insurance. Moelis also noted that certain of the data underlying the selected precedent transactions pre-dated the federal tax legislation enacted in December 2017.

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 1.30x to 1.70x P/BV, (ii) 1.40x to 1.90x P/TBV, and (iii) 15.0x to 20.0x P/FY+1 Earnings. Moelis then applied such multiple ranges to the corresponding financial data for the Company (using June 30, 2018 book value and tangible book value amounts, as well as estimated 2018 EPS) and derived implied per share reference ranges from the resulting implied equity reference ranges, using the diluted share information described above. This analysis indicated the following implied per share reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Reference Ranges Based On:
P/BV	P/TBV	FY+1 P/E	Merger Consideration
$52.22 - $68.29	$54.95 - $74.57	$61.86 - $82.48	$70.00

In addition, Moelis noted that it viewed P/E multiples as less reliable as an indication of value in light of the inherent volatility of earnings for property and casualty insurance companies.

Dividend Discount Analysis

Moelis performed a dividend discount analysis of the Company, on a standalone basis, by calculating the estimated net present value as of June 30, 2018 of the projected dividends to be paid by the Company from June 30, 2018 through December 31, 2021, based on the projections of the Company management. This analysis did not take into account any excess capital that could be potentially distributed to holders of securities, either from excess capital available at June 30, 2018 (estimated by Company management to be approximately $180 million), or from cash flow generated in excess of projected dividends during the projection period, because (i) neither the selected publicly traded companies analysis referred to above nor the selected precedent transactions analysis referred to above was adjusted for excess capital (in light of the lack of available information), and (ii) the projections of the Company management did not provide any estimates of excess capital generation. Moelis performed this analysis using cost of equity rates ranging from 9.0% to 11.0%, based on an estimated cost of equity using the CAPM, inclusive of an equity size premium, and a terminal value at the end of the forecast period, using terminal P/BV multiples ranging from 1.30x to 1.60x, as applied to the projected book value of the Company as of December 31, 2021 (inclusive of AOCI). The terminal multiples for this analysis were selected based on a review of the current and historical P/BV multiples for the selected publicly traded companies referred to above and the P/BV multiples for the selected precedent transactions referred to above. This analysis indicated the following implied per share reference range for the Company, as compared to the merger consideration:

Implied Per Share Reference Range	Merger Consideration
$54.62 - $71.39	$70.00

Other Information

Moelis further noted for the Board the following additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes:

•

the historical closing trading prices for Company common stock during the 52-week period ended August 17, 2018, which reflected low and high stock prices during such period of $45.80 and $66.15 per share compared to the merger consideration of $70.00 per share; and

•

one-year forward stock price targets for Company common stock in recently published, publicly available Wall Street research analysts’ reports, which indicated undiscounted low and high stock price targets ranging from $62.00 to $68.00 per share compared to the merger consideration of $70.00 per share.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to the Company or the transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between the Company and Parent and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction.

Moelis acted as financial advisor to the Company in connection with the transaction and will receive a fee for its services, currently estimated to be approximately $4,842,000 in the aggregate, $2,000,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the transaction. Furthermore, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. In the future, Moelis may provide investment banking and other services to Parent and may receive compensation for such services.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table titled “ —Golden Parachute Payments” below, were used:

•

the relevant price per share of Company common stock is $70.00 per share, which is the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock;

•	the effective time is October 11, 2018, which is the assumed date of the effective time solely for purposes of the disclosure in this section (referred to as the “assumed effective time”);

•

the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of the Company is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

The merger agreement provides that, as of immediately prior to or upon the effective time of the merger, awards that were granted under the Company stock plan and that are outstanding immediately prior to the effective time of the merger will be treated as follows, subject to applicable tax obligations and withholding:

•

each performance unit award granted prior to January 1, 2017, and each tranche of a restricted stock unit award that vests prior to January 1, 2020, that was granted prior to January 1, 2019, and that is payable in shares of Company common stock (together, referred to as the “2019 vesting company awards”) will be converted into the right to receive an amount in cash, without interest, equal to the product of (A) the merger consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, in each case subject to the 2019 vesting company award immediately prior to the effective time of the merger;

•

each performance unit award granted on or after January 1, 2017 and prior to January 1, 2019, and each tranche of a restricted stock unit award that vests on or after January 1, 2020, that was granted prior to January 1, 2019, and that is payable in shares of Company common stock (together, referred to as the “2020 vesting company awards”) will be canceled and converted into the right to receive a cash payment equal to the product of (A) the merger consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, in each case subject to the 2020 vesting company award immediately prior to the effective time of the merger; provided that the right to a cash payment with respect to a 2020 vesting company award will be subject to the same vesting and payment schedules as the 2020 vesting company award it replaces (other than performance-based vesting conditions);

•

each performance unit award granted on or after January 1, 2019 and each restricted stock unit award granted on or after January 1, 2019 that is payable in shares of Company common stock (together, referred to as the “2019 new company awards”) will be canceled and converted into the right to receive a number of restricted stock units issued pursuant to The Hartford 2014 Incentive Stock Plan (each, referred to as a “Parent RSU”) in respect of shares of Parent common stock equal to (A) the merger consideration multiplied by the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, in each case subject to the 2019 new company award immediately prior to the effective time of the merger, divided by (B) the closing price of a share of Parent common stock on the New York Stock Exchange on the business day immediately prior to the closing of the merger; provided, that each Parent RSU will be subject to the same vesting and payment schedules as the 2019 new company award it replaces (other than performance-based vesting conditions); and

•	any restrictions on any restricted shares will lapse immediately prior to or upon (and conditioned upon) the effective time of the merger.

Payments with respect to 2019 vesting company awards will be made as soon as administratively practicable after the effective time of the merger and not later than thirty days after the effective time of the merger. However, in the case of any equity award that is subject to Section 409A of the Code, payments will be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each non-employee director of the Company would receive in respect of outstanding restricted stock awards held by such director as of the assumed effective time in accordance with the treatment of outstanding equity awards described above. As of the assumed effective time, the non-employee directors of the Company did not hold any other outstanding equity awards with respect to the Company. All share numbers have been rounded to the nearest whole number.

Non-Employee Director Equity Award Summary Table
Non-Employee Directors	Restricted Share Awards (#)(1)	Value of Restricted Share Awards ($)
Saul L. Basch	1,541	107,870
Terence N. Deeks	1,541	107,870
Meryl D. Hartzband	1,541	107,870
Geoffrey E. Johnson	1,541	107,870
Robert V. Mendelsohn	1,541	107,870
David M. Platter	1,541	107,870
Patricia H. Roberts	1,541	107,870
Janice C. Tomlinson	1,541	107,870
Marc M. Tract	1,541	107,870

(1)

Effective immediately prior to or upon the effective time of the merger, any restrictions on any restricted shares of Company common stock granted under the Company stock plan will lapse. The amount reported represents the number of restricted shares held by the non-employee director multiplied by the merger consideration of $70.00 per share.

Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of restricted stock unit awards and performance unit awards, as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. All unit numbers have been rounded to the nearest whole number.

Executive Officer Equity Award Summary Table
Executive Officers	Restricted Stock Unit Awards (#)(1)	Value of Restricted Stock Unit Awards ($)(1)	Performance Unit Awards (#)(2)	Value of Performance Unit Awards ($)(2)	Estimated Total Cash Consideration ($)
Stanley A. Galanski*	6,606	462,420	122,238	8,556,660	9,019,080
Ciro M. DeFalco	—	—	32,045	2,243,150	2,243,150
H. Clay Bassett, Jr.	—	—	25,000	1,750,000	1,750,000
Michael J. Casella	—	—	42,500	2,975,000	2,975,000
Vincent C. Tizzio	—	—	25,000	1,750,000	1,750,000
Glen M. Bronstein	7,169	501,830	11,500	805,000	1,306,830
R. Scott Eisdorfer	—	—	12,500	875,000	875,000
Denise M. Lowsley	—	—	12,500	875,000	875,000
Emily B. Miner	—	—	13,500	945,000	945,000
Jeff. L. Saunders	—	—	15,500	1,085,000	1,085,000
Colin D. Sprott	—	—	11,000	770,000	770,000
Carl L. Bach, III	—	—	18,000	1,260,000	1,260,000

*	Mr. Galanski also serves as a director of the Company.
(1)

As of immediately prior to the effective time of the merger, each restricted stock unit that constitutes a 2019 vesting company award will be converted into the right to receive an amount in cash, without interest, equal to the product of (a) the merger consideration and (b) the number of restricted stock units in the applicable tranche.

As of immediately prior to the effective time of the merger, each restricted stock unit that constitutes a 2020 vesting company award will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the merger consideration and (b) the number of restricted stock units in the applicable tranche, with the right to such cash subject to the same vesting and payment schedules as applicable to the 2020 vesting company award. The terms of the Company stock plan applicable to the 2020 vesting company awards provides for immediate vesting upon a qualifying termination of employment within one year following a change of control.

The amount reported represents the number of restricted stock units subject to the 2019 vesting company awards and 2020 vesting company awards, as applicable, multiplied by the merger consideration of $70.00 per share.

(2)

As of immediately prior to the effective time of the merger, each performance unit award that constitutes a 2019 vesting company award will be converted into the right to receive an amount in cash, without interest, equal to the product of (a) the merger consideration and (b) the target number of shares of Company common stock.

As of immediately prior to the effective time of the merger, each performance unit award that constitutes a 2020 vesting company award will be converted into the right to receive an amount in cash, without interest, equal to the product of (a) the merger consideration and (b) the target number of shares of Company common stock, with the right to such cash subject to the same vesting and payment schedules (other than performance-based vesting conditions) as applicable to the 2020 vesting company award. The terms of the Company stock plan applicable to such awards provides for immediate vesting of all outstanding performance unit awards upon a qualifying termination of employment within one year following a change of control.

The amount reported represents the target number of performance units subject to the 2019 vesting company awards and 2020 vesting company awards, as applicable, multiplied by the merger consideration of $70.00 per share.

Director Compensation

The Company expects to pay and/or issue to each non-employee director of the Company his or her full compensation for the 2018 calendar year, regardless of when the closing of the merger occurs. If the closing of the merger occurs on or prior to December 31, 2018, then the portion of the 2018 calendar year compensation normally provided in equity will instead be paid in cash; otherwise, such portion of the 2018 calendar year compensation will be issued in the form of an award of restricted shares. With respect to compensation for each non-employee director of the Company for the 2019 calendar year, the Company expects to pay to each non-employee director of the Company a cash amount, on a quarterly basis, equal to 1/4 of such director’s total annual compensation (historically paid partially in cash and partially in equity) for each quarter that commences prior to the closing of the merger.

President’s Award Agreements

The Company Board approved, on August 21, 2018, the granting of performance-based cash bonuses to certain named executive officers of the Company and certain other key employees (referred to as the “President’s Award recipients”) pursuant to a President’s Award Agreement (each referred to as a “President’s Award Agreement”) entered into between the Company and each President’s Award recipient. These performance-based cash bonuses are intended to secure the continued service and dedication to the Company of each President’s Award recipient whether or not the merger ultimately closes.

Pursuant to the President’s Award Agreements, each President’s Award recipient will be entitled to a lump-sum cash bonus (referred to as the “President’s Award”) of a specified minimum target vesting amount if: (i) the President’s Award recipient remains in continuous employment with the Company through June 30, 2022 (referred to as the “payment date”); (ii) the President’s Award recipient’s employment with the Company terminates prior to the payment date due to the President’s Award recipient’s death or “disability” (as defined in the President’s Award Agreement); (iii) the Company terminates the President’s Award recipient’s employment without “cause” after a “change in control” (each as defined in the President’s Award Agreement) but prior to the date that is one year after such change in control; or (iv) the President’s Award recipient resigns from employment with the Company for “good reason” (as defined in the President’s Award Agreement) after a change in control but prior to the date that is one year after such change in control. The minimum target vesting amount specified in each President’s Award Agreement is subject to upward adjustment based on satisfaction of specified performance goals during the 36-month period from January 1, 2019 through December 31, 2021 (or, if a change in control occurs between January 1, 2020 and December 31, 2021, from January 1, 2019 through the date of such change in control); provided that if a change in control occurs prior to January 1, 2020, the minimum target vesting amount will not be subject to any upward adjustment.

Except in the event of termination of employment due to the employee’s death or disability (in which case the President’s Award will be payable within 60 days after such death or disability), the President’s Award is payable as soon as administratively possible within 30 days after the payment date, provided that (i) in the event of a change in control prior to the payment date, the payment date will be one year from the date of the change in control and (ii) in the event of the President’s Award recipient’s termination of employment by the Company without cause or resignation by the President’s Award recipient for good reason between a change in control and the payment date, the President’s Award will be payable within 60 days following such termination of employment.

A President’s Award recipient will not be entitled to the cash bonus associated with the President’s Award Agreement if the President’s Award recipient’s employment with the Company terminates prior to the payment date for any reason other than due to the President’s Award recipient’s death, disability or, in each case within the one-year period following a change in control, a termination by the Company without cause or a resignation by the President’s Award recipient for good reason, or as otherwise determined by the Compensation Committee of the Company Board (referred to as the “Compensation Committee”).

For purposes of the President’s Award Agreements, “cause” is as defined in the President’s Award recipient’s employment agreement, or if no employment agreement exists or the employment agreement does not contain a definition of “cause,” is generally defined to include: (i) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty; (ii) commission of a criminal activity, fraud, embezzlement or any act of moral turpitude (including but not limited to violations of the Company’s sexual harassment or discrimination policies); (iii) a failure to reasonably cooperate in any investigation or proceeding concerning the Company; (iv) any unauthorized disclosure or use of confidential information or trade secrets; or (v) any violation of any restrictive covenant, such as a non-compete, non-solicit or non-disclosure agreement, between the President’s Award recipient and the Company or its affiliates.

For purposes of the President’s Award Agreements, “good reason” generally occurs if the Company, without the President Award recipient’s consent: (i) materially reduces the President’s Award recipient’s base compensation or short-term incentive target; (ii) changes the President’s Award recipient’s principal place of employment by more than 50 miles from its location immediately prior to the effective time of the merger; (iii) materially breaches an agreement under which the President’s Award recipient provides services to the Company; or (iv) fails to obtain an assumption of the President’s Award Agreement by any successor, in each case, subject to a 15-day notice period and a 30-day cure period.

Each President’s Award recipient is subject to non-solicitation and non-hiring obligations during, and for one-year following, a termination of employment, as well as confidentiality obligations under the terms of the President’s Award Agreements.

The minimum target vesting amounts and maximum potential payouts under the President’s Awards granted to the Company’s named executive officers are as follows:

Name	Title	Minimum Target Vesting Amount Under President’s Award ($)	Maximum Payment Under President’s Award ($)
H. Clay Bassett, Jr.	Senior Vice President and Chief Underwriting Officer and President of Navigators Re	862,500	1,293,750
Michael J. Casella	President of International Insurance	870,000	1,305,000
Vincent C. Tizzio	President of U.S. Insurance	900,000	1,350,000

With respect to the President’s Awards granted to the Company’s seven other executive officers (excluding the named executive officers), the aggregate minimum target vesting amount is $3,114,184 and the aggregate maximum potential payout is $4,671,276.

Employment Arrangements

On August 21, 2018, the Compensation Committee and the Company Board approved the terms of an employment agreement with each of Stanley A. Galanski, President and Chief Executive Officer, and Ciro M. DeFalco, Executive Vice President and Chief Financial Officer (each, referred to as an “executive”), and the Company and Navigators Management Company, Inc. (referred to as “Navigators Management”), a New York corporation and wholly owned subsidiary of the Company, entered into an employment agreement (each, referred to as an “employment agreement”) with each executive on such date.

The employment agreement with Mr. Galanski superseded his existing employment agreement. Mr. DeFalco did not have an employment agreement with the Company or its subsidiaries prior to entering into the employment agreement described below.

The employment agreements each have an initial term expiring on December 31, 2019, and automatically continue for subsequent one-year periods (referred to as the “Term”), unless either party elects to terminate the employment agreement by written notice to the other party at least 120 days prior to the end of the Term as then in effect. Each employment agreement also provides that in the event of a “change in control” (as defined in the employment agreements), the Term will not terminate prior to the later of (i) the one-year anniversary of the change in control or (ii) the date that is 120 days after written notice is provided to the other party.

During the Term, Mr. Galanski will serve as President and Chief Executive Officer and Mr. DeFalco will serve as Executive Vice President and Chief Financial Officer.

The employment agreements provide for an annual base salary as of the effective date of the employment agreements of $1,000,000 and $575,000 for Mr. Galanski and Mr. DeFalco, respectively. The base salaries will be subject to annual review by the Compensation Committee each March in accordance with the Company’s regular practice, or otherwise as the Compensation Committee deems advisable, but will not be decreased to an amount less than the amount described above.

In addition, each executive is eligible for an annual performance bonus based upon the Company’s actual performance as compared to performance targets established by the Compensation Committee. Under the employment agreements, each executive’s initial annual performance bonus target amount is 100% of base salary, with a maximum annual performance bonus opportunity equal to 150% of his bonus target amount. The target and maximum bonus opportunities will be subject to periodic review by the Compensation Committee but will not be decreased to amounts less than the amounts described above.

The employment agreements also entitle the executives to other benefits, such as equity and other long-term incentive awards that may be extended generally from time to time to senior officers of the Company and its subsidiaries, as approved by the Compensation Committee. As of the effective date of the employment agreements, Mr. Galanski’s annual long-term incentive compensation target amount is 200% of base salary and Mr. DeFalco’s annual long-term incentive compensation target amount is 100% of base salary. Mr. Galanski is also entitled to a monthly automobile expense allowance of $1,000.

Mr. DeFalco is also eligible for a cash retention award equal to $575,000, payable on January 1, 2020 (or as soon as administratively practicable thereafter), if he remains employed by Navigators Management through December 31, 2019, or if, during the 12-month period following a change in control, his employment is terminated by the Company or Navigators Management other than for “cause” or if he resigns for “good reason” (each as defined in Mr. DeFalco’s employment agreement).

Under the employment agreements, each executive will receive certain compensation in the event that his employment is terminated by the Company or Navigators Management for any reason other than for “cause,” or if the executive resigns for “good reason” (each as defined in the employment agreements, and referred to as a “qualifying termination”). If the executive’s employment is terminated by reason of a qualifying termination, provided the executive executes and does not revoke a general release of claims as specified in the employment agreement, the executive will be entitled to receive continued payment of his base salary for 12 months, an amount equal to 100% of his target annual bonus for the year in which the employment terminates (payable within 60 days after the qualifying termination), any annual bonus earned in the year prior to the year in which the employment terminates and that has not yet been paid and, for up to 18 months following the qualifying termination (or up to 12 months for Mr. DeFalco) monthly payment or reimbursement of a portion of the premiums (at active employee rates) for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), conditioned upon the executive’s timely election of coverage and payment of premiums. In addition, upon a qualifying termination that occurs during the 12-month period following a change in control, any outstanding stock grants will immediately vest, with outstanding performance-based awards vesting at 100% of the target level of performance, and for Mr. DeFalco, the cash retention award described above will be paid.

If an executive would otherwise be entitled to receive compensation from the Company or its affiliates in connection with a change in control of the Company or a termination of the executive’s employment that would be nondeductible under Section 280G of the Code, whether paid pursuant to an employment agreement or otherwise, those payments will be reduced in accordance with the employment agreement until no such payments are nondeductible under Section 280G of the Code, but only if the net after-tax benefit received by the executive after such reduction exceeds the net after-tax benefit received by the executive if no reduction was made.

For purposes of the employment agreements, “cause” is generally defined to include the executive’s: (i) commission of a felony; (ii) engagement in conduct involving fraud, moral turpitude, dishonesty, gross misconduct, embezzlement, or theft; (iii) failure to perform material duties assigned to him (subject to notice and a 30-day cure period); or (iv) material breach of the employment agreement or any Company policy (subject to notice and a 5-day cure period, to the extent the breach is curable).

For purposes of the employment agreements, “good reason” generally occurs if the Company or Navigators Management: (i) materially reduces or alters the rights, responsibilities, duties or authority of the executive, including demoting the executive to a lower-level position; (ii) materially reduces the executive’s base salary, annual performance bonus target or long-term incentive target; (iii) changes the executive’s principal location of work by more than 50 miles; (iv) requires the executive to take any action which would violate any federal, state or local criminal law; or (v) materially breaches the employment agreement, in each case, subject to a 15-day notice period and a 30-day cure period.

Each executive is subject to confidentiality, non-solicitation, and non-hiring obligations in the employment agreements. Mr. Galanski is also subject to non-competition obligations in his employment agreement.

The Company is also party to a legacy employment agreement with Mr. Eisdorfer, which continues on a calendar year basis, unless either party elects to terminate the employment relationship by written notice to the other party by November 1 of the then-current term. Under the terms of this employment agreement, in the event that Mr. Eisdorfer’s employment is terminated by the Company for any reason other than for “cause” (as defined in the employment agreement) or if he resigns during the 12-month period following (i) a “change of control” of Navigators Management (as defined in the employment agreement) or (ii) a “change of [Mr. Eisdorfer’s] duties” (as defined in the employment agreement), Mr. Eisdorfer will be entitled to receive, subject to offset for base salary and medical benefits received from a subsequent employer, an amount equal to two times his annual base salary and, for up to 6 months following the termination, monthly payment of the premiums for medical continuation coverage under COBRA.

New Severance Plan

Prior to the closing of the merger, as contemplated by the merger agreement, the Company expects to adopt a severance plan that will generally cover all full-time employees of the Company primarily employed in the United States who are not party to an individualized employment or other similar written agreement with the Company that provides for severance (or similar) pay (such plan is referred to as the “severance plan”). Each executive officer of the Company, excluding Mr. Galanski, Mr. DeFalco, Mr. Sprott, Mr. Bach and Mr. Eisdorfer, will be eligible for benefits under the severance plan.

If an eligible employee’s employment is terminated by reason of a qualifying termination (i.e., generally an involuntary termination without cause by the Company), provided the eligible employee executes and does not revoke a general release of claims, the employee will be entitled to receive a lump-sum payment as soon as practicable following the qualifying termination in an amount equal to the employee’s weekly base pay (i.e., the employee’s annual salary divided by 52 weeks) multiplied by the number of weeks determined based on the schedule set forth in the plan (the “severance period”). For executive officers of the Company, the severance period will be equal to 2 weeks per year of service, subject to a 26-week minimum and a 52-week maximum number of weeks. Under the expected terms of the severance plan and the terms of Mr. Eisdorfer’s employment agreement, assuming the eligible executive officers and Mr. Eisdorfer were terminated as of the assumed effective time, the eligible executive officers and Mr. Eisdorfer would be entitled to severance in an aggregate amount of $2,472,823.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in proposal 2 to this proxy statement. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 28.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions above described under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments
Name	Cash ($) (1)	Equity ($) (2)	Pension / NQDC ($) (3)	Perquisites / Benefits ($) (4)	Tax Reimbursement ($) (5)	Other	Total ($)
Stanley A. Galanski	2,000,000	9,019,080	—	28,090	—	—	11,047,170
Ciro M. DeFalco	1,725,000	2,243,150	—	1,537	—	—	3,969,687
H. Clay Bassett, Jr.	1,150,000	1,750,000	—	—	—	—	2,900,000
Michael J. Casella	1,160,000	2,975,000	28,456	—	—	—	4,163,456
Vincent C. Tizzio	1,200,000	1,750,000	—	—	—	—	2,950,000

(1)

For Mr. Galanski and Mr. DeFalco, the cash amounts reflect cash severance payments pursuant to the terms of an employment agreement entered into between the Company and the applicable named executive officer on August 21, 2018, which provides for the following, in each case, subject to the execution and non-revocation of a general release of claims:

(a)

continuation of the named executive officer’s annual base salary in effect immediately prior to the termination of employment for 12 months, subject additionally to the applicable named executive officer’s continued compliance with certain confidentiality, non-solicitation and non-hiring provisions;

(b)

the named executive officer’s target annual bonus for the fiscal year in effect at the time of the termination of employment (payable as a lump sum within 60 days after the date of the termination of employment);

(c)

to the extent unpaid, any annual bonus earned in a fiscal year prior to the fiscal year in which the named executive officer’s employment terminates (payable as a lump sum when otherwise paid to similarly situated senior officers of the Company); and

(d)	with respect to Mr. DeFalco, the cash retention award described above (see “—Employment Arrangements” above).

These cash severance payments are considered double-trigger payments because they will only be paid or, in the case of Mr. DeFalco’s retention award, accelerated, in connection with a qualifying termination of employment. These cash severance amounts received are not enhanced by the transaction and are payable on a qualifying termination of employment without regard to the transaction, provided that the cash retention award is only payable at the time of such qualifying termination if the qualifying termination of employment occurs within 12 months following the transaction. For a discussion of the terms of each of Mr. Galanski’s and Mr. DeFalco’s employment agreements, please see “—Employment Arrangements” above.

For Mr. Bassett, Mr. Casella and Mr. Tizzio, the cash amounts reflect the sum of the following:

(a)

the cash payment due to such named executive officer under the terms of the President’s Award Agreement entered into between the Company and the applicable named executive officer on August 21, 2018, based on the minimum target vesting amounts specified in each such President’s Award Agreement, payable on the earlier of the one-year anniversary of the assumed effective time and a qualifying termination of employment; and

(b)

cash severance payments pursuant to the terms of the severance plan expected to be adopted prior to the merger, which will provide for, subject to the execution and non-revocation of a general release of claims, an amount equal to the named executive officer’s weekly base pay multiplied by the named executive officer’s severance period (i.e., for each such named executive officer, 26 weeks), payable in a single lump sum within 30 days after the date of the termination of employment.

Cash payments made pursuant to the President’s Award Agreements would be made on a qualifying termination of employment or in the event of continued employment, as described in more detail above. Cash severance payments pursuant to the terms of the proposed severance plan would be considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment. These cash amounts received are not enhanced by the transaction and are payable on a qualifying termination of employment without regard to the transaction.

Details of the cash amounts are shown in the following supplementary table:

Name	Employment Agreement - Salary Component ($)	Employment Agreement - Target Annual Incentive ($)	Employment Agreement - Unpaid Prior Year Incentive ($)	Employment Agreement - Retention Bonus ($)	President’s Award ($)	Severance Plan – Salary Component ($)	Total ($)
Stanley A. Galanski	1,000,000	1,000,000	—	—	—	—	2,000,000
Ciro M. DeFalco	575,000	575,000	—	575,000	—	—	1,725,000
H. Clay Bassett, Jr.	—	—	—	—	862,500	287,500	1,150,000
Michael J. Casella	—	—	—	—	870,000	290,000	1,160,000
Vincent C. Tizzio	—	—	—	—	900,000	300,000	1,200,000

(2)	The equity amounts consist of:

(a)

The cash consideration to be received by each named executive officer in connection with the 2019 vesting company awards, which acceleration of vesting and cancellation and termination of the 2019 vesting company awards will occur upon completion of the merger, as described in more detail above in the section entitled “Treatment of Outstanding Equity Awards.” The 2019 vesting company award amounts are attributable to a single-trigger arrangement (i.e., the accelerated payment will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s qualifying termination of employment).

(b)

The cash consideration to be received by each named executive officer in connection with the 2020 vesting company awards, which acceleration of payment will occur upon the named executive officer’s qualifying termination of employment within one year of the effective time of the merger. The terms of the Company stock plan applicable to the 2020 vesting company awards provides for immediate vesting of all outstanding restricted stock unit and performance unit awards upon a qualifying termination of employment within one year following a change of control. The 2020 vesting company award amounts are attributable to a double-trigger arrangement (i.e., the amounts are triggered by the named executive officer’s qualifying termination of employment following a change in control). Such amounts would also become payable in the ordinary course based on continued employment until the applicable vesting date.

The equity amounts are summarized in the following table, with the performance units reflected at target pursuant to the terms of the merger agreement:

	2019 Vesting Company Awards		2020 Vesting Company Awards		Total ($)
Name	Restricted Stock Unit Awards ($)	Performance Unit Awards ($)	Restricted Stock Unit Awards ($)	Performance Unit Awards ($)
Stanley A. Galanski	312,760	3,457,720	149,660	5,098,940	9,019,080
Ciro M. DeFalco	—	840,000	—	1,403,150	2,243,150
H. Clay Bassett, Jr.	—	700,000	—	1,050,000	1,750,000
Michael J. Casella	—	2,100,000	—	875,000	2,975,000
Vincent C. Tizzio	—	700,000	—	1,050,000	1,750,000

(3)	This amount reflects the unvested portion of Mr. Casella’s account balance under The Navigators Group, Inc. Non-Qualified Deferred Compensation Plan (referred to as the “Company Deferred Compensation

Plan”) that will become fully vested upon, as contemplated by the merger agreement, termination of the Company Deferred Compensation Plan immediately prior to the completion of the merger. This amount is attributable to a single-trigger arrangement (i.e., the accelerated payment will occur upon completion of the merger and with respect to which payment is not conditioned upon Mr. Casella’s qualifying termination of employment).
(4)

These amounts reflect the cost to the Company of continued participation in certain group welfare benefits (i.e., medical, dental, vision and accidental death and disability insurance coverage, short-term disability and employee assistance program benefits) for the following periods: (i) an 18-month period for Mr. Galanski; and (ii) a 12-month period for Mr. DeFalco. Such cost to the Company is based on the current cost to the Company of providing such benefits. These benefits are considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment of the applicable executive. These benefits are also contingent upon timely election and continued payment of applicable premiums, as well as each executive’s continued eligibility for COBRA post-termination.

(5)

None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. Under the terms of the employment agreements entered into among the Company, Navigators Management and each of Mr. Galanski and Mr. DeFalco, if the payments and benefits to such named executive officer under his respective employment agreement or another plan, arrangement or agreement would subject the named executive officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the named executive officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the employment agreements.

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Parent will cause such surviving company to, indemnify and hold harmless the present and former directors and officers of the Company or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person was a director or officer of the Company or such subsidiary or (ii) acts or omissions by such person in such person’s capacity as a director, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary, in each case, at, or at any time prior to, the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

The merger agreement also provides that “tail” directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the closing of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of the Company and its subsidiaries prior to the closing of the merger, on terms and in amount no less favorable than those of the Company’s current policies, will be obtained and will cover a period of six years following the closing. However, Parent is not required to obtain any policy with an annual premium exceeding 300% of the current annual premium.

For additional information, see the section entitled “The Agreement and Plan of Merger—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 96.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law)

waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the Company’s equity interests will be beneficially owned by Parent, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the completion of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon completion of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent, Merger Sub or any of their respective wholly owned subsidiaries and (ii) shares held by stockholders who have not voted in favor of the merger and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive the merger consideration, without interest, subject to any applicable withholding taxes. For additional information, see the section entitled “The Agreement and Plan of Merger—Effects of the Merger,” beginning on page 82.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 64, and “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 83.

Company common stock is currently registered under the Exchange Act and trades on NASDAQ under the symbol “NAVG.” Following the completion of the merger, shares of Company common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company to the extent that they apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $68.25 million, or would have been obligated to pay Parent a reduced termination fee of $42 million, and could also be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $7 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 103.

Financing of the Merger

The completion of the merger is not conditioned upon Parent’s receipt of financing.

Parent has sufficient cash and short-term investments on hand to fund the aggregate merger consideration. However, we anticipate that Parent will consider alternative sources of capital, and we believe that Parent intends to take dividends from its insurance company subsidiaries to replenish its holding company liquidity, which we believe will require state regulatory approval. We believe that Parent does not intend to issue common equity in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case, as defined below) of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service (referred to as the “IRS”), or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders (as defined below) that hold shares of Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, non-U.S. governments and their controlled entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired shares of Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Company common stock, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Any such entity should consult its own tax advisor regarding the tax consequences of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger.

Holders of shares of Company common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company common stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (A) the amount of any cash received and (B) the U.S. holder’s adjusted tax basis in such shares of Company common stock. Gain or loss must be determined separately for each block of shares of Company common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Company common stock is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding for U.S. holders

The receipt of the merger consideration by U.S. holders in exchange for shares of Company common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Company common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The receipt of the merger consideration by non-U.S. holders in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (A) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (B) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•

the Company is or has been a U.S. real property holding corporation (referred to herein as a “USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the merger and certain other conditions are satisfied. The Company believes that, as of the effective time of the merger, the Company will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act. The Company and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division and the FTC as of September 18, 2018, which triggered the start of the HSR Act waiting period. Unless the Company or Parent voluntarily withdraws its notification and report form or the Antitrust Division or FTC formally requests additional information concerning the merger, the waiting period will expire at 11:59 p.m. Eastern Time on October 18, 2018.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC, antitrust authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The respective obligations of the parties under the merger agreement to effect the merger are also conditioned on the applicable parties making declarations, notifications or filings with the following governmental authorities and/or obtaining the following consents:

•

Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer filing pursuant to Section 1506 of the New York Insurance Law with, and approval from, the New York Department of Financial Services with respect to the acquisition of Navigators Insurance Company and Navigators Specialty Insurance Company.

•

Form E pre-acquisition notification filings (or exemption requests from such Form E pre-acquisition notification filings, as may be required) pertaining to the competitive impact of the transaction with the Insurance Regulators in jurisdictions where the insurance Subsidiaries of the Company are licensed to transact insurance where the requirement to file such Form E is triggered by the combined market concentration of such insurance Subsidiaries and Parent’s insurance subsidiaries in specific lines of insurance, and either the expiration of the waiting period applicable to such filings or receipt by the applicant of approval from the applicable Insurance Regulator.

•

Change of Control of a licensed insurance agent filing with, and approval from, the Texas Department of Insurance (or expiration of the applicable waiting period) with respect to Navigators Management Company, Inc.

•

Notification under section 178 of the Financial Services and Markets Act 2000 to the UK Prudential Regulation Authority and the UK Financial Conduct Authority in respect of the proposed change in control of Navigators Underwriting Agency Ltd and Navigators International Insurance Company Ltd, and receipt of the written approval from the UK Prudential Regulation Authority and the UK Financial Conduct Authority to the proposed change in control.

•

Notification requesting the written consent of the Franchise Board as required by paragraph 43 of the Lloyd’s Underwriting Bye-Law in respect of Navigators Underwriting Agency Ltd and receipt of such written consent of the Franchise Board.

•

Notification requesting the written consent of the Council as required by paragraph 12 of the Lloyd’s Membership Byelaw in respect of Navigators Corporate Underwriters Ltd. and receipt of such written consent of the Council.

•

Application to, and written approval (or implicit approval due to the expiration of the applicable period pursuant to Article 66 of the Belgian Insurance Supervision Act) from, the Nationale Bank van Belgie in accordance with Article 66 of the law of 13 March 2016 on the statute and supervision of insurance and reinsurance companies, as may be amended from time to time (“wet van 13 maart 2016 op het statuut van en het toezicht op de verzekerings – en herverzekeringsondernemingen” / “loi du 13 mars 2016 relative au statut et au controle des entreprises d’assurance ou de reassurance”).

The parties filed the United States submissions required under applicable insurance laws on September 27, 2018, and filed drafts for all non-United States submissions required under applicable insurance laws, pursuant to an extension for the deadline for filing of such submissions under the merger agreement, as subsequently agreed to by the parties. The definitive filings for all non-United States submissions will be made following discussions with the applicable regulators. These declarations, notifications, filings and consents are required under laws and regulations in these jurisdictions governing acquisitions of control over insurers domiciled therein. In one or more of these jurisdictions, such regulator may be permitted to hold a hearing on the merits of the merger to determine whether it satisfies the statutory criteria in that jurisdiction for approval of such an acquisition.

In addition to the foregoing, Parent, the Company and/or Merger Sub are required under the merger agreement to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement with the SEC and the certificate of merger with the Secretary of State of the State of Delaware.

While we believe that the Company and Parent will receive the requisite approvals and clearances for the merger, the Company and Parent may not obtain the regulatory consents necessary to consummate the merger (or may only obtain them with the imposition of a parent burdensome condition that could entitle Parent to decline to consummate the transaction). Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to promptly:

•

obtain from any governmental authority or third party all consents, waivers, approvals, licenses, permits, orders, non-objections or authorizations necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•

take all steps that are necessary, proper or advisable to avoid any action by any governmental authorities with respect to the merger agreement or the transactions contemplated by the merger agreement; and

•

defend or contest in good faith any action by any third party, whether judicial or administrative, challenging the merger agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, except that Parent and Merger Sub are not required to commence any litigation against any governmental authority.

However, Parent is not obligated to take (or refrain from taking) any action or to agree to any condition, limitation, restriction or requirement imposed by a governmental authority that, individually or in the aggregate, would or would reasonably be likely to constitute a parent burdensome condition.

Other than the filings described above, neither the Company nor Parent is aware of any governmental or regulatory filings or consents required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing prior to the closing of the merger. If the parties discover that other filings, consents or waiting periods are necessary, then the parties will seek to make such other failings and obtain such other approvals.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger during the first half of 2019. However, there can be no assurance that any such filings will be made, that any such waiting period will expire or that any required governmental or regulatory consents will be obtained on a timely basis, if at all.

Litigation Related to the Merger

Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification. As of the date of this proxy statement, no such lawsuits have been filed.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 119.

The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by the Company, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Merger Sub on August 22, 2018 (referred to as the “date of the merger agreement”).

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a direct wholly owned subsidiary of Parent and a party to the merger agreement, will be merged with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company in the merger and a wholly owned subsidiary of Parent.

Closing; Effective Time of the Merger

The closing of the merger will occur as soon as reasonably practicable (but in any event no later than the fifth business day) following the satisfaction or (to the extent permitted by the merger agreement and by applicable law) waiver (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or (to the extent permitted in the merger agreement and by applicable law) waiver of those conditions at such time), or at such other place, time and date as agreed to in writing by the Company and Parent. See the section entitled “—Conditions to the Merger,” beginning on page 99 for further discussion of the conditions to the closing of the merger.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the certificate of merger.

Parent and the Company currently expect to complete the merger during the first half of 2019, subject to receipt of Company stockholder approval and regulatory approvals, and subject to the satisfaction or waiver of the other conditions described below.

Effects of the Merger

The merger agreement provides that, at the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent, Merger Sub or any of their respective wholly owned subsidiaries and (ii) shares held by stockholders who have not voted in favor the merger and who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive $70.00 per share in cash, without interest, subject to any applicable withholding taxes.

Exchange of Company Shares

Not less than three business days prior to the anticipated closing date of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company (referred to as the “paying agent”) for the payment and delivery of the aggregate merger consideration payable to holders of Company common stock. Prior to the effective time of the merger, Parent will deposit or cause to be deposited an amount in cash with the paying agent sufficient to pay the aggregate merger consideration payable to holders of Company common stock.

If you hold your Company common stock in certificated form, as soon as practicable after the effective time of the merger (but in no event later than three business days thereafter), the surviving company in the merger or Parent will cause the paying agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may receive the merger consideration you are entitled to. If you hold your Company common stock in book-entry form, you are not required to deliver a certificate but, if required by the paying agent, you will be required to deliver an executed letter of transmittal to the paying agent in order to receive the merger consideration you are entitled to. Upon the completion of the applicable procedures set forth in the letter of transmittal, the paying agent will deliver to you cash in an amount equal to the number of shares of Company common stock owned by you multiplied by the merger consideration, and such certificates or book-entry shares will be canceled. Until satisfaction of the procedures set forth by the paying agent, each Company common stock certificate or book-entry share will be deemed after the effective time of the merger to represent only the right to receive the merger consideration. No interest will be paid or will accrue on the cash payable with respect to such Company common stock.

If you hold your Company common stock in certificated form, you should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your certificates with the enclosed proxy card.

Parent, the surviving corporation and the paying agent (without duplication) will be entitled to deduct and withhold from the merger consideration any amount required to be deducted and withheld with respect to applicable withholding taxes.

Lost, Stolen or Destroyed Certificates

If you have lost your Company stock certificate, or if it has been stolen or destroyed, you will have to provide an affidavit of that fact and, if required by the surviving company, post a bond in such reasonable amounts as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate. Upon the posting of such bond, the surviving company will cause the paying agent to pay you the applicable merger consideration payable in respect of your lost, stolen or destroyed stock certificate.

Treatment of Company Equity Awards

Restricted Stock Units, Performance Units and Restricted Shares

The merger agreement provides that, as of immediately prior to the effective time of the merger, awards that were granted under the Company stock plan and that are outstanding at the time of the merger will be treated as follows, subject to applicable tax obligations and withholding:

•

each 2019 vesting company award will be converted into the right to receive an amount in cash, without interest, equal to the product of (A) the merger consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, in each case subject to the 2019 vesting company award immediately prior to the effective time of the merger;

•

each 2020 vesting company award will be canceled and converted into the right to receive a cash payment equal to the product of (A) the merger consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, in each case subject to the 2020 vesting company award immediately prior to the effective time of the merger; provided that the right to a cash payment with respect to a 2020 vesting company award will be subject to the same vesting and payment schedules as the 2020 vesting company award it replaces (other than performance-based vesting conditions);

•

each 2019 new company awards will be canceled and converted into the right to receive a number of Parent RSUs in respect of shares of Parent common stock equal to (A) the merger consideration multiplied by the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of shares of Company common stock, in each case subject to the 2019 new company award immediately prior to the effective time of the merger, divided by (B) the closing price of a share of Parent common stock on the New York Stock Exchange on the business day immediately prior to the closing of the merger; provided, that each Parent RSU will be subject to the same vesting and payment schedules as the 2019 new company award it replaces (other than performance-based vesting conditions);

•	each performance unit award and restricted stock unit award that is payable in cash will be settled in accordance with its terms; and

•	any restrictions on any restricted shares will lapse immediately prior to or upon (and conditioned upon) the effective time of the merger.

The Company and Parent agreed to collaborate to determine a method to convert and/or settle, as applicable, awards that were granted under the Company stock plan and that are outstanding immediately prior to the effective time of the merger held by a Company employee based outside the United States in a manner that is consistent with the Company stock plan and designed to preserve the intended economic treatment and ameliorate issues (if any) posed by applicable law.

As of the effective time of the merger, the Company stock plan will terminate, and no further rights with respect to shares of Company common stock will be granted thereunder.

Payment Timing

Payments with respect to 2019 vesting company awards will be made as soon as administratively practicable after the effective time of the merger and not later than thirty days after the effective time of the merger. In the case of any equity award that is subject to Section 409A of the Code, payments will be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code.

Appraisal Rights

Appraisal shares that are outstanding immediately before the effective time of the merger and that are held by any person who is entitled to demand and properly demands appraisal of such appraisal shares (pursuant to Section 262 of the DGCL) will not be converted into the merger consideration but rather the holders of appraisal shares will be entitled to payment of the fair value of such appraisal shares. At the effective time of the merger, such appraisal shares will no longer be outstanding and will automatically be canceled and will cease to exist and such holders will cease to have any right with respect thereto, except the right to receive the fair value of such appraisal shares. However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s appraisal shares will cease and such appraisal shares will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration, less any applicable withholding taxes.

Under the merger agreement, the Company is required to give Parent (i) written notice of any demands for appraisal (or withdrawals thereof) prior to the effective time of the merger and, to the extent the Company has knowledge thereof, any applications to the Court of Chancery for appraisal of the fair value of the appraisal shares and (ii) to the extent permitted by applicable law, the opportunity to participate with the Company in any settlement, negotiations and proceedings with respect to any demands for appraisal under the DGCL.

Adjustments

In the event that, between the date of the merger agreement and the effective time of the merger, the shares of issued and outstanding Company common stock change into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the merger consideration will be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by the parties to the other in connection with the merger agreement. Each of Parent, Merger Sub and the Company has made representations and warranties regarding, among other things:

•	organization, standing and corporate power;

•	authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	board recommendation and approval;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

•	requisite stockholder approval;

•	required regulatory filings and consents and approvals of governmental authorities;

•	this proxy statement and the information supplied to be included herein;

•	absence of certain legal proceedings; and

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

The Company has made additional representations and warranties regarding, among other things:

•	capital structure;

•	ownership of subsidiaries;

•	SEC filings, financial statements, undisclosed liabilities and internal controls;

•	conduct of the business since December 31, 2017;

•

absence of any effect, change, event, circumstance, development or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances, developments and occurrences, has had or would reasonably be expected to have a material adverse effect since December 31, 2017;

•	compliance with applicable laws and permits;

•	tax matters;

•	employee benefits matters and ERISA compliance;

•	labor matters;

•	investments;

•	intellectual property and privacy and data security matters;

•	absence of any anti-takeover statutes applying to the merger;

•	real property matters;

•	material contracts;

•	insurance and reinsurance subsidiaries;

•	statutory statements and examinations;

•	agreements with insurance regulators;

•	reinsurance and retrocession;

•	reserves;

•	insurance policies;

•	opinion of the Company’s financial advisors;

•	related party transactions; and

•	environmental matters.

Parent has made additional representations and warranties regarding, among other things:

•	Merger Sub’s ownership and operations;

•	the financing of the merger consideration;

•

absence of arrangements or understandings between Parent, Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or board of directors, on the other hand; and

•	ownership of Company common stock.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches), are often qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on the party making such representation or warranty), are qualified by confidential disclosures made to the other party in connection with the merger agreement and, in the case of the Company, by disclosure in certain of the Company’s public filings with the SEC up to the date of the merger agreement.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as required by applicable law, as expressly contemplated or required by the merger agreement, or as may have been previously disclosed in writing by the Company or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will and will cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course of business. To the extent consistent with the foregoing, the Company agreed to use its reasonable best efforts to preserve its business organizations substantially intact and preserve existing relations and goodwill with customers, producers, reinsurance providers, governmental authorities and other persons with whom the Company or its subsidiaries have significant business relationships, in each case, consistent with past practice.

Subject to certain exceptions, the Company and its subsidiaries, as applicable, will be required to obtain the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to taking certain actions, including:

•

incurring certain types of indebtedness, except for (i) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any of its wholly owned subsidiaries, (ii) letters of credit issued in the ordinary course of business consistent with past practice, (iii) borrowings as needed in the ordinary course of business under (1) the Australian credit facility not in excess of AU $30 million, (2) the bilateral facility not in excess of $25 million, (3) the club facility not in excess of $250 million and (4) the bail bond facility not in excess of $10 million, (iv) any other indebtedness having an aggregate principal amount outstanding that is not in excess of $15 million and (v) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of the merger agreement or permitted to be incurred, assumed or otherwise entered into thereunder;

•

entering into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice and in compliance with the Company’s investment guidelines;

•	making or authorizing capital expenditures outside the ordinary course of business consistent with past practice, except as budgeted in the Company’s plan as of the date of the merger agreement;

•	making any loans or advances to, or, except as permitted by the Company’s investment guidelines, investments in, any other third party;

•

increasing salary or bonus compensation opportunities or materially increasing severance, retention or termination pay for any director or officer or any employee whose annual base salary rate exceeds $200,000 other than in the ordinary course of business;

•

entering into or amending any collective bargaining agreements, Company benefits plan or foreign benefits plans, or entering into any employment, consulting, severance or termination agreements with certain senior executives; provided that the Company may implement (i) a broad-based severance plan, (ii) a retention bonus program for the purpose of retaining key employees, and (iii) if the effective time of the merger occurs after January 1, 2019, an annual incentive plan for the 2019 fiscal year on substantially the same terms and conditions as the Company Annual Incentive Plan for the 2018 fiscal year;

•

altering or amending in any material respect any existing underwriting, reserving, claim handling, loss control or actuarial practice guideline or policy of the Company or any of its insurance subsidiaries or any material assumption underlying any reserves or actuarial practice or policy;

•

settling or compromising any litigation threatened, made or pending against the Company or any of its subsidiaries or their officers and directors for an amount net to the Company or any of its subsidiaries after the application of applicable insurance coverage not to exceed $1 million for any individual settlement or $3 million in the aggregate;

•	canceling material indebtedness or waiving any material claims or rights under any material contracts;

•

entering into, materially modifying or terminating any material contract in such a way as to materially reduce the expected business or economic benefits thereof, entering into any contract that would constitute a material contract or Company reinsurance contract if in effect as of the date of the merger agreement or materially modifying any contract constituting a related party transaction;

•	voluntarily abandoning, disposing of, or permitting to lapse any right to material intellectual property owned by the Company or any of its subsidiaries;

•	acquiring or disposing of any investment assets in any manner not in material compliance with the Company’s investment guidelines;

•	retaining or engaging any external investment manager that had not been retained or engaged prior to the date of the merger agreement; or

•	authorizing any of, or committing or agreeing, in writing or otherwise, to take any of, the foregoing actions.

Furthermore, subject to certain exceptions, the Company and its subsidiaries, as applicable, will be required to obtain the prior written consent of Parent (which consent can be withheld, conditioned or delayed in Parent’s sole discretion) prior to taking the following actions:

•

issuing, selling or granting any shares of Company common stock or other equity or voting interests of the Company (including convertible securities, options or warrants); provided that the Company may grant normal annual equity awards and new hire grants in the ordinary course of business that are limited to those that are consistent with the type, magnitude and terms of grants made in years prior to the effective time of the merger;

•

redeeming, purchasing or otherwise acquiring any outstanding shares of Company common stock or other equity or voting interests of the Company or any rights, warrants or options to acquire any shares of Company common stock or other equity or voting interests of the Company;

•

establishing a record date for, declaring, setting aside for payment or paying dividends, other than quarterly dividends of $0.07 per share as of certain record and payment dates consistent with past practice;

•	splitting, combining, subdividing or reclassifying any shares of Company common stock or other equity or voting interests of the Company;

•	selling or leasing any of its owned properties or assets whose fair market value or purchase price exceeds $2 million;

•	making any acquisition of the share capital or capital stock or, a material portion of the assets of any third party, in each case, for consideration in excess of $5 million;

•	materially changing financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries;

•	reducing or strengthening any reserves, provisions for losses or other liability amounts in respect of insurance contracts and assumed reinsurance contracts;

•

amending the Company’s organizational documents or amending in any material respect the organizational documents of any subsidiaries of the Company in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement;

•	adopting or implementing any stockholder rights plan or similar arrangement;

•

adopting a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	granting any lien in any of its material assets;

•

making any material tax election, settling or compromising any audit or other proceeding relating to a material amount of tax, filing any material amended tax return, extending or waiving the application of any statute of limitations regarding the assessment or collection of any material tax, entering into any tax indemnification, sharing, allocation or reimbursement agreement or similar agreements, arrangements or understandings or making any material change to any tax accounting principles, methods or practices;

•	redomesticating to a jurisdiction other than that in which the Company or any of its subsidiaries is organized on the date of the merger agreement;

•	voluntarily abandoning, disposing of, or permitting to lapse any material permit;

•	amending, modifying or otherwise changing the Company’s investment guidelines in any material respect;

•	entering into any new lines of business or withdrawing from, or putting into “run off”, any existing lines of business;

•	voluntarily terminating or allowing to lapse any existing material policy of insurance under which the Company or any of its subsidiaries is a beneficiary unless replaced by similar coverage; or

•	authorizing any of, or committing or agreeing, in writing or otherwise, to take any of, the foregoing actions.

Parent and Merger Sub have agreed that they will not knowingly take or permit any of their respective affiliates to take any action that could reasonably be expected to result in any of the conditions precedent to the consummation of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 99 not being satisfied.

Go-Shop and Restrictions on Solicitation of Acquisition Proposals

The merger agreement provides that, beginning on the date of the merger agreement and continuing until 12:01 a.m. (New York City time) on the 30th day after the date of the merger agreement (such date, referred to as the “no-shop period start date” and the period starting from the date of the merger agreement until the no-shop period start date, referred to as the “go-shop period”), the Company and its subsidiaries and their respective representatives had the right to:

•

initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal, including by providing information, whether orally or in writing (including non-public information and data) regarding the business, properties, assets, books, records and personnel of the Company and its subsidiaries to any person if the Company receives from such person (or has received from such person) an executed confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement (referred to as an “acceptable confidentiality agreement”); except that the Company will promptly (and in any event within 24 hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that is provided to any person given such access that was not previously made available to Parent or Merger Sub; and

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in, facilitate or encourage efforts by, any persons or groups of persons (or representatives of persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

During the go-shop period, the Company did not disclose any material non-public information regarding the Company pursuant to the immediately preceding two bullets without first entering into an acceptable confidentiality agreement with the intended recipient (except, the Company was not required to enter into an acceptable confidentiality agreement with any representatives of such intended recipient) and would promptly (and in any event within 24 hours) provide written notice to Parent and Merger Sub of the execution of an acceptable confidentiality agreement with any person during the go-shop period (which notice will not be required to identify the person entering into such acceptable confidentiality agreement). No later than 24 hours after the no-shop period start date, the Company would provide a written notice to Parent and Merger Sub stating whether the Board has determined that any person submitting an acquisition proposal prior to the no-shop period start date is an excluded party and identifying each such excluded party.

From and after the no-shop period start date until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company and its subsidiaries:

•

will immediately cease and cause to be terminated, and the Company will instruct its representatives to terminate, any solicitation, encouragement, discussions or negotiations with any person or its representatives (other than Parent and Merger Sub and their representatives) conducted prior to the no-shop period start date with respect to any acquisition proposal;

•	will prohibit any person other than Parent and Merger Sub and their representatives from having access to any physical or electronic data rooms relating to any possible acquisition proposal; and

•

will not, and the Company will cause its and its subsidiaries’ respective officers, directors and employees, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would be reasonably be expected to lead to an acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in, facilitate or encourage efforts by, any person or groups of persons (or representatives of persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle relating to an acquisition proposal;

•

take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover law, or any restrictive provision of any applicable anti-takeover provision in the Company’s charter or by-laws, inapplicable to any transactions contemplated by an acquisition proposal (and, to the extent permitted thereunder, the

Company will promptly take all steps necessary to terminate any waiver that may have been previously granted to any person other than Parent and Merger Sub under any such provisions); or

•	resolve, propose or agree to do any of the foregoing.

Each of Parent and the Company agreed that any violation of the obligations described in this section entitled “Go-Shop and Restrictions on Solicitation of Acquisition Proposals” and “ —Obligation of the Board with Respect to Its Recommendation,” beginning on page 90 by any representative of the Company or any representative of any of the Company’s subsidiaries would be deemed to be a breach of the merger agreement by the Company. No later than 24 hours after the no-shop period start date, the Company would, to the extent it had not previously done so, deliver a request to each person who executed a confidentiality or similar agreement with the Company prior to the no-shop period start date in connection with considering or making an acquisition proposal (other than any such person that the Company is permitted to continue discussions or negotiations in accordance with the terms of the merger agreement) to promptly return or destroy any non-public information previously furnished or made available to such person or any of its representatives on behalf of the Company or any of its representatives.

Notwithstanding the non-solicitation obligations set forth above, in response to an acquisition proposal received prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement, which such acquisition proposal did not result from any breach of the non-solicitation obligations referred to above, (i) the Company and its representatives may contact such person or group of persons making the acquisition proposal, solely to clarify the terms and conditions thereof or to request that any acquisition proposal made orally be made in writing and (ii) if the Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such acquisition proposal (such acquisition proposal must be written) constitutes or would reasonably be expected to lead to a superior proposal, then the Company and its representatives may (1) negotiate and enter into an acceptable confidentiality agreement with the person or group of persons making the acquisition proposal and furnish information (including non-public information) with respect to the Company and its subsidiaries to such person or group and (2) after entering into an acceptable confidentiality agreement, participate in discussions or negotiations with such person or group making such acquisition proposal. Each of Parent, the Company and Merger Sub agreed that, notwithstanding the non-solicitation obligations on the no-shop period start date, the Company, its subsidiaries and their representatives had the right to continue to engage in the activities permitted during the go-shop period with respect to any excluded party on or after the no-shop period start date so long as such excluded party remains an excluded party, including with respect to any amended or modified acquisition proposal submitted by an excluded party on or after the no-shop period start date.

The Company must promptly (and in any event within 24 hours after receipt) notify Parent in the event it receives an acquisition proposal and disclose to Parent the material terms and conditions of such acquisition proposal and the identity of the person or group making such acquisition proposal, unredacted copies of all material correspondence or other material written documentation with respect thereto (including written summaries of any material oral communications), except that if the Company is specifically prohibited from disclosing the identity of any person making an acquisition proposal, the Company may redact that identity and any other identifying information but will otherwise provide all such information relating to the acquisition proposal. The Company will keep Parent reasonably informed on a prompt basis of any material developments with respect to any such acquisition proposal.

Obligation of the Board with Respect to Its Recommendation

Except as described below, the Company has agreed that neither its board of directors nor any committee thereof will:

•	withhold or withdraw its recommendation that the Company stockholders adopt the merger agreement;

•	modify, qualify or amend, in a manner adverse to Parent, its recommendation that the Company stockholders adopt the merger agreement;

•	fail to include its recommendation that the Company stockholders adopt the merger agreement in this proxy statement;

•

approve or publicly endorse or recommend any acquisition proposal, or refrain from recommending against any acquisition proposal that is a tender offer or exchange offer, within 10 business days after the commencement of such offer; or

•

subject to certain limitations, fail to publicly reaffirm its recommendation that the Company stockholders adopt the merger agreement within 10 business days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public acquisition proposal (other than in the case of an acquisition proposal in the form of a tender offer or exchange offer covered by the immediately preceding bullet) that has not been withdrawn, except that Parent may make such a request only once in any 10 business day period and only once for each such public acquisition proposal and once for each public material amendment to such acquisition proposal.

(any of the foregoing referred to as an “adverse recommendation change”).

The Company has also agreed that neither the Board nor any committee thereof will authorize, cause or permit the Company or any of its subsidiaries to, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any acquisition proposal, other than an acceptable confidentiality agreement (referred to as an “acquisition agreement”).

For purposes of the merger agreement, “acquisition proposal” means any inquiry, proposal (whether or not in writing) or offer from any person or group (other than Parent and its subsidiaries), relating to, in a single transaction or series of related transactions, any direct or indirect:

•

acquisition, including by means of bulk (or similar non-ordinary course) reinsurance of in-force business consisting of a single transaction or a series of related transactions, that if consummated would result in any person or group owning 15% or more of the consolidated assets, revenues or net income of the Company and its subsidiaries, or, solely with respect to any such bulk (or similar non-ordinary course) reinsurance transaction, net exposure to insured liabilities;

•	acquisition of 15% or more of the outstanding shares of Company common stock;

•	tender offer or exchange offer that if consummated would result in any person or group having beneficial ownership of 15% or more of the outstanding shares of Company common stock; or

•

merger, amalgamation, consolidation, share exchange, business combination or similar transaction pursuant to which any person or group (or the stockholders of any person) would acquire 15% of more of the aggregate voting power of the Company or the surviving entity;

other than, in each case:

•	the transactions contemplated by the merger agreement;

•	the ownership of the shares of Company common stock by Parent, certain other holders of shares of Company common stock and their affiliates; or

•	the renewal or amendment of any currently in-force reinsurance arrangement or any replacement thereof or any reinsurance arrangement entered into in the ordinary course of business.

However, prior to the time the requisite approval of the Company stockholders to adopt the merger agreement is obtained, the Board is permitted to, so long as the Company, its subsidiaries and representatives have not breached any of the Company’s obligations, described in the section entitled “—Go-Shop and Restrictions on

Solicitation of Acquisition Proposals,” beginning on page 88 and “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 90, do the following:

•

in response to an intervening event, if the Board has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to do so would violate the directors’ fiduciary duties under applicable law, make an adverse recommendation change; and

•

in response to a superior proposal, if the Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to do so would violate the directors’ fiduciary duties under applicable law, (i) make an adverse recommendation change or (ii) cause the Company to terminate the merger agreement, pay the termination fee described in the section entitled “—Expenses; Termination Fees,” beginning on page 103 and enter into an acquisition agreement with respect to such superior proposal.

Except, the Company and the Board will not take any such action, unless the Company has given Parent at least four business days’ prior written notice of its intention to take any such actions, which notice is required to disclose (i) in the case of an intervening event, the material changes, developments, effects, circumstances, state of facts or events comprising such intervening event and (ii) in the case of a superior proposal, (1) the material terms and conditions of such superior proposal and the identity of the person or group making such superior proposal and its or their financing sources (if applicable), and (2) a copy of the most current version of the acquisition agreement (if any) with respect to such superior proposal and any agreement in the Company’s possession relating to the financing of such superior proposal.

During the period following Parent’s receipt of the notice described in the immediately preceding paragraph (it being understood and agreed that (i) any change to the financial or other material terms and conditions of a superior proposal will require an additional notice period to Parent of two business days running from the date of such notice, except that the giving of such additional notice will not shorten the four business day period under the initial notice) and (ii) with respect to any person or group, the notice period for the first notice given to Parent will be four business days and the notice period for any notice given following the expiration of such four business day period with respect to any superior proposal (or change thereto) made by such person or group will be two business days), (1) the Company will have, and will have caused its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable the Board to no longer make an adverse recommendation change or determination that an acquisition proposal constitutes a superior proposal and (2) the Board will have determined following the end of such period, after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, (a) that the superior proposal giving rise to such notice continues to be a superior proposal or (b) that failure to make an adverse recommendation change in respect of the applicable intervening event would violate the directors’ fiduciary duties under applicable law.

For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal with respect to the Company (except that references in the definition of “acquisition proposal” to “15%” will be replaced by a reference to “50%”) that did not result from a breach of the Company’s non-solicitation obligations, that the Board determines in its good faith judgment, after consultation with the Company’s financial advisors and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the identity of the person making the proposal, and (ii) if consummated, would be more favorable from a financial point of view to the Company stockholders than the merger.

For purposes of the merger agreement, “intervening event” means a material event, change, development, effect, occurrence or state of facts relating to the Company and its subsidiaries (i) that was not known to the Board on the date of the merger agreement, or (ii) arising or occurring after the date of the merger agreement, in the case of (i) and (ii), that is not related to the receipt, existence of or terms of an acquisition proposal or any inquiry relating thereto.

For purposes of the merger agreement, “excluded party” means any person or group from which the Company has received, after the execution of the merger agreement and prior to the no-shop period start date, a written acquisition proposal that (i) the Board determines, prior to the no-shop period start date, in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (ii) remains pending as of, and shall not have been withdrawn or otherwise abandoned prior to, the no-shop period start date. However, any such person or group shall cease to be an excluded party (1) immediately upon the withdrawal or termination of the acquisition proposal submitted by such excluded party (unless, prior to or concurrently with such withdrawal or termination, such person or group has made another acquisition proposal that has not been withdrawn or terminated) or (2) provided that a withdrawal or termination described in the preceding clause (1) has not earlier occurred, then immediately upon the later to occur of (a) 5:00 p.m. (New York City time) on the tenth day immediately following the no-shop period start date (referred to as the “scheduled cut-off time”) and (b) in the event that the company shall have given Parent a Company notice prior to the scheduled cut-off time with respect to a superior proposal from such person or group and the scheduled cut-off time is earlier than 5:00 p.m. (New York City time) on the second business day immediately following expiration of the notice period required under the merger agreement with respect to such Company notice as described in further detail above (referred to as the “extended cut-off time”), the extended cut-off time; provided, further, that in the event that, after the expiration of the notice period required under the merger agreement with respect to such company notice and before the extended cut-off time, the Company gives Parent an additional Company notice with respect to a superior proposal from such person or group, the extended cut-off time will be extended to 5:00 p.m. (New York City time) on the second business day immediately following expiration of the notice period required under the merger agreement with respect to such additional Company notice as described in further detail above, it being understood that the extended cut-off time may be so extended multiple times and will be so extended in response to each such additional Company notice so given by the Company.

Efforts to Obtain Required Stockholder Approval

The Company has agreed to hold its special meeting and to use its reasonable best efforts to solicit and secure the required approval of the Company stockholders to adopt the merger agreement. The Board has approved the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to the Company stockholders for their consideration.

Efforts to Complete the Merger

Each of Parent, the Company and Merger Sub has agreed, subject to the terms and conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement. Specifically, such actions include:

•

preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

In addition, each of the parties agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to promptly:

•

obtain from any governmental authority or third party all consents, waivers, approvals, licenses, permits, orders, non-objections or authorizations necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•

take all steps that are necessary, proper or advisable to avoid any action by any governmental authorities with respect to the merger agreement or the transactions contemplated by the merger agreement; and

•

defend or contest in good faith any action by any third party, whether judicial or administrative, challenging the merger agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, except that Parent and Merger Sub are not required to commence any litigation against any governmental authority.

See the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 78 for a description of the material regulatory approvals required for the completion of the merger. In connection with such regulatory approvals, the Company and Parent will, and will cause each of its applicable affiliates to, in consultation and cooperation with each other and as promptly as practicable and in no event later than 15 business days following the date of the merger agreement, file:

•	with the FTC and the Antitrust Division the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement;

•	all appropriate documents, forms, filings or submissions required under any non-U.S. antitrust laws; and

•	with applicable insurance regulators, all documents, forms, filings or other submissions required under applicable insurance laws with respect to the transactions contemplated by the merger agreement.

If any of the preceding approvals would require similar filings to be made by control persons of Parent or the Company under applicable law, each of Parent and the Company will cause each of their respective such control persons to make such filings and use reasonable best efforts to obtain such approvals.

The parties filed the required notifications with the Antitrust Division and the FTC as of September 18, 2018. Unless the Company or Parent voluntarily withdraws its notification and report form or the Antitrust Division or FTC formally requests additional information concerning the merger, the waiting period will expire at 11:59 p.m. Eastern Time on October 18, 2018.

The parties filed the United States submissions required under applicable insurance laws on September 27, 2018, and filed drafts for all non-United States submissions required under applicable insurance laws, pursuant to an extension for the deadline for filing of such submissions under the merger agreement, as subsequently agreed to by the parties. The definitive filings for all non-United States submissions will be made following discussions with the applicable regulators. We currently expect to obtain all insurance regulatory approvals that are required for completion of the merger during the first half of 2019; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

In connection with the efforts described in this section “—Efforts to Complete the Merger”, each party has agreed to:

•

furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions described in this section “—Efforts to Complete the Merger”;

•

give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any governmental authority regarding the transactions contemplated by the merger agreement, and provide the other party with a reasonable opportunity to review, comment on and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests;

•

unless prohibited by applicable law or by the applicable governmental authority, (i) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental authority in respect of the transactions contemplated by the merger agreement without the other party (other than telephone calls regarding routine administrative matters), (ii) give the other party reasonable prior notice of any such meeting or substantive conversation, (iii) in the event one party is prohibited by applicable law or by the applicable governmental authority from participating in or attending any such meeting or engaging in any such substantive conversation, to the extent permitted by applicable law or such governmental authority, keep such party apprised with respect thereto, (iv) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the merger agreement or any of the transactions contemplated by the merger agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental authority and (v) furnish the other party with copies of all filings, submissions, substantive correspondence and substantive communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any governmental authority or members of any governmental authority’s staff, on the other hand, with respect to the agreement and the transactions contemplated by the merger agreement (excluding any personally sensitive information); and

•	comply with any inquiry or request from any governmental authority as promptly as reasonably practicable with respect to the merger agreement and the transactions contemplated by the merger agreement.

Each of the Company and Parent will give to the other prompt written notice if it, or any of its affiliates, receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement and, in the case of any such notice or communication that is in writing, will promptly furnish the other party with a copy thereof.

The parties agreed not to extend, directly or indirectly, any waiting period under any applicable antitrust law or enter into any agreement with a governmental authority to materially delay or not to consummate the merger or any of the other transactions contemplated by the merger agreement.

Parent will not be obligated to take or refrain from taking, or to agree to it or its affiliates taking or refraining from taking, any action, or to permit or suffer to exist any parent burdensome condition, including, without limiting the foregoing, a governmental authority imposing Solvency II capital requirements on any United States subsidiary of Parent that is not otherwise already subject to Solvency II capital requirements. Without the prior written consent of Parent, the Company will not, and will cause the each of its subsidiaries that conducts the business of insurance or reinsurance or is a Council and Society and Corporation of Lloyd’s created and governed by the Lloyd’s Act 1871 to 1982 of England and Wales, including for the avoidance of doubt the Franchise Board (referred to as “Lloyd’s”) corporate member or Lloyd’s managing agent and their other affiliates not to, take or refrain from or to agree to the taking or refraining from any action or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a parent burdensome condition being imposed by a governmental authority. However, prior to Parent being entitled to invoke a parent burdensome condition, the parties and their respective representatives will meet and confer in good faith in order to (i) exchange and review their respective views and positions as to such parent burdensome condition and (ii) discuss and present to, and engage with, the applicable governmental authority regarding any potential approaches or workarounds that will avoid such parent burdensome condition or mitigate its impact so it is no longer a parent burdensome condition.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Parent will cause such surviving company to, indemnify and hold harmless the present and former directors and officers of the Company or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person was a director or officer of the Company or such subsidiary or (ii) acts or omissions by such person in such person’s capacity as a director, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary, in each case, at, or at any time prior to, the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

The merger agreement also provides that “tail” directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the closing of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of the Company and its subsidiaries prior to the closing of the merger, on terms and in amount no less favorable than those of the Company’s current policies will be obtained and will cover a period of six years following the closing. However, Parent is not required to obtain any policy with an annual premium exceeding 300% of the current annual premium.

Employee Matters

Compensation and Benefits, Generally

Under the merger agreement, Parent has agreed that, for a period beginning at the effective time of the merger (or, for individuals who are not actively employed as of immediately prior to the effective time of the merger due to disability or other approved leave, the date such individual presents for active employment) and ending on the one year anniversary thereof (referred to as the “continuation period”), it will, or will cause its applicable subsidiaries to, provide to each individual who continues to be employed by the Company or any of its affiliates (including Parent and any of its subsidiaries) (each such individual, referred to as a “Company employee”) with (i) base salary, wages and target annual or quarterly cash incentive opportunities that are no less favorable, in each case, than those provided to such Company employee by the Company or its subsidiaries immediately prior to the effective time of the merger, (ii) long-term incentive opportunities for Company employees who were eligible for a long-term incentive opportunity under a Company benefits plan immediately prior to the effective time of the merger, (iii) employee benefits (other than long-term incentive opportunities) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its subsidiaries (other than the Company and any of its subsidiaries) from time to time and (iv) severance benefits determined using a formula that is no less favorable than the greater of (1) the severance formula applicable to such Company employee by the Company or any of its subsidiaries immediately prior to the effective time of the merger and (2) the severance formula applicable to similar situated employees of Parent and its subsidiaries. For a period beginning at the effective time of the merger and ending on December 31, 2019, Parent will, or its applicable subsidiaries will, ensure that the premium cost for Company employees in the aggregate of Company sponsored medical, dental and vision coverage is not materially greater than the premium cost for Company employees in the aggregate of employer-sponsored medical, dental and vision immediately prior to the effective time of the merger. Prior to the effective time of the merger, the Company will, and will cause all of its affiliates to, adopt such resolutions and amendments, and use commercially reasonable efforts to take all such other actions as may be required or desirable, to provide that each Company benefits plan and any other employee benefit plan, program, policy or arrangement (other than any foreign plans and certain Company benefits plans that are described below) will terminate effective as of immediately prior to the effective time of the merger and in each case, conditioned upon the closing. However, the Company will irrevocably take all actions required to terminate and liquidate The Navigators Group, Inc. Non-Qualified Deferred Compensation Plan in accordance with the terms of such plan and the provisions of Treas. Reg § 1.409A-3(j)(4)(ix) immediately prior to the effective time of the merger and to terminate each employee benefit plan of the Company that is intended to be qualified within the meaning of Section 401(a) of the Code effective as of the day immediately prior to the closing date, in each case conditioned upon the closing.

Parent has also agreed to, or cause its subsidiaries to, assume and honor certain Company benefits plans that are offer letters, employment agreements or retention plans or programs maintained by the Company or any of its subsidiaries, in each case, as in effect as of the date of the merger agreement (including any amendment and termination provisions thereof) in accordance with their terms.

Parent has agreed that, with respect to all employee benefit plans of Parent and its subsidiaries providing any benefits to any Company employee after the effective time of the merger, for purposes of determining eligibility to participate, level of benefits, and vesting (and excluding benefit accruals and early retirement subsidies under any defined benefit pension plan and eligibility for post-retirement welfare benefits), each Company employee’s service with the Company or any of its subsidiaries (as well as service with any predecessor employer of the Company or any such subsidiary, to the extent service with the predecessor employer was recognized by the Company or such subsidiary for a similar purpose) as made available to Parent will be treated as service with Parent and its subsidiaries; provided, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

Parent has also agreed to, or will cause its subsidiaries to, use reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, “actively at work” requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Company employees (and their eligible dependents) will be eligible to participate from and after the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, “actively at work” requirements and waiting periods would not have been satisfied or waived under the comparable Company benefits plan immediately prior to the effective time of the merger. Parent will, or will cause its subsidiaries to, use reasonable best efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the effective time of the merger and to credit each Company employee under a cafeteria plan (within the meaning of section 125 of the Code) maintained by Parent or its subsidiaries with an amount equal to such Company employee’s balance (positive or negative) under the health care flexible spending account and/or dependent care spending account under the cafeteria plan maintained by the Company immediately prior to the effective time of the merger. However, in each case, the Company will provide Parent with all information reasonably requested by Parent, in the electronic format reasonably requested by Parent, in order for Parent to comply with the foregoing.

With respect to any accrued but unused paid time off to which a Company employee is entitled prior to the effective time of the merger (as made available to Parent), Parent will, or will cause its subsidiaries to, (i) allow such Company employees to use such accrued paid time off consistent with the paid time off policy or individual agreement or other arrangement applicable to such Company employees immediately prior to the effective time of the merger (referred to as the “PTO policy”) for use of paid time off, (ii) pay any Company employee whose employment involuntarily terminates or such Company employee retires during the continuation period an amount, in cash, equal to the value of the accrued unused paid time off, to the same extent that such Company employee would have received a cash payment under the PTO policy immediately prior to the effective time of the merger had his or her employment terminated immediately prior to the effective time of the merger, and (iii) pay any Company employee who voluntarily terminates employment or is terminated for cause (as that term is defined in the Hartford Severance Pay Plan) during the continuation period, an amount in cash equal to no greater than the value of up to 40 hours of accrued but unused paid time off (except to the extent required by applicable law).

For purposes of the merger agreement, “Company benefits plan” means each plan, program, policy, agreement or other arrangement that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention, change-in-control or other similar agreement between such person and the Company or any of its subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is (1) sponsored, maintained or contributed to by the Company or any of its subsidiaries (or to which the Company or any of its subsidiaries is obligated to contribute to) and (2) for the benefit of current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries, but excluding in each case, any such plan, program, policy, agreement or other arrangement required by applicable law, sponsored by a governmental authority, that is a foreign plan or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

For purposes of the merger agreement, “foreign plan” means an employee benefit plan, policy, agreement or arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Company or any of its subsidiaries (or to which the Company or any of its subsidiaries is obligated to contribute to or has a contingent liability to contribute to) and (ii) for the benefit of current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries whose primary place of employment is or was outside of the United States, but excluding in each case, any such plan, program, policy, agreement or other arrangement required by applicable law (other than a pension arrangement used for the purpose of auto-enrollment in the United Kingdom), that is sponsored by a governmental authority, except (1) collective bargaining agreements with national or industry-wide unions outside the United States, and arrangements related thereto or arising therefrom, will not be considered foreign plans or Company benefits plans and (2) any employee benefit plan, policy, agreement or arrangement that covers both (a) current and/or former employees or other service providers whose primary place of employment is in the United States and (b) current and/or former employees or other service providers whose primary place of employment is outside the United States will be considered a Company benefits plan and will not be considered a foreign plan.

Annual Incentive Plans

Each Company employee who participates in the fiscal year 2018 Company Annual Incentive Plan will be eligible for a payment no less than that due with respect to such Company employee’s annual bonus under such plan in accordance with the terms thereof calculated based on actual performance for such period (or, if the effective time of the merger occurs prior to the end of such period, based on actual performance from January 1, 2018 through the effective time of the merger, without proration for the portion of the period after the effective time of the merger) to the extent that the Company will have fully accrued therefor as of the effective time of the merger.

If the effective time of the merger occurs on or after January 1, 2019, each Company employee who, immediately prior to the effective time of the merger, participates in the fiscal year 2019 Company Annual Incentive Plan, will (i) be eligible for a payment no less than that due with respect to such Company employee’s annual bonus under such plan in accordance with the terms thereof calculated based on actual performance as of the effective time of the merger and prorated for the portion for the period of time from the beginning of the performance period to the effective time of the merger, to the extent that the Company will have fully accrued therefor as of the effective time of the merger and (ii) after the effective time of the merger, participate in an annual incentive plan maintained by Parent.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Parent and the Company in the preparation of this proxy statement;

•	consultation between Parent and the Company in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	confidentiality and access by Parent to certain information about the Company;

•

causing to be exempt under Rule 16b-3 promulgated under the Exchange Act, dispositions of the Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act;

•

each party notifying the other party of any stockholder litigation relating to the transactions contemplated by the merger agreement, and giving the other party the opportunity to participate in the defense and settlement of any stockholder litigation against the first party or its directors relating to the merger agreement and the transactions contemplated by the merger agreement (no such settlement to be agreed to without the prior written consent of Parent (in Parent’s sole discretion));

•

Parent and the Company using their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NASDAQ Global Select Market and de-registered under the Exchange Act as soon as reasonably practicable after the effective time of the merger; and

•

As promptly as practicable after the date of the merger agreement, (i) no later than two business days after the date thereof, the Company will furnish to Parent, for informational purposes only, a true and complete copy of the fairness opinion of Moelis, a copy of which is attached to this proxy statement as Annex C and (ii) no later than the date that the section of this proxy statement describing the fairness opinion of Goldman Sachs is provided to Parent for its review (pursuant to the Company’s obligation to provide Parent with a reasonable opportunity to review and propose comments on this proxy statement), the Company will furnish to Parent, for informational purposes only, a true and complete copy of such fairness opinion, a copy of which is attached to this proxy statement as Annex B.

Conditions to the Merger

The respective obligations of Parent, the Company and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the closing of the merger of the following conditions:

•

The Company having obtained the affirmative vote (in person or by proxy) at a meeting of the Company stockholders of the holders of a majority of the outstanding shares of Company common stock to adopt the merger agreement;

•

any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act being terminated or having expired (the parties filed the required notifications with the Antitrust Division and the FTC as of September 18, 2018);

•

the consents, declarations, notifications, filings, and terminations or expirations of waiting periods set forth in the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 78 having been filed, having occurred or having been obtained (with respect to Parent’s and Merger Sub’s obligations only, without imposition of a parent burdensome condition) and being in full force and effect (such condition, referred to as the “required regulatory approvals condition”); and

•

there not being in effect any injunction, judgment or ruling, enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining or otherwise making illegal or prohibiting consummation of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following additional conditions:

•	(i) the representations and warranties of the Company with respect to the absence of any material adverse effect with respect to the Company since December 31, 2017 must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the merger, (ii) the representations and warranties of the Company with respect to the authorized share capital of the Company, the number of shares of Company common stock and preferred stock issued and outstanding and issuable in respect of outstanding Company equity awards and the non-issuance of any other securities of the Company must be true and correct (except for de minimis inaccuracies), (iii) the representations and warranties of the Company with respect to rights to securities of the Company, authorization, board approval, stockholder voting requirements, anti-takeover statutes and the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement must be true and correct in all material respects, both as of the date of the merger agreement and as of the closing date of the merger, as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) all other representations and warranties of the Company must be true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” and words of similar import) both as of the date of the merger agreement and as of the closing date of the merger, as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to clause (iv), where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a material adverse effect on the Company;

•

The Company must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•

Parent must have received certificates signed on behalf of the Company by an executive officer of the Company to the effect that the conditions described in the two immediately preceding bullets have been satisfied.

Furthermore, the obligations of the Company to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following additional conditions:

•

(i) the representations and warranties of Parent and Merger Sub with respect to authorization, board approval and stockholder voting requirements must be true and correct in all material respects, both as of the date of the merger agreement and as of the closing date of the merger, as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of Parent and Merger Sub must be true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” or words of similar import) both as of the date of the merger agreement and as of the closing date of the merger, as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to clause (ii), where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a material adverse effect on Parent;

•

Parent and Merger Sub must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under the merger agreement at or prior to the date of the closing of the merger; and

•

The Company must have received certificates signed on behalf of Parent by an executive officer of Parent to the effect that the conditions described in the two immediately preceding bullets have been satisfied.

For the purposes of the merger agreement, a “material adverse effect” with respect to Parent will be deemed to occur if any effect, change, event, circumstance, development or occurrence has occurred that would, individually or in the aggregate, prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the merger or perform its obligations under the merger agreement.

For the purposes of the merger agreement, a “material adverse effect” with respect to the Company will be deemed to occur if any effect, change, event, circumstance, development or occurrence has occurred that, individually or in the aggregate (i) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (ii) would prevent or materially impair or delay the ability of the Company to consummate the merger or perform its obligations under the merger agreement.

For purposes of the immediately preceding clause (i) above, the following changes or events will not be taken into account in determining whether a material adverse effect has occurred with respect to the Company, including, among other things:

•

those generally affecting the insurance or risk management industries in the geographic regions or product markets in which the Company and its subsidiaries operate or underwrite insurance or reinsurance or manage risk;

•	general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or man-made disaster, or any escalation or worsening thereof;

•	natural disasters and any conditions resulting from such natural disasters; and

•	any change in law, regulation, GAAP or applicable statutory accounting principles;

except, in each case, to the extent such events have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to others in their industry (other than any changes in laws with respect to taxes).

The following additional changes or events will not be taken into account in determining whether a material adverse effect has occurred with respect to the Company, including, among other things:

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•

the execution and delivery of the merger agreement or the public announcement, pendency or performance of the transactions contemplated by the merger agreement, including any litigation with respect to such transactions and the impact thereof on the relationships of the Company or any of its subsidiaries with employees, customers, insureds, policyholders, brokers, agents, financing sources, business partners, service providers or reinsurance providers;

•

any change or announcement of a potential change, in and of itself, in the Company’s or any of its subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its subsidiaries’ businesses;

•	any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its subsidiaries’ securities; and

•

any action expressly required to be taken by the Company or one of its subsidiaries, pursuant to, or any failure of the Company or any of its subsidiaries to take an action expressly prohibited by, the terms of the merger agreement (but only if Parent has refused, after a timely request by the Company, to provide a waiver to the applicable prohibition or requirement in the merger agreement).

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the requisite approval of the Company stockholders to adopt the merger agreement (except as otherwise expressly noted), under any of the following circumstances:

•	by the mutual written consent of Parent and the Company, duly authorized by each of their respective boards of directors;

•

by either Parent or the Company, if the merger has not been consummated on or before May 1, 2019 (as such date may be extended under the terms of the merger agreement, referred to as the “walk-away date”), except that if on such date the only condition precedent to the consummation of the merger pending to be satisfied is the required regulatory approvals condition, then the walk-away date will automatically be extended to July 1, 2019, except that the right to terminate the merger agreement pursuant to the provision described in this bullet will not be available to any party if the breach, in any material respect by such party of its representations and warranties set forth in the merger agreement, or the failure, in any material respect of such party, to perform any of its obligations under the merger agreement, has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date (referred to as a “walk-away date termination”);

•

by either Parent or the Company, if any injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect and will have become final and nonappealable, except that the party seeking to terminate the merger agreement pursuant to the provision described in this bullet must have performed in all material respects its obligations under the merger agreement, including to use its reasonable best efforts to prevent the entry of and to remove such injunction, judgment or ruling in accordance with its obligations under the merger agreement;

•

by either Parent or the Company, if at a meeting of the Company stockholders (including any adjournment or postponement thereof) the requisite approval of the Company stockholders to adopt the merger agreement has not been obtained (referred to as a “non-approval termination”);

•

by Parent, if the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement (other than its covenants and agreements, described in the section entitled “—Go-Shop and Restrictions on Solicitation of Acquisition Proposals,” beginning on page 88 and the section entitled “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 90, and its covenant to prepare this proxy statement and to call and hold the Company special meeting), which breach or failure to perform would give rise to the failure of certain conditions to the obligations of Parent to consummate the merger described in the section entitled “—Conditions to the Merger,” beginning on page 99 to be satisfied and which is incapable of being cured prior to the walk-away date or if capable of being cured, has not been cured by the Company within thirty days after its receipt of written notice thereof stating Parent’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, except that Parent may not terminate the merger agreement under this provision if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement (referred to as a “breach termination”);

•

by Parent if, prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement, the Board makes or publicly proposes to make an adverse recommendation change (referred to as an “adverse recommendation termination”);

•

by Parent if, prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement, the Company materially and willfully breaches its non-solicitation covenants and agreements, as described in the section entitled “—Go-Shop and Restrictions on Solicitation of Acquisition Proposals,” beginning on page 88 and the section entitled “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 90, or its covenant to prepare this proxy statement and to call and hold a meeting of the Company stockholders called to adopt the merger agreement (referred to as a “specified termination”);

•

by the Company, if Parent or Merger Sub has breached any of its representations or warranties or has failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions to the obligations of the Company to consummate the merger described in the section entitled “—Conditions to the Merger,” beginning on page 99 and is incapable of being cured prior to the walk-away date or if capable of being cured, has not been cured by Parent or Merger Sub within thirty days after Parent’s receipt of written notice thereof stating the Company’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, except that the Company may not terminate the merger agreement under this provision if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

by the Company, prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement, in connection with entering into an acquisition agreement with respect to a superior proposal as described in the section entitled “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 90, provided that the Company simultaneously with such termination pays the amounts due as described in the section entitled “—Expenses; Termination Fee,” beginning on page 103 (referred to as a “superior proposal termination”).

Effect of Termination

In the event of the termination of the merger agreement in accordance with its terms by a party, written notice of such termination will be given to the other party specifying the provision thereof pursuant to which such termination is made, and the merger agreement will forthwith become null and void (other than certain sections that survive termination of the merger agreement) without liability on the part of any party or its directors, officers and affiliates, other than, as liability may exist pursuant to the provisions that will survive the termination of the merger agreement. In addition, no termination will relieve any party to the merger agreement from liability for any willful breach of the merger agreement or fraud.

Expenses; Termination Fees

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses.

The Company would be obligated to pay to Parent a nonrefundable termination fee of $68.25 million (referred to as the “termination fee”):

•

prior to or simultaneously with such termination, if the Company terminates the merger agreement in connection with a superior proposal termination pursuant to the provisions described under the ninth bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101 (unless such termination was based on a change of recommendation in response to a superior proposal during the go-shop period or in connection with the entry into a definitive agreement with an excluded party, in which case the nonrefundable termination fee would have been $42 million);

•

within two business days following termination, if Parent terminates the merger agreement in connection with an adverse recommendation termination pursuant to the provisions described under the sixth bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101 (unless such termination was during the go-shop period or in connection with the entry into a definitive agreement with an excluded party, in which case the termination fee would have been $42 million);

•

within two business days following termination, if Parent terminates the merger agreement in connection with a specified termination pursuant to the provisions described under the seventh bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101; or

•	within two business days, after the consummation of an acquisition proposal if each of the following occurs:

•	(i) a bona fide acquisition proposal was publicly made or proposed after the date of the merger agreement and not withdrawn at least three business days prior to a meeting of the Company stockholders called to adopt the merger agreement in connection with a non- approval termination pursuant to the provisions described under the fourth bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101 or (ii) a bona fide acquisition proposal was publicly made or proposed or otherwise made to the Company or the Board after the date of the merger agreement and not withdrawn at least three business days prior to the termination date in connection with (1) a walk-away date termination or (2) a breach termination, pursuant to the provisions described under the second and fifth bullets in the section entitled “—Termination of the Merger Agreement,” beginning on page 101, respectively;

•

after such acquisition proposal is made, the merger agreement is terminated (i) by Parent or the Company (1) in connection with a non-approval termination pursuant to the provision described under the fourth bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101 or (2) in connection with a walk-away date termination (at a time when the required regulatory approvals condition has been satisfied but Company stockholder approval has not been obtained) or (ii) by Parent in connection with a breach termination pursuant to the provision described under the fifth bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101; and

•

within 12 months from the date the merger agreement is terminated, the Company consummates any acquisition proposal or enters into a definitive agreement with respect to any acquisition proposal that is thereafter consummated, except that for purposes of this bullet, the references in the definition of “acquisition proposal” to “15%” are replaced with a reference to “50%”.

Further, the Company would be obligated to pay to Parent all of its reasonable and documented out-of-pocket expenses incurred by Parent in connection with the merger in an amount not to exceed $7 million within two business days following termination of the merger agreement by Parent or the Company in connection with a non-approval termination pursuant to the provision described under the fourth bullet in the section entitled “—Termination of the Merger Agreement,” beginning on page 101, and any such expenses reimbursed by the Company would be credited toward any termination fee that might later become payable.

Amendment and Waiver

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the required approval of the Company stockholders to adopt the merger agreement, only by written agreement of the parties thereto, approved by their respective boards of directors, except that following receipt of the required approval of the Company stockholders to adopt the merger agreement, the parties will not amend or change the provisions of the merger agreement which by applicable law would require further approval by the holders of Company common stock without such approval.

At any time prior to the effective time of the merger, Parent and the Company may, subject to applicable law and certain conditions, waive any inaccuracies in the representations and warranties of the other party, extend the time for the performance of any of the obligations or acts of the other party or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

While the merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, it provides a limited exception if the effective time of the merger occurs, for each Company stockholder regarding its right to receive the merger consideration and for the holders of Company equity awards to receive the treatment of such awards as described in the section entitled “— Treatment of Company Equity Awards,” beginning on page 83, as well as for each present and former director and officer of the Company to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions as described in the section entitled “—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 96. Also, the Company has the right to seek on behalf of the Company stockholders and holders of Company equity awards, through an action brought by the Company, damages from Parent in the event of a breach of the merger agreement by Parent in respect of amounts that would have been recoverable by such holders under the circumstances of the applicable breach if all such holders brought an action against Parent and were recognized as third party beneficiaries under the merger agreement.

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of the merger agreement and in respect of the transactions contemplated by the merger agreement will be heard and determined in the Court of Chancery or the federal courts of the United States of America located in the state of Delaware.

Specific Enforcement

Parent and the Company recognized and agreed in the merger agreement that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the parties to the merger agreement agreed that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof without the necessity of posting a bond or other security in connection therewith. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy.

THE VOTING AGREEMENTS

On August 22, 2018, in connection with the execution of the merger agreement, Parent entered into the Deeks voting agreement with the Deeks stockholders and the Company CEO voting agreement with the Company CEO. The following is a summary of selected material provisions of each of the voting agreements. This summary is qualified in its entirety by reference to the voting agreements, which are attached to this proxy statement as Annex E-1 and Annex E-2. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreements and not by this summary or any other information contained in this proxy statement. The Company urges you to carefully read the voting agreements in their entirety before making any decisions regarding the merger.

Generally

In order to induce Parent to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on August 22, 2018, each of the Deeks stockholders entered into the Deeks voting agreement with Parent and the Company CEO entered into the Company CEO voting agreement with Parent. The voting agreement stockholders collectively beneficially owned, as of August 22, 2018, approximately 22.5% of the issued and outstanding shares of Company common stock.

Agreement to Vote

Pursuant to the voting agreements, the voting agreement stockholders agreed that each will, at the special meeting or at any other meeting of the Company stockholders where a vote on the following matters is taken or, with respect to matters described in clauses (i) and (ii) of the second bullet point set forth immediately below, in connection with any action proposed to be taken by written consent of the Company stockholders:

•

when such meeting of the Company stockholders is held, appear at such meeting or otherwise cause its shares of Company common stock to be counted as present thereat for the purpose of establishing a quorum;

•	vote (or cause to be voted) at any such meeting, or deliver (or cause to be delivered) its written consent with respect to, its shares:

•	(i) in favor of adopting the merger agreement and any other actions contemplated by the merger agreement in respect of which Company stockholder approval is requested;

•

(ii) at the request of Parent, in favor of any proposal in respect of which the Board has (1) determined is reasonably necessary to facilitate the transactions contemplated by the merger agreement, (2) disclosed the determination described in the preceding clause (1) in this proxy statement or other written materials disseminated to the Company stockholders and (3) recommended to be approved and adopted by the Company stockholders; and

•

(iii) against (1) any acquisition proposal, whether or not constituting a superior proposal and (2) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the merger or the other transactions contemplated by the merger agreement.

Transfer Restrictions

The voting agreement stockholders also have agreed to certain restrictions on the transfer of their respective shares of Company common stock prior the adoption of the merger agreement by the Company stockholders. Each has agreed not to, directly or indirectly, sell, transfer, pledge, assign, exchange, lend, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, exchange, loaning, encumbrance or other disposition of any of the shares of Company common stock owned by them, or enter into any voting arrangement or grant a proxy or power of attorney with respect to any shares of Company common stock owned by them, or deposit any such shares into a voting trust, subject to certain exceptions for transfers to immediate family members or lineal descendants of such voting agreement stockholders, to trusts for the benefit of any such immediate family members or lineal descendants, upon the death of the relevant voting agreement stockholder or, in the case of the Deeks stockholders, to the Deeks Family Foundation, provided that any such transferee agrees to be bound in writing by the terms of the applicable voting agreement.

Non-Solicitation

Additionally, the voting agreement stockholders have each agreed, subject to certain exceptions, that they will not, and will use reasonable best efforts to cause their representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any material non-public information for the purpose of facilitating, an acquisition proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

Notwithstanding the foregoing or any other provision of the voting agreement to the contrary, the voting agreement stockholders, their affiliates and their respective representatives may furnish information to, and engage and participate in discussions or negotiations with a person or group of persons making an acquisition proposal to the same extent that the Company is permitted to do so pursuant to the terms of the merger agreement.

Termination

The Deeks voting agreement terminates automatically upon the earliest of:

•	the walk-away date;

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•

with respect to any Deeks stockholder, the entry without the prior written consent of such Deeks stockholder into any amendment or modification to the merger agreement that results in a decrease in the merger consideration or a change in the type of consideration payable or otherwise causes a change that is adverse in any material respect to such Deeks stockholder; and

•	with respect to any Deeks stockholder, the mutual written agreement of such Deeks stockholder and Parent.

The Company CEO voting agreement terminates automatically upon the earliest of:

•	the walk-away date;

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•

the entry without the prior written consent of the Company CEO into any amendment or modification to the merger agreement that results in a decrease in the merger consideration or a change in the type of consideration payable or otherwise causes a change that is adverse in any material respect to the Company CEO; and

•	the mutual written agreement of the Company CEO and Parent.

Governing Law

The voting agreement is governed by Delaware law.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of Company common stock who continuously hold shares through the effective time of the merger who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Company common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Company common stock who (i) did not vote in favor of adopting the merger agreement, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, the Company is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Company common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D to this proxy statement carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex D to this proxy statement and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:

•	NOT vote your shares of Company common stock in favor of the merger;

•

deliver to the Company a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder;”

•	continuously hold your shares of Company common stock through the effective time of the merger; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of the Company. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Company common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation (which, in this case, will be the Company), or any holder of shares of Company common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all dissenting stockholders. The Company is under no obligation to, and has no present intention to, file a petition, and holders should not assume that the Company will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any holder of shares of Company common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery (referred to as the “Delaware Register in Chancery”) a duly verified list (referred to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of Company common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Company common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under

Section 262 of the DGCL. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Neither Parent nor the Company anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Parent and the Company reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Company common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of Company common stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Company common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Company common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of Company common stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of Company common stock will be entitled to receive the merger consideration. Inasmuch as the Company has no obligation to file such a petition and has no present intention to do so, any holder of shares of Company common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the Company and (ii) no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of Company common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of the Company stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the Company stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on NASDAQ under the symbol “NAVG.” As of the close of business on October 11, 2018, the latest practicable trading day prior to the filing of this proxy statement, there were 29,777,883 shares of Company common stock outstanding and entitled to vote, held by approximately 90 holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources and the dividend declared per share during such period:

2018	High ($)	Low ($)	Dividends Declared ($)
Third Quarter	$71.45	$56.65	$0.07
Second Quarter	$61.74	$54.03	$0.07
First Quarter	$59.90	$46.25	$0.07

2017	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$60.13	$46.36	$0.06
Third Quarter	$58.78	$53.49	$0.06
Second Quarter	$54.88	$50.18	$0.06
First Quarter	$58.73	$52.27	$0.045

2016	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$59.10	$45.83	$0.045
Third Quarter	$48.82	$43.99	$0.045
Second Quarter	$47.46	$40.54	$0.045
First Quarter	$43.81	$39.78	$0.00

The following table presents the closing per share sales price of Company common stock, as reported on NASDAQ on August 21, 2018, the last full trading day prior to the public announcement of the merger, and on October 11, 2018, the last full trading day prior to the filing of this proxy statement:

Day	Closing Price
August 21, 2018	$64.25
October 11, 2018	$68.95

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

We paid a regular quarterly dividend on Company common stock at a rate of $0.07 per share during each of the first, second and third fiscal quarters of 2018 and $0.06 per share during each of the third and fourth quarters of 2017. The merger agreement prohibits us from declaring or paying any dividend or other distribution with respect to Company common stock other than quarterly dividends not to exceed $0.07 per share consistent with past practice until the completion of the merger.

STOCK OWNERSHIP

We have listed below, as of October 10, 2018, the beneficial ownership of Company common stock by (i) each of our current directors, (ii) each of our “named executive officers,” (iii) all of our current directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Company common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the 29,777,883 outstanding shares of Company common stock as of October 10, 2018. Unless otherwise indicated, each of our directors and “named executive officers” has (1) the same business address as the Company and (2) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
BlackRock, Inc. (1)	3,095,740	10.4
55 East 52nd Street
New York, NY 10055
Marc M. Tract (2)	2,695,729	9.1
Terence N. Deeks (3)	2,652,037	8.9
Dimensional Fund Advisors LP (4)	2,493,051	8.4
Palisades West, Bldg. 1 6300 Bee Cave Road Austin, TX 78746
The Vanguard Group (5)	2,284,056	7.7
100 Vanguard Blvd. Malvern, PA 19355
Stanley A. Galanski (6)	345,945	1.2
Saul L. Basch	7,825	*
H. Clay Bassett, Jr (7)	43,210	*
Michael J. Casella (8)	5,555	*
Ciro M. DeFalco (9)	36,795	*
Meryl D. Hartzband	1,775	*
Geoffrey E. Johnson	9,749	*
Robert V. Mendelsohn	12,661	*
David M. Platter	9,449	*
Patricia H. Roberts	5,492	*
Vincent C. Tizzio (10)	20,975	*
Janice C. Tomlinson	10,065	*
All current directors and executive officers as a group (21 persons) (2)(3)(6)(7)(8)(9)(10)(11)(12)	5,997,603	20.1

*	Less than 1%.
(1)

Based on Schedule 13G/A filed with the SEC on September 7, 2018 by BlackRock, Inc., representing that BlackRock, Inc. has sole voting power over 3,031,776 shares and sole dispositive power over 3,095,740 shares.

(2)

Includes 2,664,828 shares held as trustee under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Tract disclaims beneficial ownership, and 30,901 shares held directly.

(3)

Based on Schedule 13D/A filed with the SEC on August 23, 2018, the shares beneficially owned by Mr. Deeks represent the aggregate of (i) 141,481 shares held by him outright, (ii) 56,400 shares jointly held with Monica J. Deeks, (iii) 2,413,156 shares held by the Terence N. Deeks 2016 Qualified Three Year Annuity Trust, the Terence N. Deeks 2017 Qualified Three Year Annuity Trust and the Terence

N. Deeks 2018 Qualified Three Year Annuity Trust, and (iv) 41,000 shares held by the Deeks Family Foundation. This amount excludes 3,720,168 shares which are held under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Deeks disclaims beneficial ownership.
(4)

Based on Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, representing that Dimensional Fund Advisors LP has sole voting power over 2,409,828 shares and sole dispositive power over 2,493,051 shares.

(5)

Based on Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group representing that The Vanguard Group has sole voting power over 23,733 shares, shared voting power over 4,754 shares, sole dispositive power over 2,257,539 shares and shared dispositive power over 26,517 shares. In total, The Vanguard Group represented that it beneficially owns 2,284,056 shares.

(6)	Excludes 128,844 unvested shares from Mr. Galanski’s stock grants.
(7)	Excludes 25,000 unvested shares from Mr. Bassett’s stock grants.
(8)	Excludes 42,500 unvested shares from Mr. Casella’s stock grants.
(9)	Excludes 32,045 unvested shares from Mr. DeFalco’s stock grants.
(10)	Excludes 25,000 unvested shares from Mr. Tizzio’s stock grants.
(11)

Includes Carl L. Bach’s 15,541 shares and excludes his 18,000 unvested stock grant shares; includes Mr. Glen Bronstein’s 10,757 shares and excludes his 18,669 unvested stock grant shares; includes Mr. Richard Eisdorfer’s 41,897 shares and excludes his 12,500 unvested stock grant shares; includes Ms. Denise Lowsley’s 23,744 shares and excludes her 12,500 unvested stock share grants; includes Ms. Emily Miner’s 14,095 shares and excludes her 13,500 unvested stock share grants; includes Mr. Jeff Saunders’ 23,960 shares and excludes his 15,500 unvested stock shares grants; and includes Mr. Colin Sprott’s 10,347 shares and excludes his 11,000 unvested stock share grants.

(12)	No current directors or executive officers have pledged shares of the Company’s stock.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

The Company’s 2019 annual meeting of stockholders is tentatively scheduled to take place on May 9, 2019. However, if the merger is completed in the first calendar quarter of 2019, there will be no annual meeting of stockholders. If the merger is not completed, the Company stockholders will continue to be entitled to attend and participate in the Company stockholder meetings.

Company stockholders may submit proposals on matters appropriate for stockholder action at meetings of the Company stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2019 annual meeting, stockholder proposals must satisfy all applicable requirements of Rule 14a-8 and must be received by the Corporate Secretary of the Company no later than the close of business on November 29, 2018. In addition, if a stockholder intends to present a proposal at the 2019 annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 12, 2019, then the proxies designated by the Board for the 2019 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting. To be submitted for inclusion in the proxy statement for the 2019 annual meeting, director nominations must be received by the Corporate Secretary of the Company no later than the close of business on November 29, 2018, and nominating stockholders must satisfy all applicable requirements of Rule 14a-18. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2019 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

The Navigators Group, Inc.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write or call our Corporate Secretary at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901 or telephone: (203) 905-6090.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Corporate Secretary at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 22, 2018;

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2018, filed on August 9, 2018, and for the quarterly period ended March 31, 2018, filed on May 8, 2018; and

•	the Company’s Current Reports on Form 8-K filed on October 5, 2018, September 25, 2018, August 22, 2018, August 9, 2018, June 7, 2018, May 11, 2018, and May 8, 2018.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901, Attention: Corporate Secretary or by calling (203) 905-6090.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 12, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

THE NAVIGATORS GROUP, INC.,

THE HARTFORD FINANCIAL SERVICES GROUP, INC.,

and

RENATO ACQUISITION CO.

Dated as of August 22, 2018

Section 8.12	Severability	A-57
Section 8.13	Definitions	A-57
Section 8.14	Fees and Expenses	A-65
Section 8.15	Interpretation	A-65

EXHIBIT A – Form of Amended Certificate of Incorporation of the Surviving Company

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 22, 2018, by and among THE NAVIGATORS GROUP, INC., a Delaware corporation (the “Company”), THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (“Parent”) and RENATO ACQUISITION CO., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of the Company (the “Company Board”), Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) (a) have each unanimously approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a direct wholly owned Subsidiary of Parent, (b) have each determined that the terms of this Agreement are in the best interests of and fair to the Company, Parent or Merger Sub and their respective stockholders, as applicable, and (c) have declared the advisability of this Agreement and the Merger;

WHEREAS the Company Board has unanimously recommended the adoption of this Agreement by the holders of Company Shares;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain holders of Company Shares (such stockholders, together with their Affiliates, the “Existing Stockholder Group”) are entering into an agreement (the “Voting Agreement”), pursuant to which such stockholders have agreed, subject to the terms and conditions set forth in the Voting Agreement, to vote or cause to be voted any Company Shares beneficially owned by them in favor of adopting this Agreement and any other actions contemplated hereby in respect of which approval of holders of Company Shares is requested; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Company”). The Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

Section 1.02 Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement, before the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.03 Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

Section 1.04 Certificate of Incorporation and By-Laws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Surviving Company shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Company and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company (in each case until thereafter changed or amended as provided therein or pursuant to applicable Law and subject to Section 5.08).

Section 1.05 Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.06 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m., local time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the fifth (5th) business day) following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; PAYMENT OF CONSIDERATION

Section 2.01 Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common stock, par value $0.10 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Conversion of Share Capital of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub or any of their respective wholly owned Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Shares. Subject to Section 2.01(b) and Section 2.05, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (the “Company Shares”) shall automatically as a result of the Merger be converted into the right to receive an amount in cash equal to $70.00, without interest (the “Merger Consideration”). Subject to Section 2.05, as of the Effective Time, each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a

“Certificate”) or uncertificated Company Shares represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b) and the right to receive dividends and other distributions in accordance with this ARTICLE II, in each case without interest.

Section 2.02 Exchange Fund.

(a) Paying Agent. Not less than three (3) business days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to holders of Company Shares in accordance with this ARTICLE II and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited an amount in cash sufficient to pay the aggregate amount payable to holders of Company Shares pursuant to Section 2.01(c) with the Paying Agent (such cash, and the cash referred to in the immediately following sentence, being hereinafter referred to as the “Exchange Fund”). From time to time as necessary, Parent shall promptly deposit with the Paying Agent additional cash sufficient to pay any dividends and other distributions payable to holders of Company Shares pursuant to Section 2.02(f). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any and all interest earned on the Exchange Fund shall be paid by the Paying Agent to Parent. Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments to former holders of Company Shares of the Merger Consideration and any dividends and other distributions payable pursuant to Section 2.02(f). No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration or any dividends or other distributions payable pursuant to Section 2.02(f) pertaining thereto as provided herein. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Shares of the Merger Consideration and of any dividends and other distributions payable pursuant to Section 2.02(f).

(b) Letter of Transmittal; Exchange of Company Shares. As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate a form of letter of transmittal (which shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this ARTICLE II. Holders of Book-Entry Shares shall not be required to deliver a Certificate but shall, if required by the Paying Agent, be required to deliver an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration such holder is entitled to pursuant to this ARTICLE II. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates, and, except as contemplated by the previous sentence, without any action by any holder of record of Book-Entry Shares, the Paying Agent shall deliver to such holder (other than any holder of Company Shares representing Appraisal Shares), (i) in the case of Book-Entry Shares, a notice of the effectiveness of the Merger and (ii) cash in an amount (subject to Section 2.02(g)) equal to the number of Company Shares represented by such Certificate or Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration, and such Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that

(A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.05, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Company Shares formerly represented by such Certificate or Book-Entry Share as contemplated by Section 2.02(f). No interest shall be paid or shall accrue on the cash payable with respect to Company Shares pursuant to this ARTICLE II.

(c) Lost, Stolen or Destroyed Certificates. If any Certificate (other than Certificates representing Appraisal Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of Company Shares formerly represented by such Certificate as contemplated by this ARTICLE II.

(d) Termination of Exchange Fund. At any time following the one hundred and eightieth (180th) day after the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Company Shares that such former holders have the right to receive pursuant to the provisions of this ARTICLE II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for the Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(f) Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid in respect of each Company Share in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.05 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the share transfer books of the Surviving Company shall be updated to reflect the transfer of Company Shares to Parent in accordance with the terms herein. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(g) Withholding Taxes. Parent, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.03 Company Equity Awards.

(a) Treatment of Restricted Stock Units and Performance Units. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that, effective immediately prior to or upon the Effective Time:

(i) Each performance unit award granted prior to January 1, 2017, and each tranche of a restricted stock unit award that vests prior to January 1, 2020, that was granted under the Company Stock Plan prior to January 1, 2019, and that is outstanding immediately prior to the Effective Time and is payable in Company Shares (together, the “2019 Vesting Company Awards”) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of Company Shares, in each case subject to the 2019 Vesting Company Award immediately prior to the Effective Time.

(ii) Each performance unit award granted on or after January 1, 2017, and prior to January 1, 2019, and each tranche of a restricted stock unit award that vests on or after January 1, 2020, but that was granted prior to January 1, 2019, that was granted under the Company Stock Plan and that is outstanding immediately prior to the Effective Time and is payable in Company Shares (together, the “2020 Vesting Company Awards”) shall be canceled and converted into the right to receive a cash payment equal to the product of (A) the Merger Consideration multiplied by (B) the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of Company Shares, in each case subject to the 2020 Vesting Company Awards immediately prior to the Effective Time; provided, that such right to a cash payment shall be subject to the same vesting and payment schedules as the 2020 Vesting Company Award it replaces (other than performance-based vesting conditions).

(iii) Each performance unit award granted on or after January 1, 2019, and each restricted stock unit award granted on or after January 1, 2019, that is outstanding immediately prior to the Effective Time and is payable in Company Shares (together, the “2019 New Company Awards”), shall be canceled and converted into the right to receive a number of restricted stock units issued pursuant to The Hartford 2014 Incentive Stock Plan (each, a “Parent RSU”) in respect of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to (A) the Merger Consideration multiplied by the number of restricted stock units in the applicable tranche or, in the case of performance units, the target number of Company Shares, in each case subject to the 2019 New Company Award immediately prior to the Effective Time, divided by (B) the closing price of a share of Parent Common Stock on the New York Stock Exchange on the business day immediately prior to the Closing Date; provided, that each Parent RSU shall be subject to the same vesting and payment schedules as the 2019 New Company Award it replaces (other than performance-based vesting conditions).

(iv) Each performance unit award and restricted stock unit award that was granted under the Company Stock Plan and that is outstanding immediately prior to the Effective Time and is payable in cash (together, the “Cash Awards”) shall be settled in accordance with its terms.

(v) Notwithstanding the foregoing, the parties hereto shall collaborate to determine a method to convert and/or settle, as applicable Company Awards held by a Company Employee based outside the United States in a manner that is consistent with the Company Stock Plan and designed to preserve the intended economic treatment and ameliorate issues (if any) posed by applicable Law.

(b) Treatment of Restricted Shares. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that, effective immediately prior to or upon the Effective Time, any restrictions on any restricted Company Share granted under the Company Stock Plan (the “Company Restricted Shares”) shall lapse.

(c) Termination of the Company Stock Plan. As of the Effective Time, the Company Stock Plan shall terminate, and no further rights with respect to Company Shares shall be granted thereunder.

(d) Treatment of Company Stock Purchase Plan. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Stock Purchase Plan) shall adopt such resolutions and take such other actions as may be required to provide the following, effective upon the Effective Time: (i) participation in the Company Stock Purchase Plan shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the Company Stock Purchase Plan as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no Company Shares may be purchased under the Company Stock Purchase Plan with respect to offering periods beginning on or after the date of this Agreement, (iv) as of immediately prior to the Effective Time, the Company Stock Purchase Plan shall terminate, and (v) if the Effective Time occurs prior to the last day of the offering period in effect as of the date of this Agreement, each purchase right under the Company Stock Purchase Plan shall be terminated in exchange for a cash payment equal to the excess of (A) the Merger Consideration over (B) 90% of the lesser of (x) the closing price of a share of Company Common Stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (y) the closing price of a share of Company Common Stock on the NASDAQ Global Select Market on the last trading day before the Effective Time; provided, that the number of purchase rights with respect to which clause (v) shall be applicable shall be subject to the limitations under the Company Stock Purchase Plan regarding the maximum number of shares of Company Common Stock that may be purchased by a participant.

Section 2.04 Payments with Respect to Company Equity Awards. As soon as administratively practicable after the Effective Time (but, in any event, not later than thirty (30) days after the Effective Time), the Surviving Company shall pay, or shall cause to be paid, through its or its Affiliate’s payroll agent, the payments required under Section 2.03(a)(i) and Section 2.03(d). Notwithstanding the foregoing, in the case of any Company Award that is subject to Section 409A of the Code, all payments with respect to such Company Award shall be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code and nothing herein is intended, or shall be construed, to change the payment timing with respect to any such Company Award in violation of Section 409A of the Code.

Section 2.05 Appraisal Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Appraisal Shares that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and, at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 (each, an “Appraisal Withdrawal”), then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive Merger Consideration as provided in Section 2.01(c), less any applicable Taxes required to be withheld in accordance with Section 2.02(g) with respect to such payment.

(b) The Company shall give Parent (i) written notice of (A) any demands for appraisal or payment of the fair value of any Company Shares, Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company prior to the Effective Time in connection with the foregoing, in each case, pursuant to the provisions of the DGCL concerning the rights of holders of Company Shares to require appraisal of such Company Shares in accordance with this Section 2.05 and (B) to the extent that the Company has Knowledge thereof, any applications to the Delaware Court of Chancery for appraisal of the fair value of the Appraisal Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the DGCL. Payment of any amount payable to holders of Appraisal Shares shall be the obligation of the Surviving Company.

Section 2.06 Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (x) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (y) disclosed in any report, schedule, form, statement or other document filed with the SEC since January 1, 2017, by the Company and publicly available at least two (2) business days prior to the date of this Agreement (the “Filed SEC Documents”), other than disclosures contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Filed SEC Documents or that otherwise constitute risk factors or forward-looking statements, or of any risks generally faced by participants in the industries in which the Company operates, in each case, to the extent such sections, statements or risks do not disclose specific facts and circumstances:

Section 3.01 Organization; Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had or would not reasonably be expected to have a Material Adverse Effect. A true and complete copy of each of the Company Organizational Documents is included in the Filed SEC Documents. The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.01(b) of the Company Disclosure Letter sets forth a complete list of the Company’s Subsidiaries, the jurisdiction of incorporation or organization of each such Subsidiary, and any other jurisdiction where each such Subsidiary is licensed or specifically authorized to do business, including under applicable Insurance Laws. Each of the Company’s Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing has not had or would not reasonably be expected to have a Material Adverse Effect. No Insurance Regulator has notified the Company or any of its Subsidiaries, orally or in writing, that the Company or any of its Subsidiaries is commercially domiciled in any jurisdiction.

Section 3.02 Capitalization.

(a) The authorized share capital of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $0.10 per share, (“Company Preferred Stock”). At the close of business on August 14, 2018 (the “Capitalization Date”), (i) 29,766,719 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 7,022,760 shares of Company Common Stock were held by the Company as treasury shares, (iv) 107,163 shares of Company Common Stock were issuable with respect to outstanding restricted stock unit awards and (v) 847,533 shares of Company Common Stock were issuable with respect to outstanding performance unit awards. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Company Awards in accordance with their terms, neither the Company nor any of its Subsidiaries has issued any Company Securities.

(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no outstanding Company Shares, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for Company Shares, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Company Shares, or other equity or voting interests in, or any securities convertible into or exchangeable for Company Shares, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Shares, or other equity or voting interests in, the Company (collectively, “Company Rights”, and the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Company Awards, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant from the Company or any of its Subsidiaries any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in Section 3.02(a), no direct or indirect Subsidiary of the Company owns any Company Shares. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company Common Stock and the Senior Notes constitute the only outstanding classes of securities of the Company or its Subsidiaries registered pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”). The Company Common Stock is the only outstanding class of securities of the Company or its Subsidiaries registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act.

(c) All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for such Liens as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such share capital, shares of capital stock or other equity or voting interests). Each issued and outstanding share capital or share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (where such concept is recognized under applicable Law) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments that obligate the Company or Subsidiary of the Company to issue (other than to the Company or any Subsidiary of the Company) any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights (other than as generally provided by applicable Law), rights of first refusal or similar rights (to Persons other than the Company or any Subsidiary of the Company) with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital or capital stock of, or other equity or voting interests in, any Subsidiary of the Company. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except as required by applicable Law and, in the case of a Subsidiary of the Company that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

Section 3.03 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company hereof, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that the Merger, on the terms and subject to the conditions set forth herein, and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other Transactions, (iii) resolved, subject to Section 5.02, to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (iv) declared that this Agreement is advisable, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.02(c) (other than Section 4.02(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.02(c)), (B) that the actions described in Section 3.04 have been completed, (C) that the Consents referred to in Section 3.04 and the Company Stockholder Approval is obtained and (D) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (ii)(A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Material Contract, Permit or Company Reinsurance Contract or accelerate, vest or trigger the Company’s or, if applicable, any of its Subsidiaries’, obligations or rights of any other Person under any such Material Contract, Permit or Company Reinsurance Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries (or of Parent or any of its Subsidiaries following the Effective Time), except, in the case of clauses (i)(B) and (ii), as has not had or would not reasonably be expected to have a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock, to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of share capital or capital stock of the Company or any of its Subsidiaries that are necessary to approve this Agreement and the Merger.

Section 3.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the NASDAQ Global Select Market, (c) such filings and Consents as may be required in connection with the Taxes described in Section 5.05, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (e) compliance with any applicable state securities or blue sky Laws, (f) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 3.04 of the Company Disclosure Letter (the “Company Insurance Approvals”) and (g) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.03(g) and the completeness of Section 4.03 of the Parent Disclosure Letter), no Consent of, or filing, declaration or registration with or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations, registrations or notifications that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC, in each case, pursuant to the Securities Act or the Exchange Act since January 1, 2016 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no unresolved written comments from the SEC with respect to Company SEC Documents.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied for the applicable period (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders’ equity and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2017, included in the Filed SEC Documents, (ii) incurred after December 31, 2017, in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) that are not material to the Company and its Subsidiaries taken as a whole.

(d) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) and the rules and regulations of the NASDAQ Global Select Market, in each case, that are applicable to the Company. With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.

(e) The Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

(f) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date hereof. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (i) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board since December 31, 2017.

Section 3.06 Absence of Certain Changes. (a) Since December 31, 2017 through the date of this Agreement, (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 5.01(a) had the restrictions thereunder been in effect since December 31, 2017, and (b) since December 31, 2017, there has not been any effect, change, event, circumstance, development or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances, developments, and occurrences, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Legal Proceedings. There is no material (a) pending or, to the Knowledge of the Company, threatened Action against the Company or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance issued by the Company or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 3.08 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees or executive orders enacted, issued, adopted, promulgated or applied by or on behalf of any Governmental Authorities (collectively, “Laws”), in each case, applicable to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries hold, and since January 1, 2016, have held, and are in material compliance with, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same has not had or would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (ii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder and (iii) any other Laws regarding the use of funds for political activity or commercial bribery, in each case, if and to the extent applicable to the Company and the relevant Subsidiary. To the Knowledge of the Company, there are no situations with respect to the business of the Company of any of its Subsidiaries which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds.

(c) The Company and its Subsidiaries are, and have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering Laws in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither the Company, nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of the Company Subsidiaries, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently the target of any applicable economic sanctions administered or enforced by any Governmental Authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the target of comprehensive Sanctions, including Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (each, a “Sanctioned Country”). For the past three (3) years, the Company and its Subsidiaries have not knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the target of Sanctions or with any Sanctioned Country, in each case, in violation of applicable Sanctions. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Sanctions.

Section 3.09 Tax Matters. Except as has not had or would not reasonably be expected to have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and duly and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects, and have been prepared in compliance with applicable Laws, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith and by appropriate proceedings and have been adequately reserved against in accordance with GAAP and Applicable SAP.

(b) The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party and such withheld amounts were duly paid to the appropriate Governmental Authority in the manner required by applicable Laws.

(c) As of the date of this Agreement, the Company has not received written notice of any pending or threatened audits, examinations, investigations, claims, actions, suits or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f) No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved against in accordance with GAAP and Applicable SAP. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6

(or any similar provision of applicable Law), as a transferee or as a successor. Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than any commercial Contract entered into in the ordinary course of business that does not relate principally to Taxes) that will require any payment by the Company or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2), if and to the extent applicable to the Company and the relevant Subsidiary.

(j) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated, or unitary Tax group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries).

(k) The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Sections 482 and 845 of the Code (or any similar provisions of state, local or foreign Tax law).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date or pay Tax in a later period as a result of any (i) change in method of accounting (including under Section 481 of the Code but excluding any change made in connection with Public Law 115-97) or use of an improper method for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) of the Code, or (vi) election to defer payment of Tax under Section 965 of the Code, in each case, if and to the extent applicable to the Company and the relevant Subsidiary.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan and each material Foreign Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable and to the extent permitted by applicable Law) of (i) the plan document, including any amendments thereto, (ii) the most recent summary plan description for each such Company Plan for which such summary plan description is required by applicable Law, (iii) each insurance Contract, trust agreement or other funding vehicle, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any) and the applicable financial statements for the most recent completed fiscal year of the plan, (v) each administration agreement and payroll Contract, and (vi) the most recent determination or opinion letter.

(b) Each Company Plan and each Foreign Plan has been established, operated and administered in compliance with its terms and applicable Laws, other than instances of noncompliance that has not had or would not reasonably be expected to have a Material Adverse Effect. Each Company Pension Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status has not had or would not reasonably be expected to have a Material Adverse Effect. Each Foreign Plan, where applicable, complies with legal requirements for preferential tax and social security treatment, except where failure to do so has not had or would not reasonably be expected to have a Material Adverse Effect.

(c) The Company does not maintain or contribute or have any liability under or with respect to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA). Except as had not had or would not reasonably be expected to have a Material Adverse Effect, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and (ii) no condition exists that could reasonably be expected to present a risk to the Company or any ERISA Affiliate of incurring any such liability.

(d) With respect to each (i) Company Plan, as applicable, the Company and its Subsidiaries have not engaged in, and to the Knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect, (ii) Company Plan, as applicable, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Plan that has had or would reasonably be expected to have a Material Adverse Effect, and (iii) Company Plan or Foreign Plan, as applicable, no Action, audit, investigation, suit, proceeding, hearing or claim is pending or, to the Knowledge of the Company, threatened, that has had or would reasonably be expected to have a Material Adverse Effect.

(e) Except as required under applicable Law, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(f) Except as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions contemplated by this Agreement will, whether alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan before, on or following the Effective Time.

(g) The consummation of the Transactions contemplated by this Agreement will not cause any amounts payable under the Company Plans to fail to be deductible for U.S. federal income Tax purposes by virtue of Section 280G of the Code. No Company Plan provides for a Tax gross up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(h) The Company, and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance with the HealthCare Reform Laws and (ii) has been in compliance with all applicable HealthCare Reform Laws since January 1, 2015, except where such noncompliance has not had or would not reasonably be expected to have a Material Adverse Effect. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the HealthCare Reform Laws that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Each Foreign Plan or Company Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities, except where such failure has not had or would not reasonably be expected to have a Material Adverse Effect.

(j) All benefits under a UK Pension Plan are money purchase benefits as defined in Section 181 of the UK Pension Schemes Act 1993. Neither the Company nor any of its Subsidiaries have at any time within the last six (6) years been “connected” with or an “associate” of any employer which is or has been participating in a pension arrangement to which Sections 32, 38, 43, 47 or 58 of the UK Pensions Act 2004 applies. For these purposes “connected” and “associate” have the meanings given to them in Sections 435 and 249 of the UK Insolvency Act 1986 respectively. No employee of the Company or its Subsidiaries has the right to enhanced pension benefits on redundancy or early retirement as a result of a transfer of an undertaking or part of an undertaking to which either the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 applied that, in any case, has had or would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries comply with their automatic enrolment duties under Chapter 1 of Part 1 of the UK Pensions Act 2008, in respect of UK employees, except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any company level collective bargaining agreement or other agreement with a labor union or similar organization and, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is represented by a labor union or similar organization, other than, in each case, with respect to national or industry-wide unions and related collective bargaining agreements outside the United States, and the Company has made available to Parent true and complete copies of any such documents listed in Section 3.11(a) of the Company Disclosure Letter. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other employee representative organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization, other than with respect to national or industry-wide unions organized outside the United States. Since January 1, 2016, there have been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, grievances, material arbitrations, strike, lockout, material slowdown, or material work stoppage by or with respect to the employees of the Company or any of its Subsidiaries, in any case that has had or would reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other legally binding obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the use of trade secrets or proprietary information belonging to such former employer, in any case that has had or would reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of the Company, none of the Chief Executive Officer of the Company, any Executive Vice President of the Company or any head of any reporting segment of the Company, or any individual who reports to the Chief Executive Officer of the Company, intends to terminate his or her employment.

(d) The Company has made available to Parent true and complete copies of certain Foreign Employment Contracts. All other Foreign Employment Contracts are on substantially similar terms, other than base salary and bonus, to such Foreign Employment Contracts that have been made available.

(e) To the extent permitted by applicable Law, the Company has made available to Parent a true and complete list of employees of the Company and its Affiliates as of a date within ten (10) days of the date hereof, together with such employees’ (i) current base salary (or wages), (ii) current target incentive compensation opportunities by component, (iii) date of hire, (iv) current work address, (v) exempt or non-exempt status,

(vi) hourly or salaried status, (vii) current job title and career level, (viii) status as active or on leave and, if known, expected date of return, (ix) status as full-time, part-time or temporary, (x) retirement eligibility under the Company Stock Plan, (xi) annual paid time off accrual rate, and (xii) function or division. The Company will cooperate with Parent to provide Parent with, to the extent permitted by applicable Law, an updated version of such list from time to time and again no later than the Closing Date to reflect new hires, transfers, terminations of employment, and other changes to the information reflected herein.

(f) There is not currently pending, and to the Knowledge of the Company, in the last five (5) years, there have not been any allegations of sexual harassment or other sexual misconduct made against any individual in his or her capacity as an officer or executive of the Company or any of its Subsidiaries.

Section 3.12 Investments.

(a) The Company has made available to Parent a correct and complete list of all bonds, stocks, mortgage loans and other investment assets that were carried on the books and records of the Company and its Subsidiaries as of June 30, 2018, (such bonds, stocks, mortgage loans and other investment assets, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after June 30, 2018, in the ordinary course of business, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects. Copies of the Company’s policies with respect to the investment of the Investment Assets (the “Investment Guidelines”) have been made available to Parent, and the composition of the Investment Assets complies in all material respects with the Investment Guidelines.

(b) To the Knowledge of the Company, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law. The Investment Assets held by each Company Insurance Subsidiary that are included as admitted assets in any such Company Insurance Subsidiary’s latest statutory financial statements were qualified or eligible to be admitted assets of such Company Insurance Subsidiary under applicable Insurance Laws.

(c) To the Knowledge of the Company, as of the date hereof, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as has not had or would not reasonably be expected to have a Material Adverse Effect.

(d) Each agreement with each investment manager or investment advisor providing services to the Company or any of its Subsidiaries that is not an Affiliate of the Company was entered into, and the performance of each investment manager, is evaluated in a commercially reasonable, arms-length manner.

Section 3.13 Intellectual Property; Privacy and Data Security.

(a) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property and material Personal Information used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property

owned or used by the Company or any of its Subsidiaries, (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person, or (iii) alleging that the Company or any of its Subsidiaries is violating any privacy Laws, Privacy Policies, or any Person’s privacy or confidentiality rights.

(c) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect the material (A) information technology systems owned or operated by the Company or such Subsidiary and used in the operations of its business, and (B) Company Sensitive Information (including Personal Information) gathered, used, held for use or accessed in the operation of its business, and (ii) to the Knowledge of the Company, there has not been any material unauthorized disclosure, loss, destruction, or acquisition, or access to, any such Company Sensitive Information or information technology systems.

(e) The Company and each of its Subsidiaries maintain, and comply with, a written information security program (“Security Program”) that (i) complies in all material respects with all applicable privacy Laws, and (ii) includes administrative, technical, organization, and physical security procedures and measures that are, considering the costs of implementation and the nature, scope, context and purposes of the processing, reasonable and appropriate to materially preserve the security, integrity and confidentiality of all Personal Information and any other sensitive or confidential information of the Company and its Subsidiaries (collectively, “Company Sensitive Information”).

(f) The Company and each of its Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all applicable then-current public-facing privacy policies and notices of the Company regarding the collection, retention, use and disclosure of Personal Information by the Company or its Subsidiaries or their respective agents (collectively, the “Privacy Policies”). The Privacy Policies have been maintained, since the date of any applicable privacy Laws, to be reasonably consistent in all material respects with the actual practices of the Company and its Subsidiaries and comply in all material respects with applicable privacy Laws.

(g) The Company and its Subsidiaries are compliant in all material respects with all applicable requirements of the European Union’s General Data Protection Regulation (“GDPR”) with respect to EU Personal Data.

Section 3.14 Anti-Takeover Provisions. No “fair price”, “moratorium”, “supermajority”, “affiliate transactions”, “business combination statute or regulation”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

Section 3.15 Real Property. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and (b) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any material Company Lease, which default continues on the date of this Agreement. Neither the Company nor any of its Subsidiaries owns, or, since January 1, 2013, has owned, any real property, other than any Investment Assets comprised, in whole or in part, of real property or interests therein.

Section 3.16 Contracts.

(a) Except for (A) this Agreement, (B) each Company Plan (C) each Foreign Plan and (D) each Contract filed as an exhibit to the Filed SEC Documents, Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provide for Indebtedness of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries guarantees Indebtedness of another Person, having an outstanding or committed amount in excess of $5 million, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

(iv) have been entered into since January 1, 2013, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of assets of a business, in each case, for aggregate consideration under such Contract in excess of $5 million (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries under which the Company or its Subsidiaries have material surviving obligations);

(v) contain provisions that (A)(1) prohibit the payment of dividends or distributions in respect of the share capital or capital stock of the Company or any of its wholly owned Subsidiaries, (2) prohibit the pledging of the share capital or capital stock of the Company or any wholly owned Subsidiary of the Company or (3) prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company or (B) restrict the ability of the Company or any of its Subsidiaries to incur or guarantee Indebtedness;

(vi) contain provisions that (A) prohibit the Company or any of its Subsidiaries, or which, following the Closing, would prohibit Parent or any of its Subsidiaries from competing in any material line of business, or (B) grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company, or, following the Closing, Parent or any of its Subsidiaries, from entering any material territory, market or field or freely engaging in business anywhere in the world, in each case, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(vii) pursuant to which the Company or any Subsidiary (A) is granted or obtains any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), or (B) has granted any other Person a right to use any Intellectual Property owned by the Company or any Subsidiary;

(viii) pursuant to which the Company or any of its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property (other than Contracts granting rights to use commercially available software having a replacement cost and annual license of less than $250,000 (e.g., database, enterprise resource planning, business management planning, desktop and similar software) and commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” software)), and (B) is restricted in its right to assert, use or register any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (excluding licenses granted to third parties in the ordinary course of business);

(ix) involve or could reasonably be expected to involve aggregate payments or receipts by or to the Company and/or its Subsidiaries in excess of $1 million in any twelve (12) month period, other than (A) Contracts terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty, (B) insurance policies and reinsurance and retrocession agreements and treaties entered into in the ordinary course of business and (C) Contracts relating to investments made pursuant to the Investment Guidelines;

(x) that outsources any material function or part of the business of the Company or any of its Subsidiaries, other than managing general agency agreements or managing general underwriting agreements; or

(xi) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time.

(b) (i) The Company has previously made available to Parent true and complete copies of each Material Contract, (ii) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect has not had or would not reasonably be expected to have a Material Adverse Effect, (iii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance has not had or would not reasonably be expected to have a Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, verbal notice, of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default has not had or would not reasonably be expected to have a Material Adverse Effect and (v) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Insurance Subsidiaries. Except as has not had or would not reasonably be expected to have a Material Adverse Effect:

(a) Each Subsidiary of the Company that conducts the business of insurance or reinsurance or is a Lloyd’s corporate member or Lloyd’s managing agent (each, a “Company Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company, reinsurance company, Lloyd’s corporate member or Lloyd’s managing agent, insurance producer (or its local equivalent), insurance intermediary or reinsurance intermediary, as applicable, in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

(b) Since January 1, 2016, each Subsidiary of the Company that participates in Lloyd’s: (i) has not participated as a member of any Lloyd’s syndicate other than Syndicate 1221; (ii) has not agreed to sell or transfer any of its rights to participate as a member of a Lloyd’s syndicate or offered to acquire rights to participate in any Lloyd’s syndicate and (iii) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by Lloyd’s.

(c) No Person is, or has the right to participate as, a member of Syndicate 1221, other than Navigators Corporate Underwriters Ltd. and Millennium Underwriting Ltd.

(d) Since January 1, 2016, (i) all funds held on behalf of Lloyd’s Syndicate 1221 have been held in accordance with the terms of the relevant premiums trust deed or other deposit arrangement, as required by the by-laws, regulations, codes of practice, and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement, or undertaking executed, made, or given for compliance with Lloyd’s requirements from time to time (“Lloyd’s Regulations”), and (ii) the Company or any of its Subsidiaries required to do so have complied in all material respects with all relevant regulations, directions, notices, and requirements in relation to the maintenance of Funds at Lloyd’s (as defined in the Lloyd’s Membership Byelaw (No. 5 of 2005)) in accordance with Lloyd’s Regulations and any directions imposed on the Company or any of its Subsidiaries by Lloyd’s.

(e) To the Knowledge of the Company, since January 1, 2016, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee, managing general agent, managing general underwriter or other Person authorized to sell, produce, manage or administer products on behalf of any Company Insurance Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Company Insurance Subsidiary, except as would not be material to the Company, such Company Agent was, at the time the Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced. Each of the contracts, agreements or arrangements between a Company Insurance Subsidiary and any Company Agent who has sold, underwritten, produced, managed, administered or issued business for or on behalf of such Company Insurance Subsidiary is, except as would not be material to the Company, valid and binding on such Company Insurance Subsidiary and, to the Knowledge of the Company, on such Company Agent, and is in full force and effect in accordance with its terms. As of the date of this Agreement, no Company Agent individually accounting for 5% or more of the total gross GAAP premiums of all Company Insurance Subsidiaries for the year ended December 31, 2016 has indicated to the Company or any Company Insurance Subsidiary in writing that such Company Agent will be unable or unwilling to continue its relationship as a Company Agent with any Company Insurance Subsidiary within twelve (12) months after the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, no Company Agent has been since January 1, 2016, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation), in any material respect, of any term or provision of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance or other business for any Company Insurance Subsidiary, that is reasonably likely to be material to the Company. To the Knowledge of the Company, each Company Agent was appointed by the Company or Company Insurance Subsidiary in compliance in all material respects with applicable Insurance Laws and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance, in all material respects, with applicable Insurance Laws.

(f) Since January 1, 2016, each Company Insurance Subsidiary and, to the Knowledge of the Company, and except as has not had or would not reasonably be expected to have a Material Adverse Effect on the Company, its Company Agents have marketed, sold and issued insurance products in compliance in all material respects with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been marketed, sold and issued. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, the Company and the Company Insurance Subsidiaries have not received, since January 1, 2016, any written notice or communication of any instance of non-compliance with any such law, or any rule, regulation, agency requirement or published interpretation of any Governmental Authority that has not been cured as of the date of this Agreement.

Section 3.18 Statutory Statements; Examinations.

(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2016, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements (including exhibits, schedules and interrogatories related thereto), in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).

(b) The Company has made available to Parent true and complete copies of all Company Statutory Statements as of December 31, 2016 and December 31, 2017, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis, except as noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus and cash flow (or stockholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended. The Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) Section 3.18(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all accounting practices used by the U.S.-domiciled Company Insurance Subsidiaries in connection with their Company Statutory Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (each such departure, a “Permitted Accounting Practice”). All Permitted Accounting Practices have been approved by the applicable Insurance Regulators in writing at or prior to the time used by such Company Insurance Subsidiaries in connection with the applicable Company Statutory Statements.

(d) The Company has provided or otherwise made available to Parent (i) true, complete and correct copies of all material submissions by the Company or any of the Company Insurance Subsidiaries to any Insurance Regulator since January 1, 2016, relating to the risk-based capital or solvency of such Company Insurance Subsidiary together with true, accurate and complete copies of all substantive responses from the relevant Insurance Regulator to such submissions and (ii) all material annual registration statements, periodic reports and other submissions and filings with respect to the Company or any of the Company Insurance Subsidiary provided to any Insurance Regulator under applicable insurance holding company Laws, in each case since January 1, 2016.

(e) The Company has made available to Parent, to the extent permitted by applicable Law, true and complete copies of all material examination reports of any Insurance Regulators received by it on or after January 1, 2016, through the date of this Agreement, relating to the Company Insurance Subsidiaries. To the extent required by the applicable Insurance Regulator, a corrective plan has been submitted to and accepted by such Insurance Regulator with respect to all material deficiencies or violations noted in such examination reports and a copy of each such plan submitted on or after January 1, 2016, through the date of this Agreement, has been made available to Parent. As of the date hereof, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date hereof, threatened in writing against the Company or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (ii) that are not material to the Company and its Subsidiaries, taken as a whole.

(f) Since January 1, 2016, no fine or penalty in excess of $1 million has been imposed on any Company Insurance Subsidiary by any Insurance Regulator.

(g) Since January 1, 2016, each of the Company’s Subsidiaries that is a Lloyd’s managing agent has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in all material respects in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).

Section 3.19 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Company Insurance Subsidiaries, there is no (i) written agreement, memorandum of understanding, commitment letter or similar written undertaking with any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary or (ii) order or directive by, or supervisory letter or cease-and-desist order from (other than those that are generally applicable to the insurance industry), any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary and (b) neither the Company nor any of the Company Insurance Subsidiaries has adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of any Company Insurance Subsidiary to conduct its business, (B) requires the divestiture of any material investment of any Company Insurance Subsidiary, (C) limits in any material respect the ability of any Company Insurance Subsidiary to pay dividends or (D) requires any material investment of any Company Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

Section 3.20 Reinsurance and Retrocession. As of the date of this Agreement, (a) each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary is the cedent involving at least $2 million in annual premium or $2 million in ceded liabilities (the “Company Reinsurance Contracts”) is valid and binding on the applicable Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect has not had or would not reasonably be expected to have a Material Adverse Effect, (b) the applicable Company Insurance Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance has not had or would not reasonably be expected to have a Material Adverse Effect, (c) none of the Company Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract, except where such default has not had or would not reasonably be expected to have a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as has not had or would not reasonably be expected to have a Material Adverse Effect, (e) none of the Company Insurance Subsidiaries is and, to the Knowledge of the Company, no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Company Reinsurance Contract, except as has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.21 Reserves.

(a) The reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Insurance Subsidiary contained in the Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with applicable generally accepted actuarial standards; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements; and (iii) satisfied the requirements of all applicable Insurance Laws with respect to the establishment of reserves in all material respects.

(b) As of the date of this Agreement, with respect to the Company Insurance Subsidiaries, the Company has made available to Parent true and complete copies of all actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after

January 1, 2016. The information and data used in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.22 Insurance Policies. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. This Section 3.22 does not relate to Company Reinsurance Contracts, which are the subject of Section 3.20.

Section 3.23 Opinion of Financial Advisors. The Company Board has received the opinions of Goldman Sachs & Co., LLC (“Goldman Sachs”) and Moelis & Company LLC (“Moelis”), to the effect that, as of the date of each such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Shares (other than, in the case of the opinion of Moelis, holders who are members of the Existing Stockholder Group) is fair, from a financial point of view, to such holders. As of the date of this Agreement, each such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 3.24 Brokers and Other Advisors. Except for Goldman Sachs and Moelis, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and correct copy of (a) the engagement letter between the Company and Goldman Sachs, dated May 8, 2018 and (b) the engagement letter between the Company and Moelis, dated June 27, 2018.

Section 3.25 Related Party Transactions. Since January 1, 2016, there are no undisclosed transactions, Contracts, arrangements or understandings between: (i) the Company and any of its Subsidiaries, on the one hand, and (ii) any director, officer or employee of the Company or any of its Subsidiaries or any Person (other than it or its Subsidiaries) which owns of record or beneficially any equity interest in the Company or any of its Subsidiaries, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, a “Related Party Transaction”).

Section 3.26 Environmental Matters. Except as arising from or relating to any liability, obligation or cost (including for losses or loss adjustment expenses) arising under Contracts for insurance or reinsurance written or assumed by the Company or its Subsidiaries or as has not had or would not reasonably be expected to have a Material Adverse Effect, (a)(i) neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and (ii) to the Knowledge of the Company, no complaint has been filed, no penalty has been assessed, and no investigation, Action, claim, suit or proceeding is pending or threatened in writing by any Governmental Authority or other Person against the Company or any of its Subsidiaries, in each case, with respect to or arising out of any applicable Environmental Law and (b) to the Knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”)) or any petroleum has occurred at, on, above, under or from any Real Property owned, operated or leased by the Company or its Subsidiaries, if and to the extent applicable to the Company and the relevant Subsidiary.

Section 3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (ii) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (iii) whether (A) reserves for losses (including incurred but not reported losses, loss adjustment expenses whether allocated or unallocated, unearned premium or uncollectible reinsurance) (x) are or will be sufficient or adequate for the purposes for which they were established or (y) may not develop adversely or (B) the reinsurance recoverables taken into account in determining the amount of such reserves for losses are or will be collectible, or (iv) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations and warranties expressly set forth in ARTICLE IV, the Company hereby agrees and acknowledges that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any other Person, has made or is making, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to the Company or any of its Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by the Company or any of its Representatives or Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 4.01 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s, and Merger Sub’s certificates of incorporation and by-laws, each as amended to the date of this Agreement. Neither Parent nor Merger Sub is in violation of any of its respective organizational documents, except as has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b) Each of the Parent Board and the Merger Sub Board, at a meeting duly called and held, have unanimously, as applicable, (i) determined that the Merger, on the terms and subject to the conditions set forth herein, and the other Transactions are fair to and in the best interests of Parent and Merger Sub and their respective stockholders, (ii) approved this Agreement, the Merger and the other Transactions and (iii) resolved that Parent, as the sole stockholder of Merger Sub, adopt this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, by-laws or other comparable charter or organizational documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 3.03(c) (other than Section 3.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.03(c)), (B) that the actions described in Section 4.02(a) have been completed, (C) that the Consents referred to in Section 4.03 are obtained and (D) that the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party or accelerate, vest or trigger Parent’s or, if applicable, any of its Subsidiaries’, obligations or rights of any other Person under any such material Contract or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of the NASDAQ Global Select Market, (c) the filing of the Certificate of Merger, as required by the DGCL, (d) such filings and Consents as may be required in connection with the Taxes described in Section 5.05, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky Laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.03 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (h) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.04(g) and the completeness of Section 3.04 of the Company Disclosure Letter), no Consent of, or filing, declaration or registration with or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations, registrations or notifications that, if not obtained, made or given, has not had or would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, Parent has a reasonable basis to believe that the Required Regulatory Approvals set forth on Section 6.01(b) of the Company Disclosure Letter will be obtained prior to the Walk-Away Date.

Section 4.04 Ownership and Operations of Merger Sub. Parent owns beneficially and of record, directly or indirectly, all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 4.05 Financing. Parent and Merger Sub collectively will have at the Effective Time sufficient funds to pay the aggregate Merger Consideration, consideration payable to holders of Company Awards pursuant to Section 2.03 and any other amount required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent and Merger Sub. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.06 Certain Arrangements. Other than the Voting Agreement, as of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal or (c) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.03.

Section 4.07 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement to be sent to the holders of Company Shares in connection with the Company Stockholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

Section 4.09 Legal Proceedings. Except as has not had or would not reasonably be expected to have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 4.10 Ownership of Company Shares. None of Parent, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act) any Company Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement and the Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares, except for such holdings as may arise in the ordinary course of the investment activities of the Parent and its Affiliates.

Section 4.11 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

(b) Except for the representations and warranties expressly set forth in ARTICLE III, Parent and Merger Sub hereby agree and acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.01 Conduct of Business.

(a) Except as required by applicable Law, as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations and goodwill with customers, producers, reinsurance providers, Governmental Authorities and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice. Without limiting the generality of the foregoing, and except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in the corresponding subsection of Section 5.01(a) of the Company Disclosure Letter, during such period, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters set forth in clauses (ii), (iv), (vi), (viii), (xiv), (xv), (xvii) and (xix) of this Section 5.01(a)), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell or grant any Company Shares or other equity or voting interests of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Company Shares or other equity or voting interests of the Company or any of its Subsidiaries, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided, however, that the Company may issue Company Shares or other securities (1) under the Company Stock Plan in accordance with the provisions of Section 5.01(a)(i) of the Company Disclosure Letter, or (2) as required pursuant to the vesting, settlement or exercise of Company Awards or other equity awards or Company Rights (x) outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement or (y) granted after the date of this Agreement in accordance with this Agreement; provided, further that, the Subsidiaries of the Company may make any such issuances, sales or grants to the Company or a direct or indirect wholly owned Subsidiary of the Company, (B) redeem, purchase or otherwise acquire any outstanding Company Shares or other equity or voting interests of the Company or any rights, warrants or options to acquire any Company Shares or other equity or voting interests of the Company, except (1) as required pursuant to the terms of Company Awards or other equity awards or Company Rights (x) outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement or (y) granted after the date of this Agreement in accordance with this Agreement, or (2) in connection with the satisfaction of Tax withholding obligations with respect to Company Awards or other equity awards outstanding as of the date of this Agreement or granted after the date of this Agreement in accordance with this Agreement, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Shares or other equity or voting interests, other than (1) dividends or distributions made by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (2), in the case of the Company, distributions not to exceed $0.07 per Company Share per quarter as of the record dates and on the payment dates consistent with past practice or (D) split, combine, subdivide or reclassify any Company Shares or other equity or voting interests of the Company;

(ii) (A) incur any indebtedness for borrowed money, issue or sell any bonds, debentures or other debt securities or warrants or other rights to acquire any bonds, debentures or other debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (1) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any of its wholly owned Subsidiaries, (2) letters of credit issued in the ordinary course of business consistent with past practice, (3) borrowings as needed in the ordinary course of business under (w) the Australian Credit Facility not in excess of AU$30 million, (x) the Bilateral Facility not in excess of $25 million, and (y) the Club Facility not in excess of $250 million and (z) the Bail Bond Facility not in excess of $10 million, (4) any other Indebtedness having an aggregate principal amount outstanding that is not in excess of $15 million and (5) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines;

(iii) sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose fair market value or purchase price exceeds $2 million, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its wholly owned Subsidiaries, (C) leases and subleases of Real Property owned by the Company or its Subsidiaries, (D) as permitted by Section 5.01(a)(xix), or (E) transactions in compliance with the Investment Guidelines;

(iv) (A) make or authorize capital expenditures outside the ordinary course of business consistent with past practice, except as budgeted in the Company’s current plan presented to the Company Board that was made available to Parent or (B) make any loans or advances to, or, except as permitted by the Investment Guidelines, any investments in, any other Person other than a wholly owned Subsidiary of the Company in a manner that complies with clause (A) above;

(v) except as permitted under Section 5.01(a)(iv) or Section 5.01(a)(xix), make any acquisition (including by merger or amalgamation) of the share capital or capital stock or, except in the ordinary course of business consistent with past practice, a material portion of the assets of any other Person, in each case for consideration in excess of $5 million;

(vi) except as required pursuant to the terms of any Company Plan or Contract, in each case, in effect on the date of this Agreement and made available to Parent prior to the execution of this Agreement, (A) grant to any director or officer of the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries whose annual base salary rate exceeds $200,000 (each such director, officer or employee a “Participant”) any increase in salary or bonus compensation opportunity other than in the ordinary course of business, (B) grant to any Participant any material increase in severance, retention or termination pay, (C) establish, adopt, enter into or amend any Company Plan, Foreign Plan or collective bargaining agreement or (D) enter into any employment, consulting, severance or termination agreement with any Person for the position of Chief Executive Officer of the Company or Executive Vice President of the Company, any direct report to the Chief Executive Officer or any Executive Vice President, or any head of any reporting segment of the Company; provided, that the foregoing shall not restrict the Company or any of its Subsidiaries from (1) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including equity-based and cash-based incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed, (2) establishing or adopting a severance and/or retention plan or arrangement in accordance with the terms set forth in Section 5.01(a)(vi) of the Company Disclosure Letter, (3) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law, (4) making immaterial changes in the ordinary course of business to nondiscriminatory Company Plans that are medical, health or welfare plans available to all employees generally (other than any changes that would provide for benefits that continue following retirement or termination of employment) (provided that in no event shall any such change materially increase the employer or employee cost for such benefits), or (5) to the extent the Effective Time occurs after January 1, 2019, adopting and maintaining the Company Annual Incentive Plan for the 2019 fiscal year on substantially the same terms and conditions as the Company Annual Incentive Plan for the 2018 fiscal year;

(vii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or any similar organization or (C) any applicable Laws, including Regulation S-X under the Securities Act;

(viii) except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or any similar organization or (C) any applicable Laws, alter or amend in any material respect any existing underwriting, reserving, claim handling, loss control or actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary or any material assumption underlying any reserves or actuarial practice or policy;

(ix) reduce or strengthen any reserves, provisions for losses or other liability amounts in respect of insurance Contracts and assumed reinsurance Contracts except (A) as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) Applicable SAP (disregarding any changes to Applicable SAP that are not yet required to be implemented) or GAAP, as applicable or (B) as a result of loss or exposure payments to other parties in accordance with the terms of insurance Contracts and assumed reinsurance Contracts;

(x) (A) amend the Company Organizational Documents, (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company, in the case of clauses (A) or (B), in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions or (C) adopt or implement any stockholder rights plan or similar arrangement;

(xi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

(xii) grant any Lien (other than Permitted Liens) in any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(ii);

(xiii) (A) make any material Tax election, other than in the ordinary course of business consistent with past practice (except when the filing of the election would directly and materially increase the amount of Tax payable), (B) settle or compromise any audit or other proceeding relating to a material amount of Tax, (C) file any material amended Tax Return, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, other than in the ordinary course of business consistent with past practice, (E) enter into any Tax indemnification, sharing, allocation or reimbursement agreement or similar agreements, arrangements or understandings (other than any commercial Contract entered into in the ordinary course of business that does not relate principally to Taxes) or (F) except as required by GAAP, make any material change to any Tax accounting principles, methods or practices;

(xiv) (A) settle or compromise any Action, in each case threatened, made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions (1) solely for monetary damages for an amount net to the Company or any of its Subsidiaries after the application of applicable insurance coverage not to exceed $1 million for any such settlement individually or $3 million in the aggregate, or (2) for claims under Contracts of insurance issued by the Company or any of its Subsidiaries within applicable policy or contractual limits in the ordinary course consistent with past practice or (B) cancel any material Indebtedness or waive any material claims or rights under any Material Contract;

(xv) enter into, materially modify or terminate any Material Contract in such a way as to materially reduce the expected business or economic benefits thereof or enter into any Contract that would constitute a Material Contract or Company Reinsurance Contract if in effect as of the date hereof, in each case, other than in the ordinary course of business consistent with past practice or materially modify any Contract constituting a Related Party Transaction;

(xvi) in relation to the Company and its Subsidiaries, redomesticate to a jurisdiction other than that in which the Company or such Subsidiary is organized on the date hereof;

(xvii) voluntarily abandon, dispose of, or permit to lapse any right to Intellectual Property material to the Company and its Subsidiaries, taken as a whole, that is owned by the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(xviii) voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of the Company and of its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as required by applicable Law;

(xix) (A) acquire or dispose of any Investment Assets in any manner not in material compliance with the Investment Guidelines (provided, that in no event shall the Company acquire any interest in any limited partnership, hedge fund, private equity fund or debt issuances (other than debt securities registered in accordance with the Securities Act and debt securities offered pursuant to Rule 144A promulgated under the Securities Act), or any equity securities of any Person not listed on a United States national securities exchange, the London Stock Exchange or the Alternative Investment Market; provided, that investments in investment affiliates investing in Investment Assets in compliance with the above clause (A) in the ordinary course shall be permitted), or (B) retain or engage any external investment manager that had not been retained or engaged prior to the date of this Agreement;

(xx) amend, modify or otherwise change the Investment Guidelines in any material respect;

(xxi) enter into any new lines of business or withdraw from, or put into “run off”, any existing lines of business;

(xxii) voluntarily terminate or allow to lapse any existing material policy of insurance under which the Company or any of its Subsidiaries is a beneficiary unless replaced by similar coverage; or

(xxiii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their respective Affiliates to take any action that could reasonably be expected to result in any of the conditions precedent to the consummation of the Merger and the other Transactions contemplated hereby not being satisfied.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02 Acquisition Proposals; Change in Recommendation.

(a) Go-Shop Period. During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the thirtieth (30th) day after the date of this Agreement (the “No-Shop Period Start Date” and the period starting from the date of this Agreement until the No-Shop Period Start Date, the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to:

(i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would be reasonably be expected to lead to an Acquisition Proposal, including by providing information, whether orally or in writing (including non-public information and data) regarding the business, properties, assets, books, records and personnel of the Company and its Subsidiaries to any Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub; and

(ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in, facilitate or encourage efforts by, any Persons or groups of Persons (or Representatives of Persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

provided, that during the Go-Shop Period, the Company shall not disclose any material non-public information regarding the Company pursuant to the foregoing clauses (i) and (ii) without first entering into an Acceptable Confidentiality Agreement with the intended recipient thereof (but for the avoidance of doubt, the Company shall not be required to enter into an Acceptable Confidentiality Agreement with any Representatives of such intended recipient) and shall promptly (and in any event within twenty-four (24) hours) provide written notice to Parent and Merger Sub of the execution of an Acceptable Confidentiality Agreement with any Person during the Go-Shop Period (which notice shall not be required to identify the Person entering into such Acceptable Confidentiality Agreement). No later than twenty-four (24) hours after the No-Shop Period Start Date, the Company shall provide a written notice to Parent and Merger Sub stating whether the Company Board has determined that any Person submitting an Acquisition Proposal prior to the No-Shop Period Start Date is an Excluded Party and identifying each such Excluded Party.

(b) Prohibited Solicitation Activities. Except as expressly permitted by this Section 5.02, from and after the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, the Company and its Subsidiaries:

(i) (A) shall immediately cease and cause to be terminated, and the Company shall instruct its Representatives to terminate, any solicitation, encouragement, discussions or negotiations with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) conducted prior to the No-Shop Period Start Date with respect to any Acquisition Proposal and (B) shall prohibit any Person other than Parent and Merger Sub and their Representatives from having access to any physical or electronic data rooms relating to any possible Acquisition Proposal; and

(ii) shall not, and the Company shall cause its and its Subsidiaries’ respective officers, directors and employees, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (A) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would be reasonably be expected to lead to an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in, facilitate or encourage efforts by, any Person or groups of Persons (or Representatives of Persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle relating to an Acquisition Proposal, (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company By-Laws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent and Merger Sub under any such provisions) or (E) resolve, propose or agree to do any of the foregoing.

(iii) The parties agree that for all purposes of this Agreement any violation of the provisions of this Section 5.02(b) by any Representative of the Company or any Representative of any of the Company’s Subsidiaries shall be deemed to be a breach of this Section 5.02(b) by the Company. No later than twenty-four (24) hours after the No-Shop Period Start Date, the Company shall, to the extent it had not previously done so, deliver a request to each Person who executed a confidentiality or similar agreement with the Company prior to the No-Shop Period Start Date in connection with considering or making an Acquisition Proposal (other than any such Person that the Company is permitted to continue discussions or negotiations with pursuant to Section 5.02(c)) to promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or any of its Representatives.

(c) Permitted Discussions. Notwithstanding anything contained in Section 5.02(b), in response to an Acquisition Proposal received prior to obtaining the Company Stockholder Approval, which Acquisition Proposal did not result from any breach of this Section 5.02 and, with respect to clause (ii) of this sentence, shall be a written Acquisition Proposal, (i) the Company and its Representatives may contact such Person or group of Persons making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing and (ii) if the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) negotiate and enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Acquisition Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall promptly provide to Parent copies of such Acceptable Confidentiality Agreement; provided, further that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (B) after entering into an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. The parties agree that, notwithstanding the commencement of the obligations of the Company under Section 5.02(b) on the No-Shop Period Start Date, the Company, its Subsidiaries and their Representatives may continue to engage in the activities described in Section 5.02(a) with respect to any Excluded Party on or after the No-Shop Period Start Date so long as such Excluded Party remains an Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party on or after the No-Shop Period Start Date, and Section 5.02(b) and this Section 5.02(c) shall not apply with respect thereto.

(d) Required Notices. The Company shall promptly (and in any event within twenty-four (24) hours after receipt) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives an Acquisition Proposal and shall disclose to Parent the material terms and conditions of any such Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal and unredacted copies of all material correspondence or other material written documentation with respect thereto (and written summaries of any material oral communications); provided, that if the Company is specifically prohibited from disclosing the identity of any Person making an Acquisition Proposal, the Company may redact that identity and any other identifying information but shall otherwise provide all such information relating to the Acquisition Proposal. The Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to any such Acquisition Proposal (including any material changes thereto and provide copies of material correspondence and summaries of material oral communications as contemplated above). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 5.02(d). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.

(e) Company Board Recommendation. Except as provided in Section 5.02(f), neither the Company Board nor any committee thereof shall (i)(A) withhold or withdraw the Company Board Recommendation, (B) modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) approve or publicly endorse or recommend any Acquisition Proposal, or refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer, within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, or (E) fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Acquisition Proposal (other than in the case of an Acquisition Proposal in the form of a tender offer or exchange offer covered by clause (D)) that has not been withdrawn; provided, that Parent may make any such request only once in any ten (10) business day period and only once for each such public Acquisition Proposal and once for each public material amendment to such Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”, it being understood that a customary “stop, look or listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be prohibited and shall not, in and of itself, constitute an Adverse Recommendation Change) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any

Acquisition Proposal, other than any Acceptable Confidentiality Agreement pursuant to Section 5.02(a) (each, a “Company Acquisition Agreement”).

(f) Permitted Change in Recommendation. Notwithstanding anything in Section 5.02(e), prior to the time the Company Stockholder Approval is obtained, the Company Board may, so long as the Company and its Subsidiaries and Representatives have not breached this Section 5.02:

(i) in response to an Intervening Event, if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to do so would violate the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change; and

(ii) in response to a Superior Proposal, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to do so would violate the directors’ fiduciary duties under applicable Law, (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to Section 7.01(d)(ii), pay the Company Termination Fee and enter into a Company Acquisition Agreement with respect to such Superior Proposal;

provided, that the Company and the Company Board shall not take any such action unless the Company has given Parent at least four (4) business days’ (subject to clause (y) of this sentence) prior written notice (a “Company Notice”) of its intention to take any such action, which notice (A) in the case of an Intervening Event, specifies material changes, developments, effects, circumstances, states of facts or events comprising such Intervening Event and (B) in the case of a Superior Proposal, discloses (1) the material terms and conditions of such Superior Proposal and the identity of the Person or group of Persons making such Superior Proposal and its or their financing sources (if applicable), and (2) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal and any agreement in the Company’s possession relating to the financing of such Superior Proposal; provided, further, that during such four (4) business day period (it being understood and agreed that (x) any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional Company Notice to Parent of two (2) business days running from the date of such notice (provided, that in no event shall the giving of such additional Company Notice shorten the four (4) business day period under the initial Company Notice) and (y) with respect to any Person or group, the notice period for the first Company Notice given to Parent shall be four (4) business days and the notice period for any Company Notice given following the expiration of such four (4) business day period with respect to any Superior Proposal (or change thereto) made by such Person or group shall be two (2) business days), (I) the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company Board to no longer make an Adverse Recommendation Change or determination that an Acquisition Proposal constitutes a Superior Proposal and (II) the Company Board shall have determined following the end of such period, after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, (a) that the Superior Proposal giving rise to such Company Notice continues to be a Superior Proposal or (b) that failure to make an Adverse Recommendation Change in respect of the applicable Intervening Event would violate the directors’ fiduciary duties under applicable Law.

(g) Disclosures Under Law. Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to stockholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure or communication to stockholders of the Company that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is required by the directors’ fiduciary duties or applicable Law; provided that if any such public disclosure by the Company or the Company Board contemplated by clause (i) or (ii) above relating to an Acquisition Proposal has the substantive effect of withdrawing, withholding or adversely modifying, qualifying or amending the Company Board Recommendation or approving or endorsing an Acquisition Proposal and meets the requirements set forth in Section 5.02(e)(i), such disclosure shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such disclosure (it being understood that any “stop, look or listen” communication pursuant to Rule 14d-9(f) shall not, in and of itself, be deemed to be an Adverse Recommendation Change).

(h) Certain Definitions.

(i) As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement entered into by the Company that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition, including by means of bulk (or similar non-ordinary course) reinsurance of in-force business consisting of a single transaction or a series of related transactions, that if consummated would result in any Person or group owning 15% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board), revenues or net income of the Company and its Subsidiaries, or, solely with respect to any such bulk (or similar non-ordinary course) reinsurance transaction, net exposure to insured liabilities, (B) acquisition of Company Shares representing 15% or more of the outstanding Company Shares, (C) tender offer or exchange offer that if consummated would result in any Person or group having beneficial ownership of Company Shares representing 15% or more of the outstanding Company Shares, (D) merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company (without taking into account the voting cutback provisions in the Company By-Laws) or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (E) combination of the foregoing, in each case, other than the Transactions; provided that the ownership of the Company Shares by the Existing Stockholder Group shall not constitute an Acquisition Proposal under any of the foregoing clauses (A) to (E); provided further, that neither (I) the renewal or amendment of any currently in-force reinsurance arrangement or any replacement thereof, nor (II) any reinsurance arrangement entered into in the ordinary course of business shall constitute an Acquisition Proposal.

(iii) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal received after the date of this Agreement which did not result from any breach of this Section 5.02 that the Company Board has determined in its good faith judgment, after consultation with the Company’s financial advisors and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the identity of the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (B) if consummated, would be more favorable from a financial point of view to the stockholders of the Company than the Merger; provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(iv) As used in this Section 5.02 and in Section 8.13, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

(v) As used in this Agreement, “Intervening Event” shall mean a material event, change, development, effect, occurrence or state of facts relating to the Company and its Subsidiaries (A) that was not known to the Company Board on the date of this Agreement, or (B) arising or occurring after the date of this Agreement, in the case of (A) and (B), that is not related to the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto.

Section 5.03 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare the Proxy Statement and file it with the SEC. The Company shall use its reasonable best efforts to make such filing no later than fifteen (15) business days following the date of this Agreement. Subject to Section 5.02, the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such recommendation in the Proxy Statement and shall use reasonable best efforts to secure the Company Stockholder Approval. The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to receipt of the Company Stockholders Approval, any event occurs with respect to the Company, any of its Subsidiaries, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall (and Parent shall assist and cooperate with the Company to) promptly respond to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable (and in any event within ten (10) business days) after the resolution of any such comments. To the extent required by applicable Law, the Company shall promptly file and disseminate to the Company stockholders any supplement or amendment to the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the holders of Company Shares, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) The Company shall take all necessary actions to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) as promptly as reasonably practicable, and in any event within forty-five (45) days following the date the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to solicit and secure the Company Stockholder Approval. Without limiting the generality of the foregoing, unless this Agreement has been terminated, the Company shall submit the Merger and this Agreement for the Company Stockholder Approval at the Company Stockholders Meeting whether or not an Adverse Recommendation Change shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company Board, the Company, its Representatives or its stockholders. The Company Stockholders Meeting and the record date therefor shall be set in consultation with Parent and shall be reasonably satisfactory to Parent. The Company shall not postpone or adjourn the Company Stockholders Meeting except to the extent any such postponement or adjournment is (i) required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff or

(ii) requested by Parent (in Parent’s sole discretion) to permit additional time to solicit the Company Stockholder Approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub.

(c) The Company agrees not to recognize, register or give effect to any transfer of Company Shares made in violation of Section 4.02 of the Voting Agreement.

Section 5.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of this Agreement, (B) otherwise preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third party (assuming the accuracy of the representations and warranties made in Section 3.04(g)) necessary, proper or advisable to consummate the Transactions, including any such Consents required with respect to the Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party, whether judicial or administrative, challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions; provided that in no event shall Parent or Merger Sub be required to commence any litigation against any Governmental Authority.

(b) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, and shall cause its applicable Affiliates to in consultation and cooperation with the other and as promptly as practicable and in no event later than fifteen (15) business days following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions, (ii) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws and (iii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions. Any such filings shall be in material compliance with the requirements of applicable Law. If any of the approvals with respect to which any of the preceding clauses (i), (ii) or (iii) relate would require similar filings to be made by control persons of the Parent or the Company under applicable Law, each of the Parent and the Company shall cause each of their respective such control persons to make such filings and use reasonable best efforts to obtain such approvals. Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (w) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of this Section 5.04(c), (x) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any Governmental Authority regarding the Transactions, and provide the other party with a reasonable opportunity to review, comment on and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (y) unless prohibited by applicable Law or by the applicable Governmental Authority, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party (other than telephone calls regarding routine administrative matters), (B) give the other party reasonable prior notice of any such meeting or substantive conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such substantive conversation, to the extent permitted by applicable Law or such Governmental Authority, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, substantive correspondence and substantive communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions (excluding any personally sensitive information) and (z) comply with any inquiry or request from any Governmental Authority as promptly as reasonably practicable with respect to this Agreement and the Transactions. Without limiting the foregoing, each of the Company and Parent shall give to the other prompt written notice if it, or any of its Affiliates, receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated hereby and, in the case of any such notice or communication that is in writing, shall promptly furnish the other party with a copy thereof. The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law or enter into any agreement with a Governmental Authority to materially delay or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed in the context of seeking such a delay.

(d) Notwithstanding anything herein to the contrary, Parent shall not be obligated to take or refrain from taking, or to agree to it or its Affiliates taking or refraining from taking, any action, or to permit or suffer to exist any condition, limitation, restriction or requirement imposed by a Governmental Authority that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would or would reasonably be likely to have a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of (i) Parent and its Subsidiaries, taken as a whole, or (ii) the Company and its Subsidiaries, taken as a whole (any such action, condition, limitation, restriction or requirement, a “Parent Burdensome Condition”), including, without limiting the foregoing, a Governmental Authority imposing Solvency II capital requirements on any United States Subsidiary of Parent that is not otherwise already subject to Solvency II capital requirements. Without the prior written consent of Parent, the Company shall not, and shall cause the Company Insurance Subsidiaries and its other Affiliates not to, take or refrain from or to agree to the taking or refraining from any action or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Parent Burdensome Condition being imposed by a Governmental Authority. Notwithstanding the foregoing, prior to Parent being entitled to invoke a Parent Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (A) exchange and review their respective views and positions as to such Parent Burdensome Condition and (B) discuss and present to, and engage with, the applicable Governmental Authority regarding any potential approaches or workarounds that would avoid such Parent Burdensome Condition or mitigate its impact so it is no longer a Parent Burdensome Condition.

Section 5.05 Transfer Taxes. All share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the Effective

Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.06 Public Announcements; Other Communications. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and in connection with any Adverse Recommendation Change in accordance with Section 5.02. The parties hereto agree that the initial press releases to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto. Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement. The Company will consult with Parent prior to making any substantive internal announcements or other substantive communications to its employees or other constituents with respect to this Agreement or the Transactions and will give good faith consideration to reasonable comments proposed by Parent; provided that the Company shall not be required to consult with Parent prior to making any such announcements or communications if the substance thereof was publicly disclosed by Parent or previously subject to the foregoing requirements.

Section 5.07 Access to Information; Confidentiality. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or Personal Information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company. Until the Effective Time, the information provided will be subject to the terms of the confidentiality agreement dated as of May 30, 2018, by and between the Company and Parent (as may in the future be amended from time to time, the “Confidentiality Agreement”).

Section 5.08 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by applicable Law, the certificate of incorporation and by-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall cause the Surviving Company to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.08 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined by a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 5.08(a).

(b) None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.08 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six (6)-year period commencing immediately after the Effective Time, the Surviving Company shall substitute the current directors’ and officers’ liability insurance of the Company and its Subsidiaries covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the directors’ and officers’ liability insurance policies of the Company and its Subsidiaries with a “tail” policy, issued by reputable insurers, on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policies in effect on the date of this Agreement; provided, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may with the consent of Parent (not to be unreasonably withheld), and at the request of Parent shall (in which case, at Parent’s expense), prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six (6) years, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.08(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by Contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(e) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to or in substitution for any such claims under such policies.

Section 5.09 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Employee Matters.

(a) For a period beginning at the Effective Time (or, for individuals who are not actively employed as of immediately prior to the Effective Time due to disability or other approved leave, the date such individual presents for active employment) and ending on the one (1) year anniversary thereof (the “Continuation Period”), Parent shall provide, or shall cause its applicable Subsidiaries to provide, each individual who continues to be employed by the Company or any of its Affiliates (including Parent and any of its Subsidiaries) following the Effective Time (each, a “Company Employee”) with (i) base salary, wages and target annual or quarterly cash incentive opportunities that are each no less favorable than the base salary, wages and target annual or quarterly cash incentive opportunities provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time, (ii) long-term incentive opportunities for Company Employees who were eligible for a long-term incentive opportunity under a Company Plan immediately prior to the Effective Time, (iii) employee benefits (other than long-term incentive opportunities) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and any of its Subsidiaries) from time to time, and (iv) severance benefits determined using a formula that is no less favorable than the greater of (A) the severance formula applicable to such Company Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time and (B) the severance formula applicable to similarly situated employee of Parent and its Subsidiaries. For a period beginning at the Effective Time and ending on December 31, 2019, Parent shall, or its applicable Subsidiaries shall, ensure that the premium cost for Company Employees in the aggregate of Company sponsored medical, dental and vision coverage is not materially greater than the premium cost for Company Employees in the aggregate of employer-sponsored medical, dental and vision immediately prior to the Effective Time. Prior to the Effective Time, the Company shall, and shall cause all of its Affiliates to, adopt such resolutions and amendments, and use commercially reasonable efforts to take all such other actions as may be required or desirable, to provide that each Company Plan and any other employee benefit plan, program, policy or arrangement (other than any Foreign Plans and except as provided in Section 5.10(b)) shall terminate effective as of immediately prior to the Effective Time and in each case, conditioned upon the Closing; provided, however, that, notwithstanding the foregoing, the Company shall, irrevocably take all actions required to terminate and liquidate The Navigators Group, Inc. Non-Qualified Deferred Compensation Plan in accordance with the terms of the Plan and the provisions of Treas. Reg. § 1.409A-3(j)(4)(ix) immediately prior to the Effective Time and to terminate each Qualified Plan effective as of the day immediately prior to the Closing Date, in each case conditioned upon the Closing.

(b) Without limiting the generality of Section 5.10(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, assume and honor in accordance with their terms (including any amendment and termination provisions thereof), any Company Plan that is an employment agreement or a retention plan or program maintained by the Company or any of its Subsidiaries, in each case, as in effect as of the date of this Agreement and listed on Section 5.10(b) of the Company Disclosure Letter.

(c) With respect to any accrued but unused paid time off to which any Company Employee is entitled pursuant to the paid time off policy or individual agreement or other arrangement applicable to such Company Employee immediately prior to the Effective Time (the “PTO Policy”), and as made available to Parent pursuant to Section 5.10(h), Parent shall, or shall cause its Subsidiaries to, (i) allow such Company Employee to use such accrued paid time off consistent with the PTO Policy for use of paid time off, (ii) if any Company Employee’s employment involuntarily terminates or the Company Employee retires during the Continuation Period, pay the Company Employee, in cash, an amount equal to the value of the accrued unused paid time off, to the same extent that the Company Employee would have received a cash payment therefor under the PTO Policy immediately prior to the Effective Time had his or her employment terminated immediately prior to the Effective Time, and (iii) if any Company Employee voluntarily terminates employment or is terminated for Cause (as that term is defined in the Hartford Severance Pay Plan) during the Continuation Period, pay the Company Employee in cash, an amount equal to no greater than the value of up to forty (40) hours of accrued but unused paid time off (except to the extent required by applicable law).

(d) With respect to all employee benefit plans of Parent and its Subsidiaries providing any benefits to any Company Employee after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans), for purposes of determining eligibility to participate, level of benefits, and vesting (and excluding benefit accruals and early retirement subsidies under any defined benefit pension plan and eligibility for post-retirement welfare benefits), each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary for a similar purpose) as made available to Parent pursuant to Section 3.11(e) shall be treated as service with the Parent and its Subsidiaries; provided, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(e) Parent shall, or shall cause its Subsidiaries to, use reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, “actively at work” requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, “actively at work” requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries to, use reasonable best efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time and to credit each Company Employee under a cafeteria plan (within the meaning of section 125 of the Code) maintained by Parent or its Subsidiaries with an amount equal to such Company Employee’s balance (positive or negative) under the health care flexible spending account and/or dependent care spending account under the cafeteria plan maintained by the Company immediately prior to the Effective Time; provided that, in each case, the Company provides Parent with all information reasonably requested by Parent, in the electronic format reasonably requested by Parent, in order for Parent to comply with the foregoing.

(f) Each Company Employee who participates in the Company Annual Incentive Plan in respect of the Company’s fiscal year 2018 shall be eligible for a payment no less than that due with respect to such Company Employee’s annual bonus under such plan in accordance with the terms thereof calculated based on actual performance for such period (or, if the Effective Time occurs prior to the end of such period, based on actual performance from January 1, 2018 through the Effective Time, without proration for the portion of the period after the Effective Time), provided and to the extent that the Company shall have fully accrued therefor as of the Effective Time. If the Effective Time occurs on or after January 1, 2019, each Company Employee who, immediately prior to the Effective Time, participates in the Company Annual Incentive Plan in respect of the Company’s fiscal year 2019, shall (i) be eligible for a payment no less than that due with respect to such Company Employee’s annual bonus under such plan in accordance with the terms thereof calculated based on actual performance as of the Effective Time and prorated for the portion for the period of time from the beginning of the performance period to the Effective Time, provided and to the extent that the Company shall have fully accrued therefor as of the Effective Time, and (ii) after the Effective Time, participate in an annual incentive plan maintained by Parent, subject to the terms of Section 5.10(a).

(g) The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.10 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) require Parent, the Surviving Company or any of their respective Subsidiaries to continue any Company Plan beyond the time when it otherwise lawfully could be terminated or modified, (iii) restrict Parent, the Surviving Company or any of their respective Subsidiaries from amending or modifying any Company Plan in accordance with its terms and applicable Law, or (iv) provide any employee with any rights to continued employment. No current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(h) Between the date of this Agreement and prior to the Effective Time, the Company shall use reasonable best efforts to provide Parent with information and access to information as reasonably requested by Parent to enable Parent and its Affiliates to onboard each Company Employee for purposes of payroll and benefits in accordance with the provisions of this Section 5.10.

(i) All references in this Section 5.10 to the Effective Time shall be deemed to refer to 12:01 a.m. as of the day on which the Effective Time occurs.

Section 5.11 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions. Subject to applicable Law, each party shall give the other party the opportunity to participate, at such other party’s sole cost and expense, in the defense and settlement of any litigation by any stockholder of the Company against the first party or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent (which consent shall be subject to Parent’s sole discretion).

Section 5.12 Stock Exchange De-listing. Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NASDAQ Global Select Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.13 Delivery of Fairness Opinions.

(a) As promptly as practicable after the date of this Agreement (but, in any event, no later than two (2) business days after the date hereof), the Company shall furnish to Parent, for informational purposes only, a true and complete copy of the opinion of Moelis described in Section 3.23.

(b) As promptly as practicable after the date of this Agreement (but, in any event, no later than the date that the section of the preliminary Proxy Statement describing the opinion of Goldman Sachs described in Section 3.23 is provided to Parent for its review pursuant to the last sentence of Section 5.03(a)), the Company shall furnish to Parent, for informational purposes only, a true and complete copy of the opinion of Goldman Sachs described in Section 3.23.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Other Approvals. (i) Any waiting period (or extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents of, or declarations, notifications or filings with, and the other terminations or expirations of waiting periods required from, the Governmental Authorities set forth in Section 6.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (with respect to Parent’s and Merger Sub’s obligations only, without imposition of a Parent Burdensome Condition) (clauses (i) and (ii), collectively, the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c) No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Merger.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Section 3.02(a) shall be true and correct in all respects other than de minimis inaccuracies therein, (iii) set forth in Section 3.02(b), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.14 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations and Agreements of the Company. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.02(a), Section 4.02(b) and Section 4.07 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b) Performance of Obligations and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

Section 6.04 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was a principal cause of or resulted in the failure of such condition to be satisfied. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was a principal cause of or resulted in the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before May 1, 2019 (as such date may be extended pursuant the first proviso to this Section 7.01(b)(i) and, if applicable, Section 8.08, the “Walk-

Away Date”); provided, that if on such date the condition precedent to the consummation of the Merger and the other Transactions contemplated hereby set forth in Section 6.01(b) shall not have been satisfied but all other conditions precedent to the consummation of the Merger and the other Transactions contemplated hereby have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing are capable of being satisfied on that date), then the Walk-Away Date shall automatically be extended to July 1, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if the breach in any material respect by such party of its representations and warranties set forth in this Agreement or the failure in any material respect of such party to perform any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, including to use its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement (other than as addressed in Section 7.01(c)(ii)), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, if (A) the Company Board makes or publicly proposes to make an Adverse Recommendation Change or (B) there shall have occurred any material Willful Breach of Section 5.02 or Section 5.03; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by Parent or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval in connection with entering into a Company Acquisition Agreement in accordance with clause (ii)(B) of Section 5.02(f); provided that prior to or simultaneously with such termination the Company pays the amounts due under Section 7.03 in accordance with the terms thereof.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, ARTICLE VIII, the Confidentiality Agreement and the last sentence of Section 5.07, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any Willful Breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud; provided that if either party receives any payments for damages pursuant to this Section 7.02 from another party in respect of any such Willful Breach and also receives any payment pursuant to Section 7.03, the amount of such payments for damages made by the applicable party in respect of any such Willful Breach shall be reduced by the amount of such payment pursuant to Section 7.03.

Section 7.03 Termination Fee.

(a) The Company shall pay to Parent a nonrefundable fee of $68,250,000 in the event that:

(i) (A)(1) a bona fide Acquisition Proposal shall have been publicly made or proposed after the date of this Agreement and not withdrawn at least three (3) business days prior to the Company Stockholders Meeting in the case of a termination pursuant to Section 7.01(b)(iii) or (2) a bona fide Acquisition Proposal shall have been publicly made or proposed or otherwise made to the Company or the Company Board after the date of this Agreement and not withdrawn at least three (3) business days prior to the termination date in the case of a termination pursuant to Section 7.01(b)(i) or Section 7.01(c)(i), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (at a time when the conditions set forth in Section 6.01(b) have been satisfied but the Company Stockholder Approval has not been obtained) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i) and (C) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated; provided that for purposes of clause (C) of this Section 7.03(a)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii);

provided, that in the event this Agreement is terminated by either Parent under Section 7.01(c)(ii)(A) following an Adverse Recommendation Change in response to a Superior Proposal or the Company under Section 7.01(d)(ii), in either case, prior to the end of the Go-Shop Period or in connection with entering into a Company Acquisition Agreement with an Excluded Party, the nonrefundable fee payable by the Company pursuant to this Section 7.03(a) shall instead be an amount equal to $42,000,000. The Company shall pay any fee due under this Section 7.03(a) (the “Company Termination Fee”) to Parent or its designee by wire transfer of same-day funds (x) in the case of Section 7.03(a)(iii), within two (2) business days after such termination, (y) in the case of Section 7.03(a)(ii), prior to or simultaneously with such termination or (z) in the case of Section 7.03(a)(i), two (2) business days after the consummation of such Acquisition Proposal; it being understood that in no event shall the Company be required to pay the Company Termination Fee more than once.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii), then the Company shall pay to Parent Parent’s Expenses by wire transfer of same-day funds within two (2) business days after such termination, it being understood that in no event shall the payment for Expenses under this Section 7.03(b) exceed $7,000,000 (the “Expense Cap Amount”); provided that in the event that the Company Termination Fee shall become payable pursuant to Section 7.03(a), any amount previously paid by the Company pursuant to this Section 7.03(b) shall be credited against the amount of the Company Termination Fee due pursuant to Section 7.03(a).

(c) In the event that Parent or its designee shall receive full payment of the Company Termination Fee pursuant to Section 7.01(a), together with any reimbursement of applicable expenses pursuant to Section 7.03(b), the receipt of the Company Termination Fee and the expenses referred to in Section 7.03(b) shall be, except as provided in Section 7.02, the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination. Except as provided in Section 7.02, upon payment by the Company of the Company Termination Fee and, if applicable, the reimbursement of such expenses, neither the Company nor any of its Affiliates shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the Transactions, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Action against the Company or any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if the Company or Parent, as applicable fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, the other party commences an Action which results in a judgment against the first party for the payment set forth in this Section 7.03, the first party shall pay the other party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 No Survival of Representations and Warranties. This ARTICLE VIII and the agreements of the Company, Parent and Merger Sub contained in ARTICLE II and in Section 5.08 and Section 5.10 shall survive the Effective Time. No other representations, warranties, obligations or agreements in this Agreement shall survive the Effective Time.

Section 8.02 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, only by written agreement of the parties hereto, approved by the Parent Board and the Company Board; provided, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the holders of Company Shares without such approval.

Section 8.03 Extension of Time, Waiver, Etc.. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the immediately preceding sentence, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with any Exhibits and Schedules attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Voting Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, (A) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Section 2.01 and Section 2.02 and (B) the right of the holders of Company Awards as set forth in Section 2.03 and Section 2.04, and (ii) the provisions set forth in Section 5.08 of this Agreement. Notwithstanding the foregoing, the Company shall have the right to seek on behalf of the holders of Company Shares and Company Awards, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent in respect of amounts that would have been recoverable by such holders under the circumstances of the applicable breach if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.03 without notice or liability to any other Person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that state, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.11 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Walk-Away Date, any party hereto brings any Action, in each case, in accordance with this Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Walk-Away Date shall automatically be extended (x) for the period during which such Action is pending, plus ten (10) business days or (y) by such other time period established by the court presiding over such Action, as the case may be.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155
Attention:	Chief Financial Officer, General Counsel
Facsimile:	855-388-6397
Email:	beth.bombara@thehartford.com david.robinson@thehartford.com mergers@thehartford.com with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Stephen G. Rooney
Andrew J. Noreuil
Facsimile:	212-849-5632
312-706-8183
Email:	srooney@mayerbrown.com
anoreuil@mayerbrown.com

If to the Company, to:

The Navigators Group, Inc.
400 Atlantic Street, 8th Floor
Stamford, CT 06901
Attention:	Emily B. Miner
SVP & General Counsel
Facsimile:	203-658-1825
Email:	eminer@navg.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Michael A. Gordon
Kirk Lipsey
Gabriel Saltarelli
Facsimile:	212-839-5599
Email:	mgordon@sidley.com klipsey@sidley.com gsaltarelli@sidley.com or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.12 Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.12 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means legal actions, causes of action, claims, demands, controversies, disputes, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust or competition Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Company Insurance Subsidiary’s domiciliary jurisdiction, including, where applicable, the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).

“Appraisal Shares” means Company Shares held by a holder of Company Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the DGCL concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to the DGCL and (c) did not fail to exercise such right to appraisal or deliver an Appraisal Withdrawal.

“Australian Credit Facility” means the Letter of Credit Facility, dated November 2, 2016, as amended, by and between Navigators Underwriting Agency Limited and Barclays Bank PLC.

“Bail Bond Facility” means the Bail Bond Facility, dated February 22, 2012, as amended, by and between Navigators Insurance Company and ING Bank N.V., London Branch.

“Bilateral Facility” means the Funds at Lloyd’s Letter of Credit Agreement, dated as of November 20, 2015, as amended on November 7, 2016, by and between the Company and ING Bank N.V., London Branch.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Club Facility” means the Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 7, 2016, by and among the Company, the lenders named therein and ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent.

“Company Annual Incentive Plan” means the Company’s Annual Incentive Plan.

“Company Award” means each 2019 Vesting Company Award, each 2020 Vesting Company Award, each 2019 Company New Award, each Company Restricted Share, and each Cash Award that was granted under the Company Stock Plan and that is outstanding immediately prior to the Effective Time.

“Company By-Laws” means the Company’s Amended and Restated By-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Certificate of Incorporation, as amended to the date of this Agreement.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any Real Property.

“Company Organizational Documents” means the Company Charter and the Company By-Laws.

“Company Pension Plan” means a Company Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

“Company Plan” means each plan, program, policy, agreement or other arrangement that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention, change-in-control or other similar agreement between such Person and the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is (A) sponsored, maintained or contributed to by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is obligated to contribute to) and (B) for the benefit of current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, but excluding in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority, that is a Foreign Plan or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Company Stock Plan” means The Navigators Group, Inc. Second Amended and Restated 2005 Stock Incentive Plan, as may be amended or restated from time to time.

“Company Stock Purchase Plan” means The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan.

“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement.

“Council” means the Council of Lloyd’s as constituted by the Lloyd’s Act 1982, including its delegates and persons by whom it acts.

“Environmental Law” means any Law regulating or relating to the protection of human health from exposure to any chemical substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution or the use, generation, management, handling, “transport”, “treatment”, “disposal”, “storage”, or “release” of “hazardous substances” (as those terms are defined in CERCLA).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Personal Data” means personal data that is subject to the GDPR.

“Excluded Party” means any Person or group from which the Company has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a written Acquisition Proposal that (a) the Company Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (b) remains pending as of, and shall not have been withdrawn or otherwise abandoned prior to, the No-Shop Period Start Date; provided, that any such Person or group shall cease to be an Excluded Party (i) immediately upon the withdrawal or termination of the Acquisition Proposal submitted by such Excluded Party (unless, prior to or concurrently with such withdrawal or termination, such Person or group has made another Acquisition Proposal that has not been withdrawn or terminated) or (ii) provided that a withdrawal or termination described in the preceding clause (i) has not earlier occurred, then immediately upon the later to occur of (A) 5:00 p.m. (New York City time) on the tenth (10th) day immediately following the No-Shop Period Start Date (the “Scheduled Cut-off Time”) and (B) in the event that the Company shall have given Parent a Company Notice prior to the Scheduled Cut-off Time with respect to a Superior Proposal from such Person or group and the Scheduled Cut-off Time is earlier than 5:00 p.m. (New York City time) on the second (2nd) business day immediately following expiration of the notice period required under Section 5.02(f) with respect to such Company Notice (the “Extended Cut-off Time”), the Extended Cut-off Time; provided, further, that in the event that, after the expiration of the notice period required under Section 5.02(f) with respect to such Company Notice and before the Extended Cut-off Time, the Company gives Parent an additional Company Notice with respect to a Superior Proposal from such Person or group, the Extended Cut-off Time will be extended to 5:00 p.m. (New York City time) on the second (2nd) business day immediately following expiration of the notice period required under Section 5.02(f) with respect to such additional Company Notice, it being understood that the Extended Cut-off Time may be so extended multiple times and will be so extended in response to each such additional Company Notice so given by the Company.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants to such Person and its Affiliates) incurred by such Person or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Merger, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws or Insurance Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters, in each case, in connection with the Merger and the other Transactions.

“FASB” means the Financial Accounting Standards Board.

“Foreign Employment Contract” means (i) an individual employment consulting, severance, retention, change-in-control or other similar agreement or (ii) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance or termination pay, or benefit plan, program, policy, agreement or other arrangement, in each case, that is operated by the Company or any of its Subsidiaries for the benefit of current officers, employees or independent contractors of the Company or any of its Subsidiaries whose primary place of employment is outside of the United States.

“Foreign Plan” means employee benefit plan, policy, agreement or arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is obligated to contribute to or has a contingent liability to contribute to) and (ii) for the benefit of current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries whose primary place of employment is or was outside of the United States, but excluding in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law (other than a pension arrangement used for the purpose of auto-enrollment in the United Kingdom), that is sponsored by a Governmental Authority. For the avoidance of doubt, (A) collective bargaining agreements with national or industry-wide unions outside the United States, and arrangements related thereto or arising therefrom, shall not be considered Foreign Plans or Company Plans and (B) any employee benefit plan, policy, agreement or arrangement that covers both (I) current and/or former employees or other service providers whose primary place of employment is in the United States and (II) current and/or former employees or other service providers whose primary place of employment is outside the United States shall be considered a Company Plan and shall not be considered a Foreign Plan.

“Franchise Board” means the Franchise Board established by the Council or any subcommittee or officer or employee of Lloyd’s authorized by the Council or Franchise Board to discharge the duties and functions or to exercise the powers and discretions specified in such authorization.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational, including Lloyd’s.

“HealthCare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to any: (i) patent (including all reissues, divisions, continuations, continuations-in-part, re-examinations, substitutions and extensions thereof) and invention disclosure; (ii) trademark, servicemark, trade name, business name, brand name, domain name, social media identifier or account, logo, slogan, trade dress, design right and other similar designations of source or origin, including any and all goodwill associated therewith; (iii) copyright and copyrightable subject matter and database rights, including in software; and (iv) trade secret, know-how and other information of a confidential nature, in each case, together with any registrations or applications to register any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Parent Disclosure Letter.

“Liens” means any pledges, liens, claims, options, charges, mortgages, encumbrances, leases, licenses, hypothecations, conditions, covenants, restrictions, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, transfer restrictions or security interests of any kind or nature.

“Lloyd’s” means the Council and Society and Corporation of Lloyd’s created and governed by the Lloyd’s Act 1871 to 1982 of England and Wales, including for the avoidance of doubt the Franchise Board.

“Material Adverse Effect” means any effect, change, event, circumstance, development or occurrence that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair or delay the ability of the Company to consummate the Merger or perform its obligations hereunder; provided, that, for purposes of clause (a) only, none of the following, and no effect, change, event, circumstance, development or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event, circumstance, development or occurrence that results from (i) changes, events or conditions generally affecting the insurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or any conditions resulting from such natural disasters, (vi) the execution and delivery of this Agreement or the public announcement, pendency or performance of the Transactions, including any action with respect to the Transactions and including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, policyholders, brokers, agents, financing sources, business partners, service providers, or reinsurance providers (but taking into account any action by any such Person not arising from such execution, delivery, announcement, pendency or performance), (vii) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities, (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or Applicable SAP, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB or (x) any action expressly required to be taken by the Company, or that the Company is expressly required to cause one of its Subsidiaries to take, pursuant to, or any failure of the Company or any of its Subsidiaries to take an action expressly prohibited by, the terms of this Agreement (but only if Parent has refused, after a timely request by the Company, to provide a waiver to the applicable prohibition or requirement in this Agreement) (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event, circumstance, development or occurrence referred to in clauses (i), (ii), (iv), (v) or (ix) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event, circumstance, development or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the insurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk (in which case the disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement.

“Parent Material Adverse Effect” means any effect, change, event, circumstance, development or occurrence that would, individually or in the aggregate, prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Merger or perform its obligations hereunder.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and in either case for which adequate reserves have been maintained in accordance with GAAP and Applicable SAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in the ordinary course of the insurance or reinsurance business of the Company or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of the Company or its Subsidiaries, (4) deposit liabilities, (5) statutory deposits, (6) ordinary-course securities lending and short-sale transactions and (B) with respect to investment securities held in the name of a nominee, custodian or other record owner, (v) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (vii) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (viii) Liens created by or through the actions of Parent or any of its Affiliates, (ix) Liens discharged at or prior to the Effective Time, (x) transfer restrictions imposed by Law and (xi) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information or data that, alone or together with any other information or data (a) can be used to identify, directly or indirectly, an individual, or (b) can be used to authenticate such individual.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors, and other representatives.

“Senior Notes” means the 5.75% Senior Notes due October 15, 2023 as governed by the Second Supplemental Indenture, dated as of October 4, 2013, between the Company and The Bank of New York Mellon, as Trustee (as successor to JPMorgan Chase Bank, N.A.) under the Indenture, dated as of April 17, 2006 between the Company and JPMorgan Chase Bank, N.A.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“UK Pension Plan” means a Foreign Plan that is a pension scheme (as that term is defined in Section 1 of the UK Pension Schemes Act 1993) and which is subject to the Laws of the United Kingdom.

“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies, duties, customs, tariffs, imposts, or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, premium, capital, ad valorem, value-added, excise, Real Property, personal property, sales, use, severance, stamp, transfer, withholding, employment, payroll, occupation, social security, unemployment, inventory, capital stock, license, estimated and franchise taxes imposed by a Governmental Authority, together with any interest, penalties, fines, assessments or additions to tax imposed with respect to such amounts.

“Tax Returns” means all reports, returns, declarations, statements, questionnaire, certificate, report, bill, claim for refund or other information supplied or required to be supplied to a Governmental Authority relating to Taxes or any election, declaration, schedule or attachment thereto, or any amendment thereof.

“Willful Breach” shall mean a material breach that is caused by an action or omission to act where both of the following conditions exist: (a) the action or omission to act was itself deliberate; and (b) such deliberate Action or omission to act was taken or omitted to be taken by a Person with knowledge that such act or omission to act would constitute a breach of this Agreement.

(b) The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.13(a)	Section
2019 New Company Awards	Section 2.03(a)(iii)
2019 Vesting Company Awards	Section 2.03(a)(i)
2020 Vesting Company Awards	Section 2.03(a)(ii)
Acceptable Confidentiality Agreement	Section 5.02(h)(i)
Acquisition Proposal	Section 5.02(h)(ii)
Adverse Recommendation Change	Section 5.02(e)
Agreement	Preamble
Anti-Money Laundering Laws	Section 3.08(c)
Appraisal Withdrawal	Section 2.05(a)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
Cash Award	Section 2.03(a)(iv)
CERCLA	Section 3.26
Certificate	Section 2.01(c)

Certificate of Merger	Section 1.02
Claim	Section 5.08(b)
Closing	Section 1.06
Closing Date	Section 1.06
Code	Section 2.02(g)
Company	Preamble
Company Acquisition Agreement	Section 5.02(e)
Company Agent	Section 3.17(e)
Company Board	Recitals
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Section 2.01
Company Disclosure Letter	Article III
Company Employee	Section 5.10(a)
Company Insurance Approvals	Section 3.04
Company Insurance Subsidiary	Section 3.17(a)
Company Notice	Section 5.02(f)
Company Preferred Stock	Section 3.02(a)
Company Reinsurance Contracts	Section 3.20
Company Restricted Shares	Section 2.03(b)
Company Rights	Section 3.02(b)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Sensitive Information	Section 3.13(e)
Company Shares	Section 2.01(c)
Company Statutory Statements	Section 3.18(a)
Company Stockholder Approval	Section 3.03(d)
Company Stockholders Meeting	Section 5.03(b)
Company Termination Fee	Section 7.03(a)
Confidentiality Agreement	Section 5.07
Continuation Period	Section 5.10(a)
DGCL	Section 1.01
Effective Time	Section 1.02
ERISA Affiliate	Section 3.10(c)
Exchange Act	Section 3.02(b)
Exchange Fund	Section 2.02(a)
Existing Stockholder Group	Recitals
Expense Cap Amount	Section 7.03(b)
Extended Cut-off Time	Section 8.13
Filed SEC Documents	Article III
GDPR	Section 3.13(g)
Go-Shop Period	Section 5.02(a)
Goldman Sachs	Section 3.23
Health Plan	Section 3.10(h)
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(a)
Indemnitees	Section 5.08(a)
Intervening Event	Section 5.02(h)(v)
Investment Assets	Section 3.12(a)
Investment Guidelines	Section 3.12(a)
Laws	Section 3.08(a)
Lloyd’s Regulations	Section 3.17(d)
Material Contract	Section 3.16(a)

Maximum Premium	Section 5.08(c)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Recitals
Moelis	Section 3.23
No-Shop Period Start Date	Section 5.02(a)
Parent	Preamble
Parent Burdensome Condition	Section 5.04(d)
Parent Board	Recitals
Parent Common Stock	Section 2.03(a)(iii)
Parent Insurance Approvals	Section 4.03
Parent RSU	Section 2.03(a)(iii)
Participant	Section 5.01(a)(vi)
Paying Agent	Section 2.02(a)
Permits	Section 3.08(a)
Permitted Accounting Practice	Section 3.18(c)
Privacy Policies	Section 3.13(f)
Proxy Statement	Section 3.04
PTO Policy	Section 5.10(c)
Qualified Plan	Section 3.10(b)
Related Party Transaction	Section 3.25
Required Regulatory Approvals	Section 6.01(b)
Restraints	Section 6.01(c)
Sanctioned Country	Section 3.08(d)
Sanctions	Section 3.08(d)
Sarbanes-Oxley Act	Section 3.05(d)
Scheduled Cut-off Time	Section 8.13
SEC	Section 3.04
Section 262	Section 2.05(a)
Securities Act	Section 3.02(c)
Security Program	Section 3.13(e)
Superior Proposal	Section 5.02(h)(iii)
Surviving Company	Section 1.01
Takeover Law	Section 3.14
Transactions	Section 1.01
Transfer Taxes	Section 5.05
Voting Agreement	Recitals
Walk-Away Date	Section 7.01(b)(i)

Section 8.14 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement, the Voting Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expense, except as otherwise set forth in this Agreement.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Christopher J. Swift
Name: Christopher J. Swift
Title: Chief Executive Officer

RENATO ACQUISITION CO.

By:	/s/ Douglas G. Elliot
Name: Douglas G. Elliot
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

THE NAVIGATORS GROUP, INC.

By:	/s/ Stanley A. Galanski
Name: Stanley Adam Galanski
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Amended Certificate of Incorporation of the Surviving Company

See attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE NAVIGATORS GROUP, INC.

ARTICLE 1

The name of the corporation is: The Navigators Group, Inc.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware unless the bylaws of the corporation provide otherwise.

ARTICLE 4

(a) The total number of shares of stock which the corporation shall have authority to issue is 5,000, all of which shall be common stock, and the par value of each such share shall be $0.01.

(b) In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Delaware, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversions of the corporation’s outstanding shares.

ARTICLE 5

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE 6

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE 7

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE 8

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

Annex B

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

August 22, 2018

Board of Directors

The Navigators Group, Inc.

400 Atlantic Street

Stamford, CT 06901

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than The Hartford Financial Services Group, Inc. (“The Hartford”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of The Navigators Group, Inc. (the “Company”) of the $70.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 22, 2018 (the “Agreement”), by and among the Company, The Hartford, and Renato Acquisition Co., a wholly owned subsidiary of The Hartford.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, The Hartford, any of their respective affiliates and third parties, including affiliates of the founder of the Company, a significant shareholder of the Company, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to The Hartford and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a senior co-manager with respect to a public offering of The Hartford’s 4.400% Senior Notes due May 2048 (aggregate principal amount $500,000,000) in March 2018 and as financial advisor to The Hartford in connection with the sale of its Talcott Resolution business in May 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, The Hartford, and affiliates of the founder of the Company, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the

Board of Directors

Navigators Group, Inc.

August 22, 2018

Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the property and casualty insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than The Hartford and its affiliates) of Shares, as of the date hereof, of the $70.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $70.00 in cash per Share be paid to the holders (other than The Hartford and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or The Hartford or the ability of the Company or The Hartford to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors

Navigators Group, Inc.

August 22, 2018

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $70.00 in cash per Share to be paid to the holders (other than The Hartford and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(Goldman Sachs & Co. LLC)

Annex C

August 21, 2018

Board of Directors

The Navigators Group, Inc.

400 Atlantic Street

Stamford, CT 06901

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (“Company Common Stock”), of The Navigators Group, Inc. (the “Company”), other than certain persons and entities to be party to the Voting Agreements (as defined below) and their affiliates (collectively, “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by the Company, The Hartford Financial Services Group, Inc. (the “Acquiror”) and Renato Acquisition Co., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Merger Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”), and each issued and outstanding share of Company Common Stock be converted into the right to receive $70.00 in cash (the “Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft, dated August 21, 2018, of the Merger Agreement; (vii) reviewed a draft, dated August 20, 2018, of the Voting Agreement (the “Galanski Voting Agreement”) among the Acquiror and Stanley A. Galanski; (viii) reviewed a draft, dated August 16, 2018, of the Voting Agreement (the “Deeks Voting Agreement” and, together with the Galanski Voting Agreement, the “Voting Agreements” and, such Voting Agreements, together with the Merger Agreement, the “Agreements”) among the Acquiror and the holders of Company Common Stock parties thereto; (ix) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any

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financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreements or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreements will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreements will comply with all the material terms of the Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. In the future, we may provide investment banking and other services to the Acquiror and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

MOELIS & COMPANY LLC

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Annex D

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex (E)(1)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of August 22, 2018, among The Hartford Financial Services Group, Inc., a Delaware corporation (“Parent”), and the Persons executing this Agreement as “Stockholders” on the signature page hereto (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Renato Acquisition Co., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and The Navigators Group, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a direct wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)) of and is entitled to dispose and vote the number of shares of Common Stock, par value $0.10 per share, of the Company (“Common Stock”) set forth on Schedule A hereto (with respect to such Stockholder, the “Owned Shares” and, together with any additional shares of Common Stock of which such Stockholder (a) is otherwise the “beneficial owner” of as of the date hereof or (b) becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Shares”); and

WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent and each Stockholder desire to enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02 Interpretation.

(a) When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to the corresponding Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The

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definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Representations and Warranties of Each Stockholder

Each Stockholder hereby represents and warrants, severally and not jointly, to Parent that:

Section 2.01 Organization. If such Stockholder is not an individual, such Stockholder is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization.

Section 2.02 Ownership of Owned Shares. Such Stockholder is the beneficial owner of, and has good and marketable title to, the Owned Shares, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities Laws. Such Stockholder has the sole right to vote the Owned Shares, and, except as contemplated by this Agreement, none of the Owned Shares are subject to any voting trust or other agreement with respect to the voting of the Owned Shares. Such Stockholder has the sole right to dispose of the Owned Shares with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Shares. Except as contemplated by this Agreement, (a) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer, pledge, assign, exchange, lend, encumber or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Shares or otherwise relating to the Transfer of any Owned Shares and (b) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.

Section 2.03 Authority; Execution and Delivery; Enforceability. If such Stockholder is not an individual, such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of such Stockholder is necessary to authorize the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder. If such Stockholder is an individual, such Stockholder has the requisite legal capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

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Section 2.04 No Conflicts; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by such Stockholder, nor the performance or compliance by such Stockholder with any of the terms or provisions hereof, will (i) if such Stockholder is not an individual, conflict with or violate any provision of the organizational documents of such Stockholder or (ii)(A) assuming that the actions described in Section 2.04(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to such Stockholder, (B) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or accelerate such Stockholder’s obligations under any such Contract or (C) result in the creation of any Lien on any properties or assets of such Stockholder (including the Owned Shares).

(b) No Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of its obligations hereunder, other than filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act and other applicable securities Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 2.05 Litigation. There is no pending or, to the knowledge of such Stockholder, threatened in writing, legal or administrative proceeding, suit, arbitration, action or, to the knowledge of such Stockholder, investigation against such Stockholder, that, individually or in the aggregate, has had or would reasonably be expected to prevent, impair or interfere with the ability of such Stockholder to perform its obligations hereunder. There is no outstanding injunction, order, judgment, ruling, decree or writ imposed upon such Stockholder that, individually or in the aggregate, has had or would reasonably be expected to prevent, impair or interfere with the ability of such Stockholder to perform its obligations hereunder.

ARTICLE III

Representations and Warranties of Parent

Parent hereby represents and warrants to the Stockholders that:

Section 3.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02 Authority; Execution and Delivery; Enforceability. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of Parent is necessary to authorize the execution and delivery of this Agreement or the performance by Parent of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

Section 3.03 No Conflicts; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by Parent, nor the performance or compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or (ii)(A) assuming that the actions described in Section 3.03(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to Parent, (B) violate or

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constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms, conditions or provisions of any Contract to which Parent is a party or accelerate Parent’s obligations under any such Contract or (C) result in the creation of any Lien on any properties or assets of Parent.

(b) Except as set forth in Section 4.03 of the Merger Agreement, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the performance by Parent of its obligations hereunder.

ARTICLE IV

Covenants of Stockholders

Section 4.01 Agreement to Vote.

(a) Each Stockholder agrees that at the Company Stockholders Meeting or at any other meeting of the holders of shares of Common Stock at which a vote contemplated below is taken, and, with respect to the matters described below in clauses (ii)(A), (ii)(B) and (ii)(C), in connection with any action proposed to be taken by written consent of the stockholders of the Company, (i) when such meeting of the holders of shares of Common Stock is held, such Stockholder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) such Stockholder shall vote or cause to be voted at any such meeting, or deliver or cause to be delivered a written consent with respect to, all of such Stockholder’s Subject Shares (A) in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which shareholder approval is requested; (B) at the request of Parent, in favor of adoption of any proposal in respect of which the Company Board has (1) determined is reasonably necessary to facilitate any of the Transactions, (2) disclosed the determination described in clause (1) in the Proxy Statement or other written materials disseminated to the stockholders of the Company and (3) recommended to be adopted or approved by the stockholders of the Company; and (C) against (1) any Acquisition Proposal, whether or not constituting a Superior Proposal and (2) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the Merger or the other Transactions.

(b) For the avoidance of doubt, each Stockholder shall retain at all times the right to vote any Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 4.01 that are at any time or from time to time presented for consideration to the holders of shares of Common Stock.

(c) Each Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not take any action or commit or agree to take any action, that would reasonably be expected to prevent, impair or interfere with such Stockholder’s ability to perform any of such Stockholder’s obligations pursuant to this Agreement.

(d) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders.

Section 4.02 Transfer and Other Restrictions. Prior to obtaining the Company Stockholder Approval, the Stockholders shall not, directly or indirectly, (a) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Subject Shares to any Person or (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Shares, or deposit any Subject Shares into a voting trust. Notwithstanding the foregoing, this Section 4.02 shall not prohibit a Transfer of any Subject Shares by a Stockholder (i) to any of such

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Stockholder’s immediate family members or lineal descendants, (ii) to a trust for the benefit of such Stockholder or any of such Stockholder’s immediate family members or lineal descendants, (iii) upon the death of a Stockholder or (iv) to the Deeks Family Foundation; provided, that a Transfer referred to in this sentence shall be permitted only if, as a condition to such Transfer, the transferee agrees in writing to be bound by all the terms of this Agreement applicable to the Stockholders. Any attempted Transfer of, or other action with respect to, Subject Shares or any interest therein in violation of this Section 4.02 shall be null and void.

Section 4.03 No-Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, the Stockholders shall not, and shall use their reasonable best efforts to cause their Representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, an Acquisition Proposal or (c) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Stockholders, their Affiliates and their respective Representatives may furnish information to, and engage and participate in discussions or negotiations with, a Person or group of Persons making an Acquisition Proposal to the same extent that the Company is permitted to do so pursuant to Section 5.02 of the Merger Agreement. If, prior to the Effective Time, any Stockholder receives any Acquisition Proposal, then such Stockholder will promptly (and in any event within 24 hours) notify Parent and the Company of the identity of the Person making, and the material terms of, such Acquisition Proposal, provided, that if such Stockholder is specifically prohibited from disclosing the identity of any Person making an Acquisition Proposal, such Stockholder may redact that identity and any other identifying information but shall otherwise provide all such information relating to the Acquisition Proposal.

Section 4.04 Stock Dividends, etc. If between the date of this Agreement and the Effective Time the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Shares” and “Subject Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 4.05 Waiver of Appraisal Rights. Each Stockholder hereby waives, and shall cause to be waived, any and all rights of appraisal or rights to dissent from the Merger or the other Transactions that such Stockholder may have under applicable Law.

Section 4.06 Disclosure. The Stockholders hereby authorize the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and the filings required for the Company Insurance Approvals and the Parent Insurance Approvals, each Stockholder’s identity and ownership of the Subject Shares and the nature of each Stockholder’s obligations under this Agreement. Parent hereby authorizes each Stockholder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 4.07 Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in its capacity as a holder of shares of Common Stock and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of any Stockholder, officer or director or designee of the Stockholders or their Affiliates serving on the Company Board from taking any action in his or her capacity as a director of the Company or voting or providing written consent as a director of the Company in his or her sole discretion on any matter, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director of the Company shall be deemed to constitute a breach of any provision of this Agreement.

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Section 4.08 Additional Owned Shares. Each Stockholder shall provide as promptly as reasonably practicable written notice to Parent of additional shares of Common Stock of which such Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement.

ARTICLE V

General Provisions

Section 5.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:
The Hartford Financial Services Group, Inc.
One Hartford Plaza Hartford, CT 06155
Attention:	Chief Financial Officer, General Counsel
Facsimile:	855-388-6397
Email:	beth.bombara@thehartford.com david.robinson@thehartford.com mergers@thehartford.com with a copy (which will not constitute notice) to:
Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020
Attention:	Stephen G. Rooney Andrew J. Noreuil
Facsimile:	212-849-5632 312-706-8183
Email:	srooney@mayerbrown.com anoreuil@mayerbrown.com

If to the Stockholders, to:

Marc M. Tract

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Facsimile:                      212-894-5760

Email:                            marc.tract@kattenlaw.com

with a copy (which will not constitute notice) to:

Ballard Spahr LLP

1675 Broadway, 19th Floor

New York, NY 10019

Attention:                        David H. Landau

Facsimile:                      212-223-1942

Email:                            landaud@ballardspahr.com

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Section 5.02 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party or such party waives its rights under this Section 5.02 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 5.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.04 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedule attached hereto and the Merger Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.05 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the Federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.05(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.01. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

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PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.05(b).

Section 5.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by (a) Parent without the prior written consent of a majority (in terms of aggregate voting power) of the Subject Shares or (b) any Stockholders without the prior written consent of Parent. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.06 shall be null and void.

Section 5.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 5.05(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.08 Amendment; Waiver. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto. No failure or delay by the Stockholders or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 5.09 Expenses. Except as set forth herein, each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers and accountants) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Parent acknowledges that the fees and expenses of counsel to the Stockholders in connection with the entry into and performance under this Agreement and the consummation of the transactions contemplated by hereby will be borne by the Company.

Section 5.10 Termination. This Agreement and all obligations of the parties hereto hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Walk Away Date (as defined in the Merger Agreement on the date hereof), (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) the occurrence of an Adverse Recommendation Change pursuant to and in accordance with the Merger Agreement, (e) with respect to any Stockholder, the entry without the prior written consent of such Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) or a change in the type of consideration payable or that otherwise causes a change that is adverse in any material respect to such Stockholder, and (f) with respect to any Stockholder, the mutual written agreement of such

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Stockholder and Parent. In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Parent or the applicable Stockholders, other than liability for any willful and material breach of this Agreement prior to such termination; provided that the provisions set forth in this Article V shall survive the termination of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By	/s/ Christopher J. Swift
Name: Christopher J. Swift
Title: Chief Executive Officer

[Signature page to Voting Agreement]

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STOCKHOLDERS:

/s/ Terence N. Deeks
TERENCE N. DEEKS

/s/ Monica J. Deeks
MONICA J. DEEKS

DEEKS FAMILY FOUNDATION

By:	/s/ Terence N. Deeks
Name: Terence N. Deeks
Title: Trustee and Manager

TERENCE N. DEEKS 2016 QUALIFIED THREE YEAR ANNUITY TRUST U/A/D APRIL 4, 2016

By:	/s/ Monica J. Deeks
Name: Monica J. Deeks
Title: Trustee

TERENCE N. DEEKS 2017 QUALIFIED THREE YEAR ANNUITY TRUST U/A/D APRIL 19, 2017

By:	/s/ Monica J. Deeks
Name: Monica J. Deeks
Title: Trustee

TERENCE N. DEEKS 2018 QUALIFIED THREE YEAR ANNUITY TRUST U/A/D FEBRUARY 1, 2018

By:	/s/ Monica J. Deeks
Name: Monica J. Deeks
Title: Trustee

CLAIRE E. DEEKS 1995 TRUST U/A/D AUGUST 10, 1995

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

[Signature page to Voting Agreement]

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JANE DEEKS MCCARTHY 1995 TRUST U/A/D NOVEMBER 27, 1995

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

KAREN E. DEEKS 2001 TRUST U/A/D JANUARY 9, 2001

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

IAN E. DEEKS 2003 TRUST U/A/D APRIL 28, 2003

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

2005 DEEKS DECLARATION CHILDREN’S TRUST U/A/D MARCH 23, 2005

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

KATELYN T. MCCARTHY ORIGINAL 1998 TRUST U/A/D AUGUST 13, 1998

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

COURTNEY J. MCCARTHY ORIGINAL 1998 TRUST U/A/D AUGUST 13, 1998

By:	/s/ Marc M. Tract
Name: Marc M. Tract
Title: Trustee

[Signature page to Voting Agreement]

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SCHEDULE A

Stockholder	Shares of Common Stock
Terence N. Deeks	141,481
Terence N. Deeks and Monica Deeks, jointly	56,400
Deeks Family Foundation	41,000
Terence N. Deeks 2016 Qualified Three Year Annuity Trust u/a/d April 4, 2016	772,364
Terence N. Deeks 2017 Qualified Three Year Annuity Trust u/a/d April 19, 2017	758,180
Terence N. Deeks 2018 Qualified Three Year Annuity Trust u/a/d February 1, 2018	882,612
Claire E. Deeks 1995 Trust u/a/d August 10, 1995	338,884
Jane Deeks McCarthy 1995 Trust u/a/d November 27, 1995	548,405
Karen E. Deeks 2001 Trust u/a/d January 9, 2001	353,884
Ian E. Deeks 2003 Trust u/a/d April 28, 2003	353,884
2005 Deeks Declaration Children’s Trust u/a/d March 23, 2005	2,098,711
Katelyn T. McCarthy Original 1998 Trust u/a/d August 13, 1998	13,200
Courtney J. McCarthy Original 1998 Trust u/a/d August 13, 1998	13,200

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Annex (E)(2)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of August 22, 2018, among The Hartford Financial Services Group, Inc., a Delaware corporation (“Parent”), and Stanley A. Galanski (“Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Renato Acquisition Co., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and The Navigators Group, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a direct wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)) of and is entitled to dispose and vote the number of shares of Common Stock, par value $0.10 per share, of the Company (“Common Stock”) set forth on Schedule A hereto (the “Owned Shares” and, together with any additional shares of Common Stock of which Stockholder (a) is otherwise the “beneficial owner” of as of the date hereof or (b) becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Shares”); and

WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent and Stockholder desire to enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02 Interpretation.

(a) When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to the corresponding Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms

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and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent that:

Section 2.01 Ownership of Owned Shares. Stockholder is the beneficial owner of, and has good and marketable title to, the Owned Shares, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities Laws. Stockholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any shares of Common Stock other than the Owned Shares. Stockholder has the sole right to vote the Owned Shares, and, except as contemplated by this Agreement, none of the Owned Shares are subject to any voting trust or other agreement with respect to the voting of the Owned Shares. Stockholder has the sole right to dispose of the Owned Shares with no restrictions, subject to applicable securities Laws on his rights of disposition of the Owned Shares. Except as contemplated by this Agreement, (a) there are no agreements or arrangements of any kind, contingent or otherwise, obligating Stockholder to sell, transfer, pledge, assign, exchange, lend, encumber or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Shares or otherwise relating to the Transfer of any Owned Shares and (b) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.

Section 2.02 Capacity; Execution and Delivery; Enforceability. Stockholder has the requisite legal capacity to execute and deliver this Agreement and to perform Stockholder’s obligations under this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

Section 2.03 No Conflicts; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by Stockholder, nor the performance or compliance by Stockholder with any of the terms or provisions hereof, will (i) assuming that the actions described in Section 2.03(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to Stockholder, (ii) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms, conditions or provisions of any Contract to which Stockholder is a party or accelerate Stockholder’s obligations under any such Contract or (iii) result in the creation of any Lien on any properties or assets of Stockholder (including the Owned Shares).

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(b) No Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Stockholder or the performance by Stockholder of his obligations hereunder, other than filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act and other applicable securities Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 2.04 Litigation. There is no pending or, to the knowledge of Stockholder, threatened in writing, legal or administrative proceeding, suit, arbitration, action or, to the knowledge of Stockholder, investigation against Stockholder, that, individually or in the aggregate, has had or would reasonably be expected to prevent, impair or interfere with the ability of Stockholder to perform his obligations hereunder. There is no outstanding injunction, order, judgment, ruling, decree or writ imposed upon Stockholder that, individually or in the aggregate, has had or would reasonably be expected to prevent, impair or interfere with the ability of Stockholder to perform his obligations hereunder.

ARTICLE III

Representations and Warranties of Parent

Parent hereby represents and warrants to Stockholder that:

Section 3.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02 Authority; Execution and Delivery; Enforceability. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of Parent is necessary to authorize the execution and delivery of this Agreement or the performance by Parent of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

Section 3.03 No Conflicts; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by Parent, nor the performance or compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or (ii)(A) assuming that the actions described in Section 3.03(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to Parent, (B) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms, conditions or provisions of any Contract to which Parent is a party or accelerate Parent’s obligations under any such Contract or (C) result in the creation of any Lien on any properties or assets of Parent.

(b) Except as set forth in Section 4.03 of the Merger Agreement, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the performance by Parent of its obligations hereunder.

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ARTICLE IV

Covenants of Stockholder

Section 4.01 Agreement to Vote.

(a) Stockholder agrees that at the Company Stockholders Meeting or at any other meeting of the holders of shares of Common Stock at which a vote contemplated below is taken, and, with respect to the matters described below in clauses (ii)(A), (ii)(B) and (ii)(C), in connection with any action proposed to be taken by written consent of the stockholders of the Company, (i) when such meeting of the holders of shares of Common Stock is held, Stockholder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) Stockholder shall vote or cause to be voted at any such meeting, or deliver or cause to be delivered a written consent with respect to, all of Stockholder’s Subject Shares (A) in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which shareholder approval is requested; (B) at the request of Parent, in favor of adoption of any proposal in respect of which the Company Board has (1) determined is reasonably necessary to facilitate any of the Transactions, (2) disclosed the determination described in clause (1) in the Proxy Statement or other written materials disseminated to the stockholders of the Company and (3) recommended to be adopted or approved by the stockholders of the Company; and (C) against (1) any Acquisition Proposal, whether or not constituting a Superior Proposal and (2) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the Merger or the other Transactions.

(b) For the avoidance of doubt, Stockholder shall retain at all times the right to vote any Subject Shares in Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 4.01 that are at any time or from time to time presented for consideration to the holders of shares of Common Stock.

(c) Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not take any action or commit or agree to take any action, that would reasonably be expected to prevent, impair or interfere with Stockholder’s ability to perform any of Stockholder’s obligations pursuant to this Agreement.

(d) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder.

Section 4.02 Transfer and Other Restrictions. Prior to obtaining the Company Stockholder Approval, Stockholder shall not, directly or indirectly, (a) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Subject Shares to any Person or (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Shares, or deposit any Subject Shares into a voting trust. Notwithstanding the foregoing, this Section 4.02 shall not prohibit a Transfer of any Subject Shares by Stockholder to any of Stockholder’s immediate family members or lineal descendants or to a trust for the benefit of Stockholder or any of Stockholder’s immediate family members or lineal descendants, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a condition to such Transfer, the transferee agrees in writing to be bound by all the terms of this Agreement applicable to Stockholder. Any attempted Transfer of, or other action with respect to, Subject Shares or any interest therein in violation of this Section 4.02 shall be null and void.

Section 4.03 No-Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, Stockholder shall not, and shall use his reasonable best efforts to cause his Representatives not to, directly or indirectly, (a) solicit, initiate

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or take any action to knowingly facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, an Acquisition Proposal or (c) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Stockholder, his Affiliates and their respective Representatives may furnish information to, and engage and participate in discussions or negotiations with, a Person or group of Persons making an Acquisition Proposal to the same extent that the Company is permitted to do so pursuant to Section 5.02 of the Merger Agreement. If, prior to the Effective Time, Stockholder receives any Acquisition Proposal, then Stockholder will promptly (and in any event within 24 hours) notify Parent and the Company of the identity of the Person making, and the material terms of, such Acquisition Proposal, provided, that if Stockholder is specifically prohibited from disclosing the identity of any Person making an Acquisition Proposal, Stockholder may redact that identity and any other identifying information but shall otherwise provide all such information relating to the Acquisition Proposal.

Section 4.04 Stock Dividends, etc. If between the date of this Agreement and the Effective Time the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Shares” and “Subject Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 4.05 Waiver of Appraisal Rights. Stockholder hereby waives, and shall cause to be waived, any and all rights of appraisal or rights to dissent from the Merger or the other Transactions that Stockholder may have under applicable Law.

Section 4.06 Disclosure. Stockholder hereby authorizes the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and the filings required for the Company Insurance Approvals and the Parent Insurance Approvals, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s obligations under this Agreement. Parent hereby authorizes Stockholder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 4.07 Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Stockholder solely in his capacity as a holder of shares of Common Stock and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of Stockholder, any designee of Stockholder or their Affiliates serving on the Company Board from taking any action in his or her capacity as a director of the Company or voting or providing written consent as a director of the Company in his or her sole discretion on any matter, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 4.08 Additional Owned Shares. Stockholder shall provide as promptly as reasonably practicable written notice to Parent of additional shares of Common Stock of which Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement.

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ARTICLE V

General Provisions

Section 5.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155
Attention:	Chief Financial Officer, General Counsel
Facsimile:	855-388-6397
Email:	beth.bombara@thehartford.com
david.robinson@thehartford.com
mergers@thehartford.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Stephen G. Rooney
Andrew J. Noreuil
Facsimile:	212-849-5632
312-706-8183
Email:	srooney@mayerbrown.com
anoreuil@mayerbrown.com

If to Stockholder, to:

Stanley A. Galanski
400 Atlantic Street, 8th Floor
Stamford, CT 06901
Email:	sgalanski@navg.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Michael A. Gordon Kirk Lipsey Gabriel Saltarelli
Facsimile:	212-839-5599
Email:	mgordon@sidley.com
klipsey@sidley.com
gsaltarelli@sidely.com

Section 5.02 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any

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manner adverse to any party or such party waives its rights under this Section 5.02 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 5.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.04 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedule attached hereto and the Merger Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.05 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the Federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.05(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.01. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.05(b).

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Section 5.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by (a) Parent without the prior written consent of a majority (in terms of aggregate voting power) of the Subject Shares or (b) Stockholder without the prior written consent of Parent. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.06 shall be null and void.

Section 5.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 5.05(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.08 Amendment; Waiver. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto. No failure or delay by Stockholder or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 5.09 Expenses. Except as set forth herein, each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers and accountants) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Parent acknowledges that the fees and expenses of counsel to Stockholder in connection with the entry into and performance under this Agreement and the consummation of the transactions contemplated by hereby will be borne by the Company.

Section 5.10 Termination. This Agreement and all obligations of the parties hereto hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Walk Away Date (as defined in the Merger Agreement on the date hereof), (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) the occurrence of an Adverse Recommendation Change pursuant to and in accordance with the Merger Agreement, (e) the entry without the prior written consent of Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) or a change in the type of consideration payable or that otherwise causes a change that is adverse in any material respect to Stockholder, and (f) the mutual written agreement of Stockholder and Parent. In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Parent or Stockholder, other than liability for any willful and material breach of this Agreement prior to such termination; provided that the provisions set forth in this Article V shall survive the termination of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By	/s/ Christopher J. Swift
Name: Christopher J. Swift
Title: Chief Executive Officer

STOCKHOLDER:

/s/ Stanley A. Galanski
STANLEY A. GALANSKI

[Signature page to Voting Agreement]

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SCHEDULE A

Stockholder	Shares of Common Stock
Stanley A. Galanski	345,945

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THE NAVIGATORS GROUP, INC.

ATTN: EMILY B. MINER

GENERAL COUNSEL

400 ATLANTIC STREET, 8TH FLOOR STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on 11/15/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on 11/15/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 22, 2018 (as it may be amended from time to time, the “merger agreement”), by and among The Navigators Group, Inc. (the “Company”), The Hartford Financial Services Group, Inc., a Delaware corporation (“Parent”), and Renato Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Parent;

	☐	☐	☐

	For	Against	Abstain

2   To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company's named executive officers that is based on or otherwise relates to the merger; and

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

	For	Against	Abstain

3   To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the special meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting of Stockholders & Proxy Statement are available at www.proxyvote.com

THE NAVIGATORS GROUP, INC.

Special Meeting of Stockholders

November 16, 2018 10:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ciro M. Defalco and Emily B. Miner, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE NAVIGATORS GROUP, INC. (the “Company”) that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders (including any adjournments or postponements thereof, the “special meeting”). The special meeting will be held at 400 Atlantic Street, Stamford, Connecticut 06901 on November 16, 2018 at 10:00 a.m. Eastern Time.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

For participants in The Navigators Group, Inc. 401(k) Savings Plan: Under the Company’s 401(k) Savings Plan (the “Plan”), participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of common stock of the Company credited to their Plan account. Plan participants should mail their confidential proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, acting as tabulation agent, or vote by Internet or Telephone. Instructions must be received by 11:59 p.m. Eastern Time on November 15, 2018. The trustee of the Plan will vote allocated shares for which no direction is received and unallocated shares, if any, in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by Internet, Telephone, or by signing and returning this proxy card, you direct the trustee of the Plan to vote these shares of common stock of the Company, in person or by proxy, as designated herein, at the special meeting.

Continued and to be signed on reverse side